November 25, 2003

Securities and Exchange Commission
450 5 Street, N.W.

Washington  DC  50549

RE:  Midland National Life Separate Account C

Commissioners:

Enclosed for filing under the Securities Act of 1933 please find a copy of the Pre-Effective Amendment to Registration Statement 333-108437, registering a new class of variable annuity policies under that Act.

The Midland National Life Separate Account C ("Separate Account ") has previously registered as a unit investment trust under the Investment Company Act of 1940 (File Number 811-07772) in connection with other variable annuity products.

The Midland National Life Insurance Company and the Separate Account are filing a related revised and amended application for appropriate exemptive relief under the Investment Company Act of 1940.

If you have any questions about this filing, please contact Fred Bellamy of Sutherland Asbill and Brennan LLP at 202-383-0126.

/s/


Tracy Michels
Deputy Chief Compliance Officer
Assistant Vice President

November 25, 2003

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


RE: Advantage II Variable Annuity
       File Number: 333-108437

Commissioners:

Pursuant to Rule 461(a) under the Securities Act of 1933, as amended (the "1933 Act") Midland National Life Separate Account C (File Number: 333-108437), hereby requests acceleration of the effective date above-captioned registration statement on Form N-4 under the 1933 Act, including any pre-effective amendments thereto, and that the registration statement be declared effective on December 30, 2003, or as soon thereafter as reasonably practicable.

                                    MIDLAND NATIONAL LIFE SEPARATE ACCOUNT C

                                    By: Midland National Life Insurance Company



                                    By: /s/
                                        _______________________________
                                         Steven C. Palmitier
                                         President

November 25, 2003

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


RE: Advantage II Variable Annuity
       File Number: 333-108437

Commissioners:

Pursuant to Rule 461(a) under the Securities Act of 1933, as amended (the "1933 Act") Sammons Securities Company, LLC, the principal underwriter, hereby requests acceleration of the effective date above-captioned registration statement on Form N-4 under the 1933 Act, effective December 30, 2003, or as soon thereafter as reasonably practicable.

                                          Sammons Securities Company, LLC



                                          By: /s/
                                              __________________________
                                                Steven C. Palmitier
                                                 President


                     As filed with the Securities and Exchange Commission on November 25, 2003
                                                                                       Registration Nos. 333-108437
                                                                                                      and 811-07772
-------------------------------------------------------------------------------------------------------------------
                                        SECURITIES AND EXCHANGE COMMISSION
                                              WASHINGTON, D.C. 20549
-------------------------------------------------------------------------------------------------------------------

                                                    FORM N-4

                             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933                        |_|
                                         Pre-Effective Amendment No.  1                                     |X|
                                        Post-Effective Amendment No. ____
                                                     and
                               REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY                          |_|
                                                  ACT OF 1940
                                               Amendment No.  16                                            |X|
                                                             -----

                                       MIDLAND NATIONAL LIFE SEPARATE ACCOUNT C
                                             (Exact Name of Registrant)

                                       MIDLAND NATIONAL LIFE INSURANCE COMPANY
                                                (Name of Depositor)

                                       One Midland Plaza, Sioux Falls, SD 57193
                                (Address of Depositor's Principal Executive Offices)

                                  Depositor's Telephone Number, including Area Code:
                                                   (605) 335-5700

Name and Address of Agent for Service:                                 Copy to:

Stephen P. Horvat, Jr.                                                 Frederick R. Bellamy, Esq.
Senior Vice President, Secretary and General Counsel                   Sutherland Asbill & Brennan LLP
Midland National Life Insurance Company                                1275 Pennsylvania Avenue, N.W.
Sammons Financial Group                                                Washington, DC  20004-2415
525 W. Van Buren
Chicago, IL  60607

It is proposed that this filing will become effective:
|_| Immediately upon filing pursuant to paragraph (b) of Rule 485
|_| On __________ pursuant to paragraph (b) of Rule 485
|_| 60 days after filing pursuant to paragraph (a) of Rule 485
|_| On pursuant to paragraph (a) of Rule 485

                                                -------------------

                                       Title of securities being registered:
                                                    Advantage II
                              Individual Flexible Premium Variable Annuity Contracts.

Approximate Date of Proposed Public Offering:
----------------------------------------------------------

As soon as practicable after the effective date of the Registration Statement.

Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    Advantage II Variable Annuity Prospectus

                               _____________, 2003

                   Flexible Premium Deferred Variable Annuity
               issued by: Midland National Life Insurance Company
              through the Midland National Life Separate Account C

Please read this prospectus for details on the contract being offered to You and keep it for future reference. This prospectus sets forth the information that a prospective investor should know before investing.

The Advantage II Variable Annuity (the "contract") is a flexible premium deferred annuity designed to be useful to You in meeting Your long-term savings and retirement needs. The minimum initial premium for a non-qualified contract is $10,000. The minimum initial premium for a qualified contract is $2,000.


If You elect the Premium Bonus Rider, We will add the premium bonus to each premium payment that You make in the first contract year. Electing the Premium Bonus Rider may be beneficial to You only if You own the contract for a sufficient length of time, and the investment performance of the underlying portfolios is sufficient to compensate for the additional fee charged for the Premium Bonus Rider. Your expenses will be higher if You elect the Premium Bonus Rider and over time, the value of the premium bonus may be more than offset by the extra fee charged for the Premium Bonus Rider.


A Statement of Additional Information ("SAI") about the contract and the Midland National Life Separate Account C is available by checking the appropriate box on the application form or by writing to Us at Midland National Life Insurance Company, 4601 Westown Parkway, Suite 300, West Des Moines, IA 50266. The SAI, dated ________, 2003, has been filed with the U.S. Securities and Exchange Commission ("SEC"), and is incorporated herein by reference. The table of contents of the SAI is included at the end of this prospectus.

You may allocate Your premiums to Our Fixed Account and/or to the Separate Account investment divisions (see Definitions) that invest in a specified mutual fund portfolio. You can choose among the fifty-three investment divisions shown on the following page. The mutual fund portfolios are part of the following series funds or trusts:


o Alger American Fund                                 o Janus Aspen Series
o American Century Variable Portfolios, Inc.          o Lord Abbett Series Fund, Inc
o Calvert Variable Series, Inc.                       o MFS(R)Variable Insurance TrustSM
o Fidelity's Variable Insurance Products Fund         o PIMCO Variable Insurance Trust
  Initial Class, and Service Class 2                  o Rydex Variable Trust
o INVESCO Variable Investment Funds, Inc              o Van Eck Worldwide Insurance Trust
o J.P. Morgan Series Trust II

Your accumulation value in the investment divisions will increase or decrease based on investment performance. You bear this risk. No one insures or guarantees any of these investments. Separate prospectuses describe the investment objectives, policies and risks of the portfolios.

The SEC has not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The contracts involve investment risk, including possible loss of principal. The contracts are not a deposit of, or guaranteed or endorsed by, any bank or depository institution and the contracts are not federally insured by the federal deposit insurance corporation or any other agency.

                     SEPARATE ACCOUNT INVESTMENT PORTFOLIOS

--------------------------------------------------------------------------------------------------------------------
1. Alger American Growth Portfolio               28.INVESCO VIF-Health Sciences Fund
--------------------------------------------------------------------------------------------------------------------
2. Alger American Leveraged AllCap Portfolio     29.INVESCO VIF-Technology Fund
--------------------------------------------------------------------------------------------------------------------
3. Alger American Mid-Cap Growth Portfolio       30.INVESCO VIF-Utilities Fund
--------------------------------------------------------------------------------------------------------------------

4. Alger American Small Capitalization Portfolio 31.J.P. Morgan Bond Portfolio (Series Trust II)

--------------------------------------------------------------------------------------------------------------------

5. American Century VP Balanced Portfolio        32.J.P. Morgan Small Company Portfolio (Series Trust II)

--------------------------------------------------------------------------------------------------------------------
6. American Century VP Capital Appreciation      33.Janus Aspen Series Growth & Income Portfolio
   Portfolio
--------------------------------------------------------------------------------------------------------------------
7. American Century VP Income & Growth Portfolio 34.Lord Abbett Series Fund, Inc. Growth & Income Portfolio
--------------------------------------------------------------------------------------------------------------------
8. American Century VP International Portfolio   35.Lord Abbett Series Fund, Inc. International Portfolio
--------------------------------------------------------------------------------------------------------------------
9. American Century VP Value Portfolio           36.Lord Abbett Series Fund, Inc. Mid-Cap Value Portfolio
--------------------------------------------------------------------------------------------------------------------
10.Calvert VS Social Equity Portfolio            37.MFS(R)VIT Emerging Growth Series
--------------------------------------------------------------------------------------------------------------------
11.Calvert VS Social Mid Cap Growth Portfolio    38.MFS(R)VIT Investors Trust Series
--------------------------------------------------------------------------------------------------------------------
12.Calvert VS Social Small Cap Growth Portfolio  39.MFS(R)VIT New Discovery Series
--------------------------------------------------------------------------------------------------------------------
13.Fidelity VIP Asset Manager: Growth Portfolio  40.MFS(R)VIT Research Series
--------------------------------------------------------------------------------------------------------------------
14.Fidelity VIP Asset Managersm Portfolio        41.PIMCO VIT High Yield Portfolio
--------------------------------------------------------------------------------------------------------------------
15.Fidelity VIP Balanced Portfolio               42.PIMCO VIT Low Duration Portfolio
--------------------------------------------------------------------------------------------------------------------
16.Fidelity VIP Contrafund(R)Portfolio           43.PIMCO VIT Real Return Portfolio
--------------------------------------------------------------------------------------------------------------------
17.Fidelity VIP Equity-Income Portfolio          44.PIMCO VIT Total Return Portfolio
--------------------------------------------------------------------------------------------------------------------
18.Fidelity VIP Growth & Income Portfolio        45.Rydex VT Arktos Fund
--------------------------------------------------------------------------------------------------------------------
19.Fidelity VIP Growth Opportunities Portfolio   46.Rydex VT Nova Fund
--------------------------------------------------------------------------------------------------------------------
20.Fidelity VIP Growth Portfolio                 47.Rydex VT OTC Fund
--------------------------------------------------------------------------------------------------------------------
21.Fidelity VIP High Income Portfolio            48.Rydex VT U.S. Government Money Market Fund
--------------------------------------------------------------------------------------------------------------------
22.Fidelity VIP Index 500 Portfolio              49.Rydex VT Ursa Fund
--------------------------------------------------------------------------------------------------------------------
23.Fidelity VIP Investment Grade Bond Portfolio  50.Van Eck Worldwide Bond
--------------------------------------------------------------------------------------------------------------------
24.Fidelity VIP MidCap Portfolio                 51.Van Eck Worldwide Emerging Markets Fund
--------------------------------------------------------------------------------------------------------------------
25.Fidelity VIP Money Market Portfolio           52.Van Eck Worldwide Hard Assets Fund
--------------------------------------------------------------------------------------------------------------------
26.Fidelity VIP Overseas Portfolio               53.Van Eck Worldwide Real Estate
--------------------------------------------------------------------------------------------------------------------
27.INVESCO VIF-Financial Services Fund
--------------------------------------------------------------------------------------------------------------------

This prospectus generally describes only the variable portion of the policy, except where the Fixed Account is specifically mentioned.

You should read this prospectus carefully and keep it for future reference. You should also have and read the current prospectuses for the funds.

                                TABLE OF CONTENTS

                                                                                                               PAGE

DEFINITIONS.......................................................................................................8
SUMMARY..........................................................................................................10
   Features of Advantage II Variable Annuity.....................................................................10
      Your "Free Look" Right.....................................................................................10
      Your Accumulation Value....................................................................................10
      Flexible Premium Payments..................................................................................10
      Annuitization Bonus Rider..................................................................................11
      Waiver of Surrender Charges for Nursing Home Confinement Rider.............................................11
      Optional Premium Bonus Rider...............................................................................11
      Investment Choices.........................................................................................12
      Transfers..................................................................................................14
      Surrenders.................................................................................................15
   Fee Table.....................................................................................................15
   Expense Examples..............................................................................................16
   Financial Information.........................................................................................17
   Charges and Fees..............................................................................................17
      Surrender Charge...........................................................................................17
      Mortality and Expense Risk Charge..........................................................................18
      Annual Maintenance Fee.....................................................................................18
      Transfer Fee...............................................................................................19
      Premium Taxes..............................................................................................19
      Optional Rider Charge......................................................................................19
   Optional premium bonus Rider..................................................................................19
   Suitability of the Contracts..................................................................................20
   Death Benefit.................................................................................................20
   Other Products................................................................................................20
   Inquiries And Correspondence..................................................................................20
   State Variations..............................................................................................21
SEPARATE ACCOUNT C AND THE FUNDS.................................................................................21
   Our Separate Account And Its Investment Divisions.............................................................21
      The Funds..................................................................................................21
      Investment Policies Of The Funds' Portfolios...............................................................22
   Amounts In Our Separate Account...............................................................................27
   We Own The Assets Of Our Separate Account.....................................................................27
   Our Right To Change How We Operate Our Separate Account.......................................................28
THE FIXED ACCOUNT................................................................................................28
DETAILED INFORMATION ABOUT THE CONTRACT..........................................................................30
   Requirements for Issuance of a Contract.......................................................................30
   Free Look.....................................................................................................30
   Tax-Free "Section 1035" Exchanges.............................................................................31
   Allocation of Premium Payments................................................................................31
      Changing Your Premium Allocation Percentages...............................................................31
      Optional Premium Bonus Rider...............................................................................31
   Your Accumulation Value.......................................................................................33
      Transfers of Accumulation Value............................................................................33
   Market Timing and Excessive Trading Limits....................................................................34
   Surrenders....................................................................................................34
   Loans.........................................................................................................36
   Dollar Cost Averaging.........................................................................................37
      Fixed Account Dollar Cost Averaging ("Fixed Account DCA")..................................................38
   Portfolio Rebalancing.........................................................................................38
   Fixed Account Earnings Sweep Program..........................................................................39
   Systematic Withdrawals........................................................................................39
   Free Surrender Amount.........................................................................................40
      Waiver of Surrender Charges for Nursing Home Confinement Rider.............................................40
   Death Benefit.................................................................................................41
   Payment of Death Benefits.....................................................................................41
CHARGES, FEES AND DEDUCTIONS.....................................................................................42
   Surrender Charges on Surrenders...............................................................................42
   Mortality and Expense Risk Charge.............................................................................42
   Annual Maintenance Fee........................................................................................43
   OPTIONAL premium bonus Rider Charge...........................................................................43
   Transfer Charge...............................................................................................43
   Charges In The Funds..........................................................................................43
   Premium Taxes.................................................................................................43
   Other Taxes...................................................................................................44
FEDERAL TAX STATUS...............................................................................................44
   Introduction..................................................................................................44
   Annuity Contracts in General..................................................................................44
      Qualified and Nonqualified Contracts.......................................................................44
      Loans......................................................................................................45
      Diversification and Distribution Requirements..............................................................46
      Surrenders - Nonqualified Contracts........................................................................46
      Multiple Contracts.........................................................................................46
      Withholding................................................................................................46
      Annuity Payments...........................................................................................47
      Annuity Contracts Purchased by Nonresident Aliens and Foreign Corporations.................................47
      Taxation of Death Benefit Proceeds.........................................................................47
      Transfers, Assignments or Exchange of Contracts............................................................48
      Possible Tax Law Changes...................................................................................48
      Separate Account Charges...................................................................................48
   MATURITY DATE.................................................................................................48
      Selecting An Annuity Option................................................................................48
      Fixed Options..............................................................................................49
      Variable Options...........................................................................................49
      Payout Options.............................................................................................50
      Annuitization Bonus Rider..................................................................................50
      Transfers after the Maturity Date..........................................................................51
ADDITIONAL INFORMATION...........................................................................................51
   Midland National Life Insurance Company.......................................................................51
   Fund Voting Rights............................................................................................51
      How We Determine Your Voting Shares........................................................................52
      Voting Privileges of Participants In Other Companies.......................................................52
   Our Reports to Owners.........................................................................................52
   Contract Periods, Anniversaries...............................................................................53
   Dividends.....................................................................................................53
   Performance...................................................................................................53
   Your Beneficiary..............................................................................................54
   Assigning Your Contract.......................................................................................54
   When We Pay Proceeds From This Contract.......................................................................54
   Sales Agreements..............................................................................................55
   Regulation....................................................................................................55
   Discount for Employees of Sammons Enterprises, Inc............................................................56
   Legal Matters.................................................................................................56
   Financial Statements..........................................................................................56
Statement of Additional Information..............................................................................57

                                   DEFINITIONS

Accumulation Unit means the units credited to each investment division in the Separate Account before the maturity date.

Accumulation Value means the sum of the amounts You have in Our Fixed Account and in the investment divisions of Our Separate Account under Your in force contract.

Annuitant means the person(s), designated by the owner, to whom periodic income will be paid. This is the person whose life is used to determine the amount and duration of any periodic income involving life contingencies. The annuitant will be considered the owner unless otherwise stated.

Annuity Unit means the units in the Separate Account, after the maturity date, that are used to determine the amount of the annuity payment.

Attained Age means the issue age plus the number of complete contract years since the issue date.

Beneficiary means the person or persons to whom the contract's death benefit is paid when the owner or annuitant dies before the maturity date.

Business Day means any day the New York Stock Exchange is open. Our business day ends when the New York Stock Exchange closes for regular trading.

Contract Anniversary means the same date in each contract year as the issue date.

Contract Month means a month that starts on the same date as the issue date in each month.

Contract Year means a year that starts on the issue date or on each anniversary thereafter.

Death Benefit means the amount We will pay when We receive due proof of the death of the owner or annuitant, prior to the maturity date and an election of how the death benefit is to be paid.

Executive Office means Our office located at One Midland Plaza, Sioux Falls, SD 57193. Please use Our Principal Office address and telephone number for all correspondence, payments, and inquiries.

Funds mean the investment companies, more commonly called mutual funds, available for investment by Our Separate Account on the issue date or as later changed by Us.

Investment Division means a division of Our Separate Account which invests exclusively in the shares of a specified portfolio of the funds.

Issue Age means the age of the annuitant on the last birthday before the issue date.

Issue Date means the date the contract goes into effect and from which contract anniversaries and contract years are determined.

Maturity Date means the date, specified in the contract, when annuity payments are to begin. The earliest possible maturity date is the 9th contract anniversary at which time You may annuitize Your full accumulation value. The maximum maturity date is the contract anniversary immediately following the annuitant's 100th birthday.

Net Premium means Your premium payment(s) minus any partial surrenders and any surrender charges.

Owner means the person who purchases a Advantage II Variable Annuity contract and makes the premium payments and is referred to as "You." The owner is entitled to exercise all rights and privileges provided in the contract.

Payee means the person who is entitled to receive annuity payments after an annuity is effected. On or after the maturity date, the annuitant will be the payee. If the annuitant or the owner dies prior to the maturity date, then the beneficiary is the payee.

Principal Office means where You write to Us to pay premiums or take other action, such as transfers between investment divisions. The address is:

                     Midland National Life Insurance Company
                         4601 Westown Parkway, Suite 300
                            West Des Moines, IA 50266
                                1-877-586-0240

Proof of Death means a certified copy of the death certificate or any other proof satisfactory to the Company.

Separate Account means the Midland National Life Separate Account C which receives and invests Your premiums under the contract.

Surrender Value means the Fixed Account accumulation value plus the Separate Account accumulation value on the date of surrender minus any surrender charge, non-vested premium bonus (if any), premium tax and annual maintenance fee.

Valuation Period means the time beginning at the close of the New York Stock Exchange on one business day and ending at the close of the New York Stock Exchange on the next business day.

                                     SUMMARY

In this prospectus "We", "Our", "Us", and "Company" mean Midland National Life Insurance Company. "You" and "Your" mean the owner of the contract. We refer to the person who is covered by the contract as the "annuitant", because the annuitant and the owner might not be the same.

The detailed information appearing later in this prospectus further explains the following summary. This summary must be read along with that detailed information. Unless otherwise indicated, the description of the contract in this prospectus assumes that the contract is in force.

Features of Advantage II Variable Annuity

The Advantage II Variable Annuity contract provides You with a basic contract to which You can add an optional rider. If You choose to add this rider, a corresponding charge will be deducted. The flexible premium deferred variable annuity contracts described in this prospectus provide for accumulation of the accumulation value and payment of annuity payments on a fixed or variable basis. The contracts are designed to aid individuals in long-term planning for retirement or other long-term purposes.

The contracts are available for situations that do not qualify for the special federal tax advantages available under the Internal Revenue Code (non-qualified contract) and for retirement plans which do qualify for those tax advantages (qualified contract).

This prospectus generally describes only the variable portion of the contract, except where the Fixed Account is specifically mentioned.

Your "Free Look" Right


You have a right to examine the contract and return it to Us. Your request generally must be postmarked no later than 10 days (or as required by state law) after You receive Your contract. (see "Free Look" on page 30 for more details).


Your Accumulation Value
Your accumulation value depends on:

o the amount and frequency of premium payments,
o the selected portfolio's investment experience,
o interest earned on amounts allocated to the Fixed Account,
o partial surrenders, and
o charges and deductions.


You bear the investment risk under the contract (except for amounts in the Fixed Account). There is no minimum guaranteed accumulation value with respect to any amounts allocated to the Separate Account. (See "Your Accumulation Value" on page 33).


Flexible Premium Payments

You may pay premiums whenever You want and in whatever amount You want, within certain limits. We generally require an initial minimum premium of at least $10,000. However, if You purchase a qualified contract, We may accept an initial premium of only $2,000. Other premium payments must be at least $50.

You may choose a planned periodic premium. You need not pay premiums according to the planned schedule.

Unless You receive approval from Us, the maximum amount of premium You can pay into this contract prior to the maturity date is $5,000,000. The maximum amount of premium that currently can be allocated or transferred to the Fixed Account prior to the maturity date is limited to $1,000,000 without prior approval from Us. We reserve the right to further restrict or even eliminate the ability to allocate or transfer to the fixed account.


Optional Premium Bonus Rider

If You select the Premium Bonus Rider, then We will apply a credit of 6% to each premium payment that You make in the first contract year. In exchange for this credit, We will charge You an additional fee of 0.65% against Your Separate Account accumulation value each year during the first nine contract years. We will also reduce the current interest rate declared for the Fixed Account by 0.85% for the first nine contract years. Over time, the amount of the fees (and interest reductions) may exceed the amount of the premium bonus credited. In general, in order to receive a benefit from this rider, the Separate Account must experience a certain level of positive performance over a number of years and the contract must not be surrendered during the first nine years. Generally, the higher the rate of return, the more advantageous the Premium Bonus Rider becomes and vice versa.

Because the 0.65% charge associated with the Premium Bonus Rider will be assessed against the entire Separate Account value for the first nine contract years, contract owners who anticipate making additional premium payments after the first contract year should carefully examine the Premium Bonus Rider and consult their financial adviser regarding its desirability. Note carefully that the charge will be assessed against the Separate Account accumulated value attributable to premium payments made in years one through nine, but no premium bonus will be credited with respect to premium payments made anytime after the first contract year.

If You exercise the right to examine provision in the contract, You will not receive any portion of the bonus amount. In the event of death, withdrawal, annuitization, or surrender of the contract in the first seven contract years, You or Your beneficiary(ies) will only be entitled to that portion of the bonus, if any, that has vested at the time the event occurs. The amount will increase over the seven year period so that, in contract years 8+, You will be entitled to 100% of the bonus amount. The vesting schedule for the Premium Bonus Rider follows:


                            VESTING OF BONUS SCHEDULE


            Contract Year          Amount Of Bonus Vested
                  1                 4/12 of bonus amount
                  2                 5/12 of bonus amount
                  3                 6/12 of bonus amount
                  4                 7/12 of bonus amount
                  5                 8/12 of bonus amount
                  6                 9/12 of bonus amount
                  7                10/12 of bonus amount
                  8+               12/12 of bonus amount


Investment Choices

You may allocate Your accumulation value to the investment divisions of Our Separate Account or to Our Fixed Account, which pays interest at a declared rate, or to a combination of these options.

Each of the Separate Account investment divisions invests in shares of a corresponding portfolio of one of the following "series" type mutual funds:

(1) Alger American Fund, (2) American Century Variable Portfolios, Inc., (3) Calvert Variable Series, Inc., (4) Fidelity's Variable Insurance Products Fund
(VIP), (5) INVESCO Variable Investment Funds, Inc. (VIF), (6) J.P. Morgan Series Trust II, (7) Janus Aspen Series, (8) Lord Abbett Series Fund, Inc., (9) MFS(R)Variable Insurance TrustSM, (10) PIMCO Variable Insurance Trust, (11) Rydex Variable Trust, and (12) Van Eck Global Worldwide Insurance Trust. The portfolios have different investment policies and objectives.


For a full description of the portfolios, see the funds' prospectuses, which accompany this prospectus. (See "The Funds" on page 21).


The investment divisions that invest in portfolios of the Alger American Fund are:

o  Alger American Growth Portfolio
o  Alger American Leveraged AllCap Portfolio
o  Alger American MidCap Growth Portfolio
o  Alger American Small Capitalization Portfolio

The investment divisions that invest in portfolios of the American Century Variable Portfolios, Inc. are:
o VP Balanced Portfolio
o VP Capital Appreciation Portfolio
o VP Income & Growth Portfolio
o VP International Portfolio
o VP Value Portfolio

The investment divisions that invest in portfolios of the Calvert Variable Series, Inc. are:
o Calvert Variable Series Social Equity Portfolio
o Calvert Variable Series Social Mid Cap Growth Portfolio
o Calvert Variable Series Social Small Cap Growth Portfolio

The investment divisions that invest in portfolios of Fidelity's Variable Insurance Products Fund are:

o VIP Asset Managersm Portfolio
o VIP Asset Manager: Growth Portfolio
o VIP Balanced Portfolio
o VIP Contrafund(R) Portfolio
o VIP Equity-Income Portfolio
o VIP Growth & Income Portfolio
o VIP Growth Opportunities Portfolio
o VIP Growth Portfolio
o VIP High Income Portfolio
o VIP Index 500 Portfolio
o VIP Investment Grade Bond Portfolio
o VIP MidCap Portfolio
o VIP Money Market Portfolio
o VIP Overseas Portfolio

The investment divisions that invest in portfolios of the INVESCO Variable Investment Funds, Inc. are:
o VIF-Financial Services Fund
o VIF-Health Sciences Fund
o VIF-Technology Fund
o VIF-Utilities Fund


The investment divisions that invest in portfolios of the J.P. Morgan Series Trust II are:
o J.P. Morgan Bond Portfolio (Series Trust II)
o J.P. Morgan Small Company Portfolio (Series Trust II)


The investment divisions that invest in portfolios of the Janus Aspen Series are:

o Janus Growth and Income Portfolio

The investment divisions that invest in portfolios of the Lord Abbett Series Fund, Inc. are:
o Lord Abbett Growth & Income Portfolio
o Lord Abbett International Portfolio
o Lord Abbett MidCap Value Portfolio

The investment divisions that invest in portfolios of the MFS(R) Variable Insurance Trustsm are:

o VIT Emerging Growth Series
o VIT Investors Trust Series
o VIT New Discovery Series
o VIT Research Series

The investment divisions that invest in PIMCO Variable Insurance Trust are:
o PIMCO VIT High Yield Portfolio
o PIMCO VIT Low Duration Portfolio
o PIMCO VIT Real Return Portfolio
o PIMCO VIT Total Return Portfolio

The investment divisions that invest in Rydex Variable Trust are:
o Rydex VT Arktos Fund
o Rydex VT Nova Fund
o Rydex VT OTC Fund
o Rydex VT U.S. Government Money Market Fund
o Rydex VT Ursa Fund

The investment divisions that invest in portfolios of the Van Eck Global Worldwide Insurance Trust are:

o Worldwide Bond Fund
o Worldwide Emerging Markets Fund
o Worldwide Hard Assets Fund
o Worldwide Real Estate Fund


Each portfolio pays a different investment management or advisory fee and different operating expenses. More detail concerning each portfolio company's fees and expenses is contained in the prospectus for each portfolio company. See "Investment Policies Of The Funds' Portfolios" on page 22.


Transfers


You may transfer Your accumulation value among the investment divisions and between the Fixed Account and the investment divisions before the maturity date (although We may restrict or eliminate this transfer privilege at any time). The amount that You can transfer into the Fixed Account is limited. See "THE FIXED ACCOUNT" on page 28 for details. After the maturity date, You may make two transfers each year among the Separate Account investment divisions.


We require a minimum amount, usually $200 (or 100% of an investment division if less than $200), for each transfer.

Currently, We do not charge for making transfers. However, We reserve the right to assess a $15 administrative charge for each transfer after the 12th transfer in a contract year.


Transfer requests received before the New York Stock Exchange closes will take effect on that business day. Otherwise, the request will take effect on the business day following the day We receive Your request. Unit values are determined at the close of business on the day the request takes effect. See definition of "Business Day" on page 8 . For limitations on transfers to and from the Fixed Account, see "THE FIXED ACCOUNT" on page 28. For restrictions on transfers due to market timing, see "Market Timing and Excessive Trading Limits" on page 34.


Surrenders


You may generally withdraw all or part of Your surrender value at any time, before annuity payments begin. You may also elect a systematic withdrawal option (See "Systematic Withdrawals" on page 39). (Your retirement plan may restrict surrenders.) You may withdraw up to 10% of Your net premiums (premiums less prior partial surrenders, as determined on the date of the surrender request), once each contract year without incurring a surrender charge. (See "Free Surrender Amount" on page 40). We may impose a surrender charge on any surrender in excess of the free surrender amount (including surrenders to begin annuity payments), and upon full surrender We may also deduct an annual maintenance fee. The amount You request plus any surrender charge will be deducted from Your accumulation value. You may take a surrender in a lump sum or use it to purchase an annuity that will continue as long as You live or for some other period You select. A surrender may have negative tax consequences, including a 10% tax penalty on certain surrenders prior to age 59 1/2. Under non-qualified contracts, gain, if any, is withdrawn first for tax purposes and is taxed as ordinary income. (See "Surrender Charges on Surrenders" on page 42, "FEDERAL TAX STATUS" on page 44, and "Selecting An Annuity Option" on page 48.) Surrenders from contracts used for tax-qualified retirement plans may be restricted or penalized by the terms of the plan or applicable law.

Annuitization Bonus Rider

This rider will be attached to all contracts. When You decide to annuitize Your contract, We will credit Your accumulation value with an additional percentage (of the Accumulation Value) based on the pay-out option You choose as follows:

     o A 4% annuitization bonus will be credited on any payout option available under this contract that guarantees payment for ten or more years.

     o A 2% annuitization bonus will be credited on all other payout options available under this contract with the exception of Income for a Specified Amount for a period of less than 5 years. If this option is chosen and results in a payout period of less than 5 years, no bonus will be paid.

There is no additional charge for the annuitization bonus rider.

This rider terminates on the earliest of:

     o    the Contract to which it is attached terminates;

     o    the Maturity Date; or

     o full surrender of the Contract or death of the Owner or Annuitant, where the Beneficiary does not continue the Contract under Spousal Continuance.

Waiver of Surrender Charges for Nursing Home Confinement Rider

This rider will be attached to all contracts issued with annuitants age 75 or less at no additional charge. After the first contract year, We will increase the annual free surrender amount available under this contract from 10% of the net premiums to 20% of the net premiums if the annuitant is confined to a qualified nursing care center for a period of at least 90 days and the confinement is medically necessary. See "Waiver of Surrender Charges for Nursing Home Confinement Rider" on page 40 for more details.


FEE TABLE

The following tables list the fees and expenses that You will pay when buying, owning, and surrendering the contract. The first table lists the fees and expenses that You will pay at the time that You buy the contract, surrender the contract, or transfer accumulation value between investment options. State premium taxes may also be deducted.

Contract Owner Transaction Expenses                 Charge
Sales Load Imposed on Purchase                      None
Maximum Surrender Charge                            9.00%
Transfer Fee                                        $0-$151
Maximum TSA Net Loan Interest Rate*                 3.0%

* The net loan interest rate is the maximum interest rate we charge (4.5%) less the amount we credit to the fixed account balance (1.5%).

The next table lists the fees and expenses that You may pay periodically during the time that You own the contract, not including portfolio company fees and expenses.



                                                                       Guaranteed Maximum    Current Charge

Annual Maintenance Fee2                                                       $60                 $30

Separate Account Annual Expenses
(as a percentage of average accumulation value)
Mortality and Expense Risk Charge                                            1.40%               1.40%




Annuitization Bonus Rider                                                      0%                  0%
Waiver of Surrender Charges for Nursing Home Confinement Rider                 0%                  0%
Optional Premium Bonus Rider Charge - (for first nine contract years)        0.70%               0.65%

Total Separate Account Expenses with the Optional Rider Charge               2.10%               2.05%



     1 We reserve the right to impose a $15 charge for each transfer after the twelve (12th) transfer in a contract year

     2 The annual maintenance fee is deducted proportionally from the accumulation value at the time of the charge. We reserve the right to change this fee, however, it will not exceed $60 per contract year. The annual maintenance fee is reflected in the examples below by a method intended to show the "average" impact of the annual maintenance fee on an investment in the separate account. The annual maintenance fee is deducted only when the net premiums are less than $50,000 on non-403(b) contracts. In the examples, the annual maintenance fee is approximated as an annual asset charge of 0.17% (guaranteed) or 0.09% based on the estimated average accumulation value.

The next item shows the lowest and highest total operating expenses charged by the portfolio companies for the year ended December 31, 2002 (before any fee waiver or expense reimbursement). Expenses may be higher or lower in the future. More detail concerning each portfolio company's fees and expenses is contained in the prospectus for each portfolio company.

Total Annual Portfolio Company Operating Expenses        Minimum        Maximum
(expenses that are deducted from portfolio company         0.29%          3.88%
assets, including management fees, distribution, and/or service (12b-1) fees and other expenses)

EXPENSE EXAMPLES

The following examples are intended to help You compare the cost of investing in the contract with the cost of investing in other variable annuity contracts. These costs include contract owner transaction expenses, annual maintenance fees, separate account annual expenses, and portfolio company operating expenses (for the year ended December 31, 2002).

Both examples assume that You invest $10,000 in the contract for the time periods indicated. The Examples also assume that Your investment has a 5% return each year. Although Your actual costs may be higher or lower, based on these assumptions, Your costs would be:


Example 1: Optional Premium Bonus Rider is elected; guaranteed charges; highest portfolio expenses.


         (1) If You surrender or annuitize Your contract at the end of the applicable time period:

                          ----------- -----------
                          1 Year      3 Years
                          ----------- -----------

                          $1,459      $2,553

                          ----------- -----------

         (2) If You do NOT surrender Your contract:
                          ----------- -----------
                          1 Year      3 Years
                          ----------- -----------
                                $649      $1,923
                          ----------- -----------


Example 2: Optional Premium Bonus Rider is not elected; current charge levels; lowest portfolio expenses.


         (1) If You surrender or annuitize Your contract at the end of the applicable time period:

                          ----------- -----------
                          1 Year      3 Years
                          ----------- -----------

                                $991      $1,191

                          ----------- -----------

         (2) If You do NOT surrender Your contract:
                          ----------- -----------
                          1 Year      3 Years
                          ----------- -----------

                                $181        $561

                          ----------- -----------

These examples should not be considered a representation of past or future expenses. Actual expenses may be greater or lower than those shown. The assumed 5% annual rate of return is purely hypothetical; past or future returns may be greater or less than the assumed hypothetical return.

Financial Information

Our financial statements, and financial statements for the Separate Account, are in the Statement of Additional Information.

Charges and Fees

Surrender Charge


Sales expenses are not deducted from premium payments. However, a surrender charge may be assessed against premium payments when they are withdrawn, including full and partial surrenders to effect an annuity and systematic withdrawals. (See "Surrender Charges on Surrenders" on page 42.)


The length of time between the receipt of each premium payment and the surrender determines the surrender charge. For this purpose, premium payments will be deemed to be withdrawn in the order in which they are received and all partial surrenders will be made first from premium payments and then from other accumulation values. The charge is a percentage of the premium withdrawn and is as follows:

        Length of Time
     From Premium Payment           Surrender
      (Number of Years)              Charge
              1                        9%
              2                        8%
              3                        7%
              4                        6%
              5                        5%
              6                        4%
              7                        3%
              8                        2%
              9                        1%
             10+                       0%


No Surrender charge will be assessed upon:

(a) payment of death benefits;
(b) exercise of the free look right,
(c) surrender of the Free Surrender amount.

Under Midland National's current company practice, amounts withdrawn under the contract to comply with IRS minimum distribution rules are not subject to surrender charges. We reserve the right to change this practice in the future.


At the time of a withdrawal, if Your accumulation value is less than Your net premium, the surrender charge will still be assessed against the full remaining net premium amount. For example, if at the beginning of your second contract year your net premium was $10,000 and your accumulation value was $8,000, then in the event of a surrender, the second year surrender charge percentage of 8% would be charged on the $10,000 net premium amount and not the $8,000 accumulation value amount.

Surrenders may be subject to tax consequences. (See "FEDERAL TAX STATUS" on page 44.)


Mortality and Expense Risk Charge


We currently deduct a 1.40% per annum charge against all accumulation values held in the Separate Account for assuming the mortality and expense and other risks under the contract. (See "Mortality and Expense Risk Charge" on page 42.)


Annual Maintenance Fee

We deduct an annual maintenance fee of $30 from each contract. We reserve the right to increase this charge, however, it will not exceed $60 per contract year. Currently, We waive the annual maintenance fee for Qualified Plans under
Section 403(b) and for contracts with net premiums of $50,000 or more on the contract anniversary. (See "CHARGES, FEES AND DEDUCTIONS" on page 42.)


Transfer Fee

There may be a $15 charge for each transfer in excess of 12 in any one contract year.

Premium Taxes


We will deduct from Your accumulation value at surrender, death or annuitization the amount of any premium taxes levied by a state or any government entity. (See "Premium Taxes" on page 43).


Optional Rider Charge


We deduct an additional fee if You select the optional Premium Bonus Rider. See "FEE TABLE" on page 15.


Optional premium bonus Rider

The following brief description of the Premium Bonus Rider is only a summary. This rider is subject to particular terms and conditions that are specified in the rider itself, so You should read the rider carefully if You are interested in it.


You may add the Premium Bonus Rider to the basic contract. You must elect this rider on Your contract supplemental application. We will deduct an additional daily charge if you elect this optional rider, at the annual rate of 0.65%, against Your Separate Account accumulation value for the first nine contract years. The investment divisions' accumulation unit values reflect these charges. The charge for this optional rider is in addition to the charges for the basic contract (stated in the Fee Table). We will also reduce the current interest rate declared for the Fixed Account by 0.85% for the first nine contract years. If You elect this rider, the total Separate Account expenses would be 2.05%. We reserve the right to change the charge for this optional rider. Once elected, this rider may not be terminated.

If You elect this rider on Your supplemental application, then We will credit a 6% premium bonus to Your premium payments received during the first contract year. We will deduct an additional daily charge assessed against Your Separate Account accumulation value during the first nine contract years at the annual rate noted in the Fee Table (currently 0.65%). We will also reduce the current interest rate declared for the Fixed Account by 0.85% for the first nine contract years.

If You exercise the right to examine provision in the contract, You will not receive any portion of the premium bonus amount. In the event of death, withdrawal (including any free surrender amounts), annuitization, or surrender of the contract in the first seven contract years, You or Your beneficiary(ies) will only be entitled to that portion of the bonus that has vested at the time the event occurs. In contract years 8+, You will be entitled to 100% of the premium bonus amount. The vesting schedule for the premium bonus rider follows:


                            VESTING OF BONUS SCHEDULE

          Contract Year                   Amount Of Bonus Vested
                1                          4/12 of bonus amount
                2                          5/12 of bonus amount
                3                          6/12 of bonus amount
                4                          7/12 of bonus amount
                5                          8/12 of bonus amount
                6                          9/12 of bonus amount
                7                          10/12of bonus amount
                8+                        12/12 of bonus amount


Suitability of the Contracts

Because of the surrender charge and other expenses, the contracts are not appropriate for short-term investment. The contracts may be most appropriate for those who have already made maximum use of other tax favored investment plans such as IRAs and 401(k) plans. The tax-deferred feature of the contracts is most favorable to those in high tax brackets. The tax-deferred feature is not necessary for a tax-qualified plan. In such instances, purchasers should consider whether other features, such as the death benefit and lifetime annuity payments, make the contract appropriate for their purposes. Before purchasing a contract for use in a qualified plan, you should obtain competent tax advice both as to the tax treatment of the contract and the suitability of the investment.

Death Benefit


The Advantage II Variable Annuity contract pays a death benefit when the annuitant or owner dies before the maturity date if the contract is still in force. The death benefit is equal to the greater of (a) the accumulation value or (b) net premiums. Premium taxes may be deducted from the death benefit proceeds and We may retain any non-vested premium bonus.


Other Products

We may offer other variable annuity contracts through Our Separate Account that also invest in some of the same portfolios. These contracts may have different charges and may offer different benefits. We encourage You to carefully consider the costs and benefits of the contract to ensure that it is consistent with Your personal investment goals and needs. To obtain more information about these contracts, contact Your agent, or call Us at 1-877-586-0240.

Inquiries And Correspondence

If You have any questions about Your contract or need to make changes, then contact Your financial representative who sold You the contract, or contact Us at Our Principal Office at:

                     Midland National Life Insurance Company
                         4601 Westown Parkway, Suite 300
                            West Des Moines, IA 50266
                             Phone #: 1-877-586-0240
                               Fax #: 866-270-9565


You currently may send correspondence and transaction requests to Us by facsimile or telephone. The procedures We follow for facsimile requests include a written confirmation sent directly to You following any transaction request. We will employ reasonable procedures to confirm that instructions communicated by telephone or facsimile are genuine. We may revoke facsililie and telephone transaction privileges at any time for some or all contract owners.


The procedures We follow for transactions initiated by telephone may include requirements that callers identify themselves and the contract owner by name, social security number, date of birth of the owner or the annuitant, or other identifying information. We disclaim any liability for losses resulting from allegedly unauthorized facsimile or telephone requests that We believe to be genuine. We may record all telephone requests. There are risks associated with requests made by facsimile (possible falsification of faxed documents by others) or telephone (possible falsification of contract owner identity) when the original signed request is not sent to Our Principal Office. You bear those risks.

Facsimile and telephone correspondence and transaction requests may not always be available. Facsimile and telephone systems can experience outages or slowdowns for a variety of reasons. These outages or slowdowns may prevent or delay Our receipt of Your request. If You are experiencing problems, You should make Your correspondence and transaction request in writing.

State Variations

Certain provisions of the contracts may be different than the general description in this prospectus. See Your contract for specific variations since any such variations will be included in Your contract or in riders or endorsements attached to Your contract. See Your agent or contact Our Principal Office for additional information that may be applicable to Your state.

                        SEPARATE ACCOUNT C AND THE FUNDS

Our Separate Account And Its Investment Divisions

The "Separate Account" is the Midland National Life Separate Account C, established under the insurance laws of the State of South Dakota in March 1991 and now governed by Iowa law. It is a unit investment trust registered with the Securities and Exchange Commission (SEC) under the Investment Company Act of 1940. This registration does not involve any SEC supervision of its management or investment contracts. The Separate Account has a number of investment divisions, each of which invests in shares of a corresponding portfolio of the funds. You may allocate part or all of Your net premiums to any of the investment divisions of Our Separate Account.

The Funds

Each of the 53 portfolios available under the contract is commonly called a mutual fund. Each one is a "series" of one of the following open-end diversified investment companies:

(a) Alger American Fund,
(b) American Century Variable Portfolios, Inc.,
(c) Calvert Variable Series, Inc.,
(d) Fidelity's Variable Insurance Products Fund,
(e) INVESCO Variable Investment Funds, Inc.,
(f) J.P. Morgan Series Trust II,
(g) Janus Aspen Series
(h) Lord Abbett Series Fund, Inc.,
(i) MFS(R)Variable Insurance TrustSM,
(j) PIMCO Variable Insurance Trust,
(k) Rydex Variable Trust, and
(l) Van Eck Global Worldwide Insurance Trust.

Our Separate Account buys and sells the shares of each portfolio at net asset value (with no sales or surrender charge). More detailed information about the portfolios and their investment objectives, policies, risks, expenses and other aspects of their operations, appear in their prospectuses, which accompany this prospectus and in the fund's Statements of Additional Information. You should read the funds' prospectuses carefully before allocating or transferring money to any portfolio.

We may from time to time receive revenue from the funds and/or from their managers. The amounts of the revenue, if any, may be substantial and may vary from portfolio to portfolio and may be based on the amount of Our investment in the funds. Currently these revenues range from 0.10% to 0.25% of Midland's investment in the funds.

Investment Policies Of The Funds' Portfolios

Each portfolio tries to achieve a specified investment objective by following certain investment policies. A portfolio's objectives and policies affect its returns and risks. Each investment division's performance depends on the experience of the corresponding portfolio. The objectives of the portfolios are as follows:
-------------------------------- -----------------------------------------------
Portfolio                        Objective
--------------------------------------------------------------------------------
Alger American Fund
-------------------------------- -----------------------------------------------
Alger American Growth Portfolio  Seeks long-term capital appreciation. It focuses on growing companies that generally
                                 have broad product lines, markets, financial
                                 resources and depth of management. Under normal
                                 circumstances, the portfolio invests primarily
                                 in the equity securities of large companies.
                                 The portfolio considers a large company to have
                                 a market capitalization of $1 billion or
                                 greater.
-------------------------------- -----------------------------------------------
Alger American Leveraged         Seeks long-term capital appreciation. Under
AllCap Portfolio                 normal circumstances, the portfolio invests,
                                 in the equity securities of companies of any
                                 size which demonstrate promising growth
                                 potential. The portfolio can leverage, that
                                 is, borrow money, up to one-third of its
                                 total assets to buy additional securities. By
                                 borrowing money, the portfolio has the
                                 potential to increase its returns if the
                                 increase in value of the securities purchased
                                 exceeds the cost of borrowing including
                                 interest paid on the money borrowed.
-------------------------------- -----------------------------------------------
Alger American MidCap Growth     Seeks long-term capital appreciation. It
Portfolio                        focuses on midsize companies with promising
                                 growth potential. Under normal circumstances,
                                 the portfolio invests primarily in the equity
                                 securities of companies having a market
                                 capitalization within the range of
                                 companies in the S&P MidCap 400 Index(R)
-------------------------------- -----------------------------------------------
Alger American Small             Seeks long-term capital appreciation. It
Capitalization Portfolio         focuses on small, fast growing companies that
                                 offer innovative products, services or
                                 technologies to a rapidly expanding
                                 marketplace. Under normal circumstances, the
                                 portfolio invests primarily in the equity
                                 securities of small capitalization companies.
                                 A small capitalization company is one that has
                                 a market capitalization within the range of the
                                 Russell 2000 Growth Index(R) or the S&P
                                 SmallCap 600(R) Index.
--------------------------------------------------------------------------------
American Century Variable Portfolios, Inc.
--------------------------------------------------------------------------------
American Century VP Balanced     Seeks capital growth and current income.
Portfolio                        Invests approximately 60 percent of its assets
                                 in common stocks that management considers to
                                 have better than average potential for
                                 appreciation and the rest in fixed income
                                 securities.
---------------------------------- ---------------------------------------------
American Century VP Capital      Seeks capital growth by investing primarily in
Appreciation Portfolio           common stocks that management considers
                                 to have better-than-average prospects for
                                 appreciation.
---------------------------------- ---------------------------------------------
American Century VP Income &     Seeks dividend growth, current income and
Growth Portfolio                 capital appreciation. The Portfolio will seek
                                 to achieve its investment objective by
                                 investing in common stocks.
---------------------------------- ---------------------------------------------
American Century VP              Seeks capital growth by investing primarily in
International Portfolio          securities of foreign companies that
                                 management believes to have potential for
                                 appreciation.
---------------------------------- ---------------------------------------------
American Century VP Value        Seeks long-term capital growth with income as a
Portfolio                        secondary objective. Invests primarily
                                 in equity securities of well-established
                                 companies that management believes to be
                                 under-valued.
--------------------------------------------------------------------------------
Calvert Variable Series, Inc.,
---------------------------------- ---------------------------------------------
Calvert Variable Series Social   Seeks growth of capital through investment in
Equity Portfolio                 stocks of issuers in industries believed
                                 to offer opportunities for potential capital
                                 appreciation and which meet the Portfolio's
                                 investment and social criteria.
---------------------------------- ---------------------------------------------
Calvert Variable Series Social   Seeks to provide long-term capital appreciation
Mid Cap Growth Portfolio         by investing primarily in a nondiversified
                                 portfolio of the equity securities of
                                 mid-sized companies that are undervalued but
                                 demonstrate a potential for growth.
---------------------------------- ---------------------------------------------
Calvert Variable Series Social   Seeks to provide long-term capital appreciation
Small Cap Growth Portfolio       by investing primarily in equity securities of
                                 companies that have small market
                                 capitalization's.
--------------------------------------------------------------------------------
Fidelity's Variable Insurance Products Funds
---------------------------------- ---------------------------------------------
VIP Asset Manager:                Seeks to maximize total return by allocating
Growth Portfolio                  its assets among stocks, bonds, short-term
                                  instruments, and other investments.
---------------------------------- ---------------------------------------------
VIP Asset ManagerSM               Seeks high total return with reduced risk
Portfolio                         over the long term by allocating its assets
                                  among the domestic and foreign stocks, bonds
                                  and short-term instruments.
---------------------------------- ---------------------------------------------
VIP Balanced Portfolio            Seeks both income and growth of capital. When
                                  the Investment Manager's outlook is neutral,
                                  it will invest approximately 60% of the
                                  fund's assets in equity securities and will
                                  always invest at least 25% of the fund's
                                  assets in fixed-income senior securities.
---------------------------------- ---------------------------------------------
VIP Contrafund(R) Portfolio      Seeks to achieve capital appreciation over the
                                 long term by investing in common stocks and
                                 securities of companies whose value the
                                 manager believes is not fully recognized by
                                 the public.
---------------------------------- ---------------------------------------------
VIP Equity-Income                Seeks reasonable income by investing primarily
Portfolio                        in income-producing equity securities. In
                                 choosing these securities, the Investment
                                 Manager will consider the potential for
                                 capital appreciation. The Portfolio's goal is
                                 to achieve a yield which exceeds the
                                 composite yield on the securities comprising
                                 the Standard & Poor's Composite Index of 500
                                 Stocks.
---------------------------------- ---------------------------------------------
VIP Growth & Income Portfolio    Seeks high total return, combining current
                                 income and capital appreciation. Invests
                                 mainly in stocks that pay current dividends
                                 and show potential for capital appreciation.
---------------------------------- ---------------------------------------------
VIP Growth Opportunities         Seeks capital growth by investing primarily in
Portfolio                        common stocks. Although the fund invests
                                 primarily in common stocks, it has the ability
                                 to purchase other securities, including
                                 bonds, which may be lower-quality debt
                                 securities.
---------------------------------- ---------------------------------------------
VIP Growth Portfolio            Seeks capital appreciation by investing in
                                common stocks. The adviser invests the  fund's
                                assets in companies the adviser believes have
                                above-average growth potential.
---------------------------------- ---------------------------------------------
VIP High Income Portfolio       Seeks a high level of current income by
                                investing primarily in income-producing debt
                                securities while also considering growth of
                                capital. Contract owners should understand
                                that the fund's unit price may be volatile due
                                to the nature of the high yield bond marketplace
---------------------------------- ---------------------------------------------
VIP Index 500 Portfolio         Seeks to provide investment results that
                                correspond to the total return of common stocks
                                publicly traded in the United States by
                                duplicating the composition and total return of
                                the Standard & Poor's Composite Index of 500
                                stocks.
---------------------------------- ---------------------------------------------
VIP Investment Grade            Seeks as high a level of current income as is
Bond Portfolio                  consistent with the preservation of capital by
                                investing in U.S. dollar-denominated
                                investment-grade bonds.
---------------------------------- ---------------------------------------------
VIP MidCap Portfolio            Seeks long term growth of capital.
---------------------------------- ---------------------------------------------
VIP Money Market                Seeks as high a level of current income as is
Portfolio                       consistent with preservation of capital and
                                liquidity by investing in U.S.
                                dollar-denominated money market securities and
                                repurchase agreements, and entering into
                                reverse repurchase agreements.
---------------------------------- ---------------------------------------------
VIP Overseas Portfolio          Seeks long-term growth of capital, primarily
                                through investments in foreign securities.
--------------------------------------------------------------------------------
INVESCO Variable Investment Funds Inc.
---------------------------------- ---------------------------------------------
INVESCO VIF-Financial           Seeks to make an investment grow by aggressive
Services Fund                   management. The Fund invests primarily in equity
                                securities of companies involved in the
                                financial services sector.
---------------------------------- ---------------------------------------------
INVESCO VIF-Health              Seeks to make an investment grow by
Sciences Fund                   aggressive management. The Fund invests
                                primarily in equity securities of companies
                                that develop, produce, or distribute products
                                or services related to health care.
---------------------------------- ---------------------------------------------
INVESCO VIF-Technology Fund     Seeks long-term capital growth. The Fund
                                invests primarily in equity securities of
                                companies engaged in technology-related
                                industries.
---------------------------------- ---------------------------------------------
INVESCO VIF-Utilities Fund      Seeks capital appreciation and income. The Fund
                                invests primarily in equity securities of
                                companies that produce, generate, transmit or
                                distribute natural gas or electricity, as well
                                as in companies that provide telecommunications
                                services, including local, long distance and
                                wireless, and excluding broadcasting.
--------------------------------------------------------------------------------
J.P. Morgan Series Trust II
---------------------------------- ---------------------------------------------

JP Morgan Bond Portfolio        Seeks to provide high total return consistent
(Series Trust II)               with moderate risk of capital and
                                maintenance of liquidity.

---------------------------------- ---------------------------------------------

JP Morgan Small Company         Seeks to provide high total return from a
Portfolio (Series Trust II)     portfolio of small company stocks.

--------------------------------------------------------------------------------
Janus Aspen Series
---------------------------------- ---------------------------------------------
Janus Aspen Series Growth       Seeks long-term capital growth and current
and Income Portfolio            income.
--------------------------------------------------------------------------------
Lord Abbett Series Fund, Inc.
---------------------------------- ---------------------------------------------
Lord Abbett Growth and Income   Seeks long-term growth of capital and income
Portfolio                       without excessive fluctuations in market  value.
---------------------------------- ---------------------------------------------
Lord Abbett International       Seeks long-term capital appreciation, invests
Portfolio                       primarily in equity securities of non-U.S.
                                Issuers.
---------------------------------- ---------------------------------------------
Lord Abbett MidCap Value        Seeks capital appreciation through investments,
Portfolio                       primarily in equity securities, which  are
                                believed to be undervalued in the marketplace.
--------------------------------------------------------------------------------
MFS(R) Variable Insurance Trust
---------------------------------- ---------------------------------------------
MFS(R) VIT Emerging Growth     Seeks to provide long-term growth of capital
Series                         and future income.
---------------------------------- ---------------------------------------------
MFS(R) VIT Investors Trust     Seeks mainly to provide long-term growth of
Series                         capital and secondarily to provide reasonable
                               current income.
---------------------------------- ---------------------------------------------
MFS(R) VIT New Discovery       Seeks capital appreciation.
Series
---------------------------------- ---------------------------------------------
MFS(R) VIT Research Series     Seeks to provide long-term growth of capital and
                               future income.
--------------------------------------------------------------------------------
PIMCO Variable Insurance Trust
---------------------------------- ---------------------------------------------
PIMCO VIT High Yield Portfolio  Seeks maximum total return consistent with preservation of capital and prudent investment
                                management.
---------------------------------- ---------------------------------------------
PIMCO VIT Low Duration         Seeks maximum  total return consistent with
Portfolio                      preservation of  capital and prudent
                               investment management.
---------------------------------- ---------------------------------------------
PIMCO VIT Real Return          Seeks maximum real return, consistent with
Portfolio                      preservation of real capital and prudent
                               investment management.
---------------------------------- ---------------------------------------------
PIMCO VIT Total Return         Seeks maximum total return, consistent with
Portfolio                      preservation of capital and prudent
                               investment management.
--------------------------------------------------------------------------------
Rydex Variable Trust
---------------------------------- ---------------------------------------------
Rydex VT Arktos Fund            Seeks to provide investment results that will
                                match the performance of a specific benchmark.
                                The current benchmark is the inverse of the
                                performance of the NASDAQ 100 Index(TM). The
                                NASDAQ 100 Index(TM) contains the 100 largest
                                non-financial,  non-utilities stocks in the
                                NASDAQ Composite.
---------------------------------- ---------------------------------------------
Rydex VT Nova Fund              Seeks to provide investment returns that
                                correspond to 150% of the daily  performance of
                                the S&P 500(R) Index. The S&P 500 Index is an
                                unmanaged index composed of 500 common stocks
                                from a wide range of industries that are traded
                                on the New York Stock Exchange, the American
                                Stock Exchange and the NASDAQ.
---------------------------------- ---------------------------------------------
Rydex VT OTC Fund               Seeks to provide investment results that
                                correspond to a benchmark for over-the-counter
                                securities. The current benchmark is the NASDAQ
                                100 Index(TM). The  NASDAQ 100 Index(TM)
                                contains the 100 largest non-financial,
                                non-utilities stocks in the NASDAQ composite.
---------------------------------- ---------------------------------------------
Rydex VT U.S. Government Money  Seeks to provide security of principal, high
Market Fund                     current income, and liquidity.  The Fund
                                invests primarily in money market instruments
                                issued or guaranteed as to principal and
                                interest by the U.S. Government, its agencies
                                or instrumentalities, and enters into
                                repurchase agreements fully collateralized by
                                U.S. Government securities.
---------------------------------- ---------------------------------------------
Rydex VT Ursa Fund              Seeks to provide investment returns that
                                inversely correlate to the daily performance
                                of the S&P 500 Index. The S&P 500(R) Index is
                                an unmanaged index composed of 500 common
                                stocks from a wide range of industries that are
                                traded on the New York Stock Exchange, the
                                American Stock Exchange and the NASDAQ.
--------------------------------------------------------------------------------
Van Eck Worldwide Insurance Trust
---------------------------------- ---------------------------------------------
Van Eck Worldwide Bond Fund     Seeks high total return--income plus capital
                                appreciation--by investing globally, primarily
                                in a variety of debt securities.
---------------------------------- ---------------------------------------------
Van Eck Worldwide Emerging      Seeks long-term capital appreciation by
Markets Fund                    investing in primarily equity securities in
                                emerging markets around the world. The Fund
                                emphasizes investment in countries that
                                have relatively low gross national product
                                per capita, as well as the potential for
                                rapid economic growth.
---------------------------------- ---------------------------------------------
Van Eck Worldwide Hard Assets   Seeks long-term capital appreciation by
Fund                            investing primarily in "hard asset securities."
                                Income is a secondary consideration.  Hard
                                asset securities are the stocks, bonds, and
                                other securities of companies that derive at
                                least 50% of gross revenue or profit from
                                exploration, development, production or
                                distribution of precious metals, natural
                                resources, real estate, and commodities.
---------------------------------- ---------------------------------------------
Van Eck Worldwide Real Estate   Seeks to maximize return by investing in equity
Fund                            securities of domestic and foreign companies
                                that own significant real estate assets or
                                assets that principally are engaged in the real
                                estate industry.
---------------------------------- ---------------------------------------------

Fred Alger Management, Inc. manages the Alger American Fund. American Century Investment Management, Inc. manages the American Century VP portfolios. Calvert Asset Management Company, Inc. manages the Calvert Variable Series, Inc. Fidelity Management & Research Company manages the VIP portfolios. INVESCO Funds Group, Inc. manages the INVESCO Variable Investment Funds, Inc. J.P. Morgan Investment Management, Inc. manages the J.P. Morgan Series Trust II. Janus Capital Management LLC, manages the Janus Aspen Series. Lord Abbett & Co. manages the Lord Abbett Series Fund, Inc. MFS(R)Investment Management manages the MFS(R)Variable Insurance TrustSM. Pacific Investment Management Company LLC manages the PIMCO Variable Insurance Trust. Rydex Global Advisors manages the Rydex Variable Trust. Van Eck Global manages the Van Eck Global Worldwide Insurance Trust.


The funds may make a material change in their investment policies. In that case, We will send You notice of the change. Within 60 days after You receive the notice, or within 60 days after the effective date of the change, if later, You may transfer any amount that You have in that investment division to another investment division. Such a transfer will not count as a transfer allowed after maturity, nor will it be counted for the purpose of determining whether a $15 administration fee will be assessed (see "Transfers of Accumulation Value" on page 33).


The funds sell their shares to Separate Accounts of various insurance companies to support both variable life insurance and variable annuity contracts, and to qualified retirement plans. We currently do not foresee any disadvantages to Our contract owners arising from this use of the funds for mixed and shared funding. The funds will monitor for possible conflicts arising out of this practice. If any such conflict or disadvantage does arise, We and/or the applicable Fund may take appropriate action to protect Your interests.

The Fund portfolios available under the contracts are not available for purchase directly by the general public, and are not the same as the mutual funds with very similar or nearly identical names that are sold directly to the public. However, the investment objectives and policies of the portfolios are very similar to the investment objectives and policies of other (publicly available) mutual fund portfolios that have very similar or nearly identical names and that are or may be managed by the same investment adviser or manager. Nevertheless, the investment performance and results of any of the funds' portfolios that are available under the contracts may be lower, or higher, than the investment results of such other (publicly available) portfolios. There can be no assurance, and no representation is made, that the investment results of any of the available portfolios will be comparable to the investment results of any other portfolio or mutual fund, even if the other portfolio or mutual fund has the same investment adviser or manager and the same investment objectives and policies and a very similar or nearly identical name.

Amounts In Our Separate Account

The amount You have in each investment division is represented by the value of the accumulation units credited to Your accumulation value for that investment division. The value You have in an investment division is the accumulation unit value times the number of accumulation units credited to You. Amounts allocated, transferred or added to the investment divisions are used to purchase accumulation units. Accumulation units of an investment division are purchased when You allocate net premiums or transfer amounts to that division. Accumulation units are sold or redeemed when You make a full or partial surrender or transfer amounts from an investment division, and to pay the death benefit when the annuitant or owner dies. We also redeem units to pay for certain charges.

We calculate the number of accumulation units purchased or redeemed in an investment division by dividing the dollar amount of the transaction by the investment division's accumulation unit value at the end of that day. The number of accumulation units credited to You will not vary because of changes in accumulation unit values.


The accumulation units of each investment division have different accumulation unit values. We determine accumulation unit values for the investment divisions at the end of each business day. The accumulation unit value for each investment division is initially set at $10.00. Accumulation unit values fluctuate with the investment performance of the corresponding portfolios of the funds. They reflect investment income, the portfolios' realized and unrealized capital gains and losses, and the funds' expenses. The accumulation unit values also reflect the daily asset charges We deduct from Our Separate Account at an effective annual rate of either 1.40% (for the basic contract only) or up to 2.10% (if You elect the optional rider). Additional information on the accumulation unit values is contained in the SAI.


We Own The Assets Of Our Separate Account

We own the assets of Our Separate Account and use them to support Your contract and other variable annuity contracts. We may permit charges owed to Us to stay in the Separate Account. Thus, We may also participate proportionately in the Separate Account. These accumulated amounts belong to Us and We may transfer them from the Separate Account to Our Fixed Account. The assets in the Separate Account equal to the reserves and other liabilities of the Separate Account may not be charged with liabilities arising out of Our other business. The obligations under the contracts are Our obligations. The income, gains and losses (realized and unrealized) of the Separate Account are credited to or charged against the Separate Account without regard to Our other income, gains, or losses. Under certain unlikely circumstances, one investment division of the Separate Account may be liable for claims relating to the operations of another division.

Our Right To Change How We Operate Our Separate Account

We have the right to modify how We operate the Separate Account. In making any changes, We may not seek approval of contract owners (unless approval is required by law). We have the right to:

o add investment divisions to, or remove investment divisions from Our Separate Account;

o    combine two or more divisions within Our Separate Account;

o withdraw assets relating to Our variable annuities from one investment division and put them into another;

o eliminate a portfolio's shares and substitute shares of another portfolio of the funds or another open-end, registered investment company. This may happen if the portfolio's shares are no longer available for investment or, if in Our judgment, further investment in the portfolio is inappropriate in view of the Separate Account's purposes. However, if required, We would first seek approval from the Securities and Exchange Commission and, the insurance regulator where the contract is delivered;


o end the registration of Our Separate Account under the Investment Company Act of 1940;

o operate Our Separate Account under the direction of a committee or discharge such a committee at any time (the committee may be composed entirely of "interested persons" of Midland under the Investment Company Act of 1940);

o disregard instructions from contract owners regarding a change in the investment objectives of the portfolio or the approval or disapproval of an investment advisory contract. (We would do so only if required by state insurance regulatory authorities, or otherwise pursuant to insurance law or regulation); and

o operate Our Separate Account or one or more of the investment divisions in any other form the law allows, including a form that allows Us to make direct investments. In addition, We may disapprove any change in investment advisors or investment policies unless a law or regulation provides differently.

If any changes are made that result in a material change in the underlying investments of any investment division, then You will be notified. We may, for example, cause the investment division to invest in a mutual fund other than or in addition to the current portfolios.

You may want to transfer the amount in that investment division as a result of changes We have made. If You do wish to transfer the amount You have in that investment division to another division of Our Separate Account, or to Our Fixed Account, then You may do so, without charge, by writing to Our Principal Office. At the same time, You may also change how Your net premiums are allocated.

                                THE FIXED ACCOUNT


You may allocate some or all of Your accumulation value to the Fixed Account, subject to certain limitations described below. The Fixed Account pays interest at a declared rate. The current interest rate is 2.5% per year. If you elect the Premium Bonus Rider, this rate will be reduced by 0.85% currently, (to a current interest rate of 1.65%) for the first nine contract years.


Your surrender value from the Fixed Account is guaranteed to be equal to or higher than 100% of the premium accumulated at a guaranteed interest rate of at least 1.5% per year minus any surrender charges, non-vested premium bonus (if any), partial surrenders or transfers.

The Fixed Account supports Our insurance and annuity obligations. Certain states do not permit allocations to and transfers from the Fixed Account. Because of applicable exemptive and exclusionary provisions, interests in the Fixed Account have not been registered under the Securities Act of 1933, and the Fixed Account has not been registered as an investment company under the Investment Company Act of 1940. Accordingly, neither the Fixed Account nor any interests therein are generally subject to regulation under the 1933 Act or the 1940 Act. We have been advised that the staff of the SEC has not reviewed the disclosures that are included in this prospectus which relate to the Fixed Account.

You may accumulate amounts in the Fixed Account by:

o allocating net premiums,
o transferring amounts from the investment divisions, or
o earning interest on amounts You already have in the Fixed Account

Transfers, partial surrenders and allocated deductions reduce this amount. We reserve the right to limit the amount that, over the contract's life, You can allocate to the Fixed Account through allocating premiums and net transfers (amounts transferred in minus amounts transferred out).

The maximum increase to the Fixed Account in any contract year is limited to a total of $5,000. The sum of new premiums allocated plus any amount transferred from the Separate Account to the Fixed Account cannot exceed a total of $5,000 in any contract year without prior Company approval. Each request to exceed this maximum will be reviewed on a case-by-case basis.

The maximum amount of premium that can be allocated or transferred to the Fixed Account prior to the maturity date is $1,000,000. This amount cannot be exceeded without prior Company approval. Each request to exceed this maximum will be reviewed on a case-by-case basis.

We pay interest on all Your amounts in the Fixed Account. Currently, We intend to declare interest rates in advance and guarantee these rates for one-year periods. We have complete discretion regarding interest, if any, above the minimum guaranteed rate. You bear the risk that We will not credit interest above the 1.5% minimum.

You may transfer amounts among the investment divisions and between the Fixed Account and any investment divisions. The total amount transferred out of the Fixed Account in any contract year is limited to 20% of the accumulation value in the Fixed Account at the beginning of the contract year. This limit does not apply to transfers made in a Dollar Cost Averaging or Portfolio Rebalancing program.

The Fixed Account may not be available in all states. Your state of issue will determine if the Fixed Account is available on Your contract. Please check Your contract form to see if the Fixed Account is available on Your contract.

                     DETAILED INFORMATION ABOUT THE CONTRACT

Requirements for Issuance of a Contract

To buy a contract, You must send Us an application form and an initial premium payment of at least $10,000, or $2,000 for a qualified contract. This sale must take place through a representative who is licensed and registered to sell the contract. Once We accept Your application, You will be issued a contract that sets forth precisely Your rights and Our obligations. Additional premium payments, of at least $50 may then be made payable to Midland National Life and mailed to the Principal Office. If Your application is complete, then We will accept or reject it within two business days of receipt. If the application is incomplete, then We will attempt to complete it within five business days. If it is not complete at the end of this period (or cannot be accepted for some other reason), then We will inform You of the reason for delay and the premium payment will be returned immediately unless You let Us keep the premium until the application is complete.

Your initial premium payment will be allocated according to Your choice as of the business day We receive it or We accept Your application, whichever is later. Each premium received thereafter will be allocated to Our Separate Account or Fixed Account on the day of receipt, according to Your instructions, if received in good order before 4:00 p.m. eastern time; otherwise it will be allocated on the next business day or when it is in good order.

There may be delays in Our receipt of applications that are outside of Our control because of the failure of the selling agent to forward the application to Us promptly, or because of delays in determining that the contract is suitable for You. Any such delays will affect when Your contract can be issued and when Your premium payment is allocated among Our Fixed Account and/or investment divisions of Our Separate Account.

We offer variable annuity contracts that have different death benefits, contract features, and optional benefits. However, these other contracts also have different charges that would affect Your investment performance and accumulation value. To obtain more information about these other contracts, contact Our Principal Office.

Free Look

You generally have a 10-day Free Look period after You receive Your contract. You may review it and decide whether to keep or cancel it. If You cancel the contract, then You must return it to the agent who sold it to You or to Our Principal Office. If You cancel Your contract, then We will return:

1. the accumulation value less any premium bonus credit, or
2. if greater and if required by law, the full premium payment.

The length of the Free Look period may vary in certain states in compliance with specific regulations and legal requirements. The accumulation value will reflect both the positive and negative investment performance of the investment divisions of Our Separate Account chosen by You in the contract application.

Tax-Free "Section 1035" Exchanges

You can generally exchange one annuity contract for another in a "tax-free exchange" under the Section 1035 of the Internal Revenue Code. Before making an exchange, You should compare both annuities carefully. Remember that if You exchange another annuity for the one described in this prospectus, You might have to pay a surrender charge on Your old annuity, and there will be a new surrender charge period for this contract and other charges may be higher (or lower) and the benefits may be different. You should not exchange another annuity for this one unless You determine, after knowing all the facts, that the exchange is in Your best interest and not just better for the person trying to sell You this contract (that person will generally earn a commission if You buy this contract through an exchange or otherwise).

Allocation of Premium Payments

You will specify Your desired premium allocation on the contract's supplemental application form. Your instructions in Your supplemental application will dictate how to allocate Your premiums. Allocation percentages may be any whole number (from 0 to 100) and the sum must equal 100. The allocation instructions in Your supplemental application will apply to all other premiums You pay, unless You change subsequent premium allocations by providing Us with written instructions. We reserve the right to limit the number of investment divisions in which You can have funds invested. In certain states, allocations to and transfers from the Fixed Account are not permitted.

Changing Your Premium Allocation Percentages


You may change the allocation percentages of Your premiums by writing to Our Principal Office and telling Us what changes You wish to make. These changes will effect transactions as of the date We receive Your request at Our Principal Office. While the Dollar Cost Averaging (DCA) program is in effect, the allocation percentages that apply to any premiums received will be the DCA allocation percentages unless You specify otherwise. (See "Dollar Cost Averaging" on page 36).

Optional Premium Bonus Rider

At the time of Your application, You may choose the Premium Bonus Rider that will add a credit of 6% to Your premium payments received during the first contract year. You will vest a portion of this bonus over each of the first seven contract years. We will deduct an additional daily Separate Account charge of 0.65% per year for this rider. We deduct the daily charge against Your Separate Account accumulation value only during the first nine contract years. We expect to profit from this charge. We will also reduce the current interest rate declared for the Fixed Account by 0.85% for the first nine contract years.

If You exercise the right to examine provision in the contract, You will not receive any portion of the bonus amount. In the event of death, annuitization, withdrawal (including any free surrender amounts), or surrender of the contract in the first seven contract years, You or Your beneficiary(ies) will only be entitled to that portion of the bonus, if any, that has vested at the time the event occurs. The amount will increase over the seven year period so that, in contract years 8+, You will be entitled to 100% of the bonus amount. The vesting schedule for the Premium Bonus Rider follows:


                            VESTING OF BONUS SCHEDULE


        Contract Year                   Amount Of Bonus Vested
              1                          4/12of bonus amount
              2                          5/12 of bonus amount
              3                          6/12 of bonus amount
              4                          7/12 of bonus amount
              5                          8/12 of bonus amount
              6                          9/12 of bonus amount
              7                         10/12 of bonus amount
              8+                        12/12 of bonus amount

Electing a Premium Bonus Rider may be beneficial to You only if You own the contract for sufficient length of time, and the investment performance of the underlying portfolios is sufficient to compensate for the additional charge associated with the Premium Bonus Rider. In general, in order to receive a benefit from this rider, the Separate Account must experience a certain level of positive performance over a number of years and the contract must not be surrendered during the first nine years. Generally, the higher rate of return, the more advantageous the Premium Bonus Rider becomes and vice versa.


Because the 0.65% annual charge associated with the Premium Bonus Rider will be assessed against the entire Separate Account value for the first nine contract years and the corresponding reduction in the Fixed Account interest will apply to the entire Fixed Account value for the first nine contract years, contract owners who anticipate making additional premium payments after the first contract year should carefully examine the Premium Bonus Rider and consult their financial adviser regarding its desirability. Note carefully that the charge will be assessed against the Separate Account accumulated value attributable to premium payments made in the first nine contract years, but no bonus will be credited with respect to premium payments made anytime after the first contract year.


Your Accumulation Value

Your accumulation value is the sum of Your amounts in the various investment divisions and in the Fixed Account. Your accumulation value reflects various charges. Transaction and surrender charges are made on the effective date of the transaction. Charges against Our Separate Account are reflected daily.

We guarantee amounts allocated to the Fixed Account. There is no guaranteed minimum accumulation value for amounts allocated to the investment divisions of Our Separate Account. You bear the investment risk. An investment division's performance will cause Your accumulation value to go up or down.

Transfers of Accumulation Value


You generally may transfer amounts among the investment divisions and between the Fixed Account and any investment division prior to maturity date. The amount that You can transfer into or out of the Fixed Account is limited. See "THE FIXED ACCOUNT" on page 28 for details. Currently, You may make an unlimited number of transfers of accumulation value in each contract year prior to the maturity date. However, We reserve the right to assess a $15 charge for each transfer after the 12th transfer in a contract year.

The minimum transfer amount is $200 or 100% of an investment division if less than $200. The minimum amount does not have to come from or be transferred to just one investment division. The only requirement is that the total amount transferred that day equals the transfer minimum. Requests received before the New York Stock Exchange closes for regular trading will take effect on the same day if that day is a business day. Otherwise, the request will take effect on the business day following the day We receive Your request. Unit values are determined at the close of business on the day the request takes effect. For information regarding telephone or facsimile requests, see "Inquiries" on page
20. For limitations on transfers to and from the Fixed Account, see "THE FIXED ACCOUNT" on page 28.


After the maturity date, You can make only two transfers per contract year and only among the investment divisions of the Separate Account.

We reserve the right to restrict or eliminate this transfer privilege at any time.

Market Timing and Excessive Trading Limits


The contracts are first and foremost annuity contracts, designed for retirement or other long-term financial planning, and are not designed for or appropriate for market timers or other persons that use programmed, large, or frequent transfers. The use of such transfers can be disruptive to any underlying portfolio and harmful to other contract owners invested in the portfolio. We therefore reserve the right to reject any transfer request (or premium payment) from any person if, in Our judgment, it has the potential to adversely affect an underlying portfolio or other contract owners or if an underlying portfolio objects to or would reject Our transaction order. We may impose severe restrictions on transfers (e.g., by limiting the number of transfers allowed, and/or the dollar amount, requiring holding periods, allowing transfer requests by U.S. Mail only, etc.) or even prohibit them for particular contract owners who, in Our view, have abused or appear likely to abuse the transfer privilege. We may not be able to detect all market timers and we may not be able to prevent frequent transfers by those we do detect.


We may apply restrictions in any manner reasonably designed to prevent transfers that We consider disadvantageous to other owners. You will be notified in writing if Your transfer request has been refused or restricted.

Surrenders

You may withdraw all or part of Your surrender value by sending Us a written request. The surrender value is the Separate Account Accumulation value plus Fixed Account accumulation value less any non-vested premium bonus (if any), minus any applicable surrender charges and annual maintenance fee. In some states a premium tax charge may also be deducted. (Surrenders may be restricted by a retirement plan under which You are covered.) Partial surrenders from an investment division or the Fixed Account must be made in amounts of $500 or more (except for systematic withdrawals described below) and cannot reduce Your accumulation value to less than $500. If a partial surrender results in less than $500 remaining, then the entire accumulation value must be withdrawn. For a full surrender, you must send in your contract with your surrender request.

Any applicable surrender charge, non-vested premium bonus (if any), and any required tax withholding will be deducted from the amount paid. In addition, upon full surrender an annual maintenance fee (and possibly a premium tax charge) is also subtracted.

Requests received in good order before the New York Stock Exchange closes for regular trading will take effect on the same day if that day is a business day. Otherwise, the request will take effect on the business day following the day We receive Your request or when your request is in good order. Unit values are determined at the close of business on the day the request takes effect.

We will generally pay the surrender amount from the Separate Account within seven days after We receive a properly completed surrender request in good order. We may defer payment for a longer period only when:

o    trading on the New York Stock Exchange is restricted as defined by the SEC;

o the New York Stock Exchange is closed (other than customary weekend and holiday closing);

o an emergency exists as defined by the SEC as a result of which disposal of the Separate Account's securities or determination of the net asset value of each investment division is not reasonably practicable; or

o for such other periods as the SEC may by order permit for the protection of owners.


See "When We Pay Proceeds From This Contract" on page 54.


If We defer payment for 30 or more days, then during the period of deferment, We will pay interest at the rate required by the jurisdiction in which this contract is delivered.

We expect to pay the surrender amount from the Fixed Account promptly, but We have the right to delay payment for up to six months.


Unless You specify otherwise, Your partial surrender will be allocated among all investment divisions and the Fixed Account in the same proportion as Your accumulation value bears to each investment division and the Fixed Account. This allocation is subject to minimum amount requirements. The surrender charge will be determined without reference to the source of the partial surrender. The charge will be based on the length of time between premium payments and surrenders. (See "CHARGES, FEES AND DEDUCTIONS" on page 42.)


A surrender will generally have Federal income tax consequences that can include tax penalties and tax withholding. You should consult Your tax advisor before making a surrender. (See "FEDERAL TAX STATUS" on page 44.)


Under certain types of retirement arrangements, the Retirement Equity Act of 1984 provides that, in the case of a married participant, a surrender request must include the consent of the participant's spouse. This consent must contain the participant's signature and the notarized or properly witnessed signature of the participant's spouse. These spousal consent requirements generally apply to married participants in most qualified pension plans, including plans for self-employed individuals that are considered employee pension benefit plans under the Employee Retirement Income Security Act of 1974 (ERISA). You should check the terms of Your retirement plan and consult with a tax advisor before making a surrender. (See "FEDERAL TAX STATUS" on page 44.)


Loans


Loans are only available if You purchase this contract in connection with a qualified plan under Section 403(b) of the Internal Revenue Code. After the first contract anniversary and prior to the maturity date, owners of contracts issued in connection with Section 403(b) qualified plans may request a loan using the contract as security for the loan. Only one loan may be outstanding at any time. Loans are subject to provisions of the Internal Revenue Code and the terms of the retirement program. You should consult a tax advisor before requesting a loan.

Only one loan can be made within a 12-month period. The loan amount must be at least $2,000.

Such loan, when added to the outstanding balance of loans from this contract or other contracts maintained by the employee, will be limited to the lesser of the following:

(a)   $50,000 reduced by the excess (if any) of:
           (i) the highest outstanding balance of loans from this contract or other contracts maintained by the employee during the one year period ending on the day before the date on which the loan is made; over

           (ii)the outstanding balance of loans from this contract or other contracts maintained by the employee on the date which such loan is made; or

(b)   the greater of:
           (i) one half of the present value of the nonforfeitable cash surrender value of this contract; or
           (ii)$10,000.


The portion of the contract value that is equal to the loan amount will be held in the Fixed Account and will earn interest at the fixed account minimum interest rate of 1.5% per year. You should tell Us how much of the loan You want taken from Your unloaned amount in the Fixed Account or from the Separate Account investment divisions. If You do not tell Us how to allocate Your loan, the loan will be allocated among all investment divisions and the Fixed Account in the same proportion as the value of Your interest in each division bears to Your total contract value. We will redeem units from each investment division equal in value to the amount of the loan allocated to that investment division and transfer that amount to the Fixed Account.

We charge interest on loans at the rate of 3.5% per year if the optional rider is not selected. If You purchase the optional Premium Bonus Rider, the loan interest charges will be increased by 1% to a rate of 4.5%. Loan interest is due on each contract anniversary. Unpaid interest will be added to the loan and accrue interest. If the total loan plus loan interest equals or exceeds the contract value minus any applicable surrender charges, then the contract will terminate with no further value. In such case, We will give You at least 31 days written notice. Termination under these circumstances may adversely affect the treatment of the contract under the Internal Revenue Code section 403(b).

The total loan plus loan interest will be deducted from any amount applied under a payment option or otherwise payable under the contract.

The loan agreement will describe the amount, duration, and restrictions on the loan. In general, loans must be repaid in monthly or quarterly installments within 5 years. If a quarterly installment is not received by the end of the calendar quarter following the calendar quarter in which the payment was due, then a deemed distribution of the entire amount of the outstanding loan principal, interest due, and any applicable charges under the contract, including any withdrawal charge, will be made. This deemed distribution may be subject to income and penalty tax under the Internal Revenue Code and may adversely affect the treatment of the contract under the Internal Revenue Code section 403(b).

A loan has a permanent effect on the contract value because the investment experience of the investment divisions will apply only to the unborrowed portion of the contract value. The longer the loan is outstanding, the greater the effect is likely to be. The effect could be favorable or unfavorable. If the net investment results are greater than 1.5% per year while the loan is outstanding, then the contract value will not increase as rapidly as it would have if no debt were outstanding. If net investment results are below 1.5% per year, then the contract value will be higher than it would have been had no loan been outstanding. In addition, a loan costs You a net interest charge of 2.0% per year with no optional rider. If the optional Premium Bonus Rider is selected, a loan costs You a net interest charge of 3.0%.

Dollar Cost Averaging

The Dollar Cost Averaging (DCA) program enables You to make monthly or quarterly transfers of a predetermined dollar amount from the DCA source account (any investment division or the Fixed Account) into one or more of the investment divisions. This program may reduce the impact of market fluctuations by allocating monthly or quarterly, as opposed to allocating the total amount at one time. This plan of investing does not insure a profit or protect against a loss in declining markets. The minimum monthly or quarterly amount to be transferred using DCA is $200.

You can elect the DCA program at any time. Only one active DCA account is allowed at a time. You must complete the proper request forms and there must be a sufficient amount in the DCA source account. You can get a sufficient amount by paying a premium with the DCA request form allocating premiums, or transferring amounts to the DCA source account. Copies of the DCA request form can be obtained by contacting Us at Our Principal Office. The election will specify:

o    the DCA source account from which transfers will be made,

o that any money received with the form is to be placed into the DCA source account,

o the total monthly or quarterly amount to be transferred to the other investment divisions, and

o how that monthly or quarterly amount is to be allocated among the investment divisions.

o The DCA request form must be received with any premium payment You intend to apply to DCA.

Once You elect DCA, additional premiums can be deposited into the DCA source account by sending them in with a DCA request form. All amounts in the DCA source account will be available for transfer under the DCA program.

Any premium payments received while the DCA program is in effect will be allocated using the allocation percentages from the DCA request form, unless You specify otherwise. You may change the DCA allocation percentages or DCA transfer amounts twice during a contract year.

If it is requested when the contract is issued, then DCA will start at the beginning of the second contract month. If it is requested after issue, then DCA will start at the beginning of the next contract month after the request is received.

If a DCA program is elected after issue and the source account is the Fixed Account, the minimum number of months for the program is 12 months.

We will process DCA transfers for a maximum of 24 months. You may continue to participate in the DCA program beyond the 24 month period by providing Us with written authorization at the end of each 24 month time period. DCA automatically terminates on the maturity date.

You may stop the DCA program at any time by sending Us written notice. We reserve the right to end the DCA program by sending You one month's written notice.


We do not charge any specific fees for You to participate in a DCA program. While We currently allow an unlimited number of free transfers, We do reserve the right to charge $15 for each transfer after the 12th in any contract year.


Fixed Account Dollar Cost Averaging ("Fixed Account DCA")

At the time of Your application, You may elect one of two Fixed Account DCA programs. These programs allow You to have a specified amount of Your initial premium transferred each month to the investment divisions of Your choice. These programs may only be elected at issue. We may declare interest rates in excess of the guaranteed minimum rate for premiums in the Fixed Account DCA program. However, the amount of interest credited to the Fixed Account DCA Accounts will never be less than the minimum guaranteed rate of 1.5%. The interest rate will vary depending upon the Fixed Account DCA program You choose at the time You purchase the contract. You may choose one of the following two Fixed Account DCA programs:

The 6-month Fixed Account DCA program: Under this program, You allocate Your initial premium to the 6-Month DCA account and We will credit a guaranteed rate of interest on the diminishing balance of the premium remaining in the 6-Month DCA account for a six-month period beginning on the issue date. Transfers will occur each month over the six-month period with the final transfer including all amounts remaining in the 6-Month DCA account.

The 12-Month Fixed Account DCA program: Under this program, You allocate Your initial premium to the 12-Month DCA account and We will credit a guaranteed rate of interest on the diminishing balance of the premium remaining in the 12-Month DCA account for a twelve-month period beginning on the issue date. Transfers will occur each month over the twelve-month period with the final transfer including all amounts remaining in the 12-Month DCA account.

Fixed Account Dollar Cost Averaging may not be available in all states. Your state of issue will determine if Fixed Account Cost Averaging is available on Your contract. Please check Your contract form to see if Fixed Account Dollar Cost Averaging is available on Your contract.

Portfolio Rebalancing

The Portfolio Rebalancing option allows contract owners, who are not Dollar Cost Averaging, to reset the percentage of accumulation value allocated to each investment division to a pre-set percentage level on a monthly, quarterly, semi-annual, or annual basis. The accumulation value must be at least $5,000 on each contract anniversary to be eligible for this program. If You elect this option, then on the contract "anniversary date" each month or quarter, We will transfer the amounts needed to "rebalance" the accumulation value to Your specified percentages. Rebalancing may result in transferring amounts from an investment division earning a relatively high return to one earning a relatively low return.

Portfolio Rebalancing will remain in effect until We receive Your written termination request. We reserve the right to end the Portfolio Rebalancing option by sending You one month's notice. Contact Us at Our Principal Office to elect the Portfolio Rebalancing option.


There is no charge for Portfolio Rebalancing and a Portfolio Rebalancing transfer is not considered a transfer for purposes of possibly assessing a transfer charge.


Fixed Account Earnings Sweep Program

You may elect to have any Fixed Account interest earnings transferred on a monthly or quarterly basis to one or more of the Separate Account investment divisions. Transfers will be made on the contract anniversary day each month or quarter to the investment divisions You select or according to the DCA program. While this program is active, You may not allocate future premium payments to the Fixed Account. Amounts transferred out of the Fixed Account due to an earnings sweep transfer are counted toward the 20% of Fixed Account accumulation value that may be transferred out of the Fixed Account during any contract year.


The Fixed Account Earnings Sweep Program may not be available in all states. Your state of issue will determine if The Fixed Account Earnings Sweep Program is available on Your contract.

There is no charge for Fixed Account Earnings Sweeps Program and a Fixed Account Earnings Sweep transfer is not considered a transfer for purposes of possibly assessing a transfer charge.



Systematic Withdrawals

The Systematic Withdrawal feature allows You to have a portion of the accumulation value withdrawn automatically. These payments can be made only: (1) while the annuitant is living, (2) before the maturity date, and (3) after the Free Look period. You may elect this option by sending a properly completed Preauthorized Systematic Withdrawal Request Form to Our Principal Office. You may designate the systematic withdrawal amount or the period for systematic withdrawal payments. You will also designate the desired frequency of the systematic withdrawals, which may be monthly, quarterly, semi-annually or annually. See Your contract for details on systematic withdrawal options and when each begins.

If the New York Stock Exchange is closed on the day when the withdrawal is otherwise to be made, then the withdrawal will be processed the next business day. The deduction caused by the systematic withdrawal will be allocated proportionately to Your accumulation value in the investment divisions and the Fixed Account.

You can stop or modify the systematic withdrawals by sending Us a written request. A proper written request must include the consent of any effective assignee or irrevocable beneficiary, if applicable.


Each systematic withdrawal must be at least $200. We reserve the right to change the frequency of payments or discontinue payments if the payment is less than $200. Upon payment, We reduce Your accumulation value by an amount equal to the payment proceeds plus any applicable surrender charge. (See "Surrender Charges on Surrenders" on page 42). The surrender charge applies to systematic withdrawals in excess of the free partial surrender amount in the same manner as it applies to other partial surrenders. The Premium Bonus Rider vesting schedule also applies.


Systematic withdrawals taken to satisfy IRS required minimum surrenders and paid under a life expectancy option will not be subject to a surrender charge. Any systematic withdrawal that would equal or exceed the surrender value will be treated as a complete surrender. In no event will the payment of a systematic withdrawal exceed the surrender value. The contract will automatically terminate if a systematic withdrawal causes the contract's surrender value to equal zero.

To the extent, if any, that there is gain in the contract, systematic withdrawals generally are included in the contract owner's gross income for tax purposes in the year in which the withdrawal occurs, and may be subject to a penalty tax of 10% before age 59 1/2. Additional terms and conditions for the systematic withdrawal program are set forth in Your contract and in the application for the program.

Free Surrender Amount

You may withdraw up to 10% of Your net premiums (premiums less partial surrenders) once each contract year without incurring a surrender charge in each contract year. The value of 10% of the net premiums is determined on the date of the first partial surrender. If this option is not exercised or if less than 10% is withdrawn, any unused amount will not be carried over to a subsequent contract year.


Waiver of Surrender Charges for Nursing Home Confinement Rider

This rider will be attached to all contracts issued to annuitants aged 75 or less at no additional charge. After the first contract year, this rider will increase the annual free surrender amount available under this contract from 10% of your net premiums to 20%, if the annuitant is confined to a qualified nursing care center for a period of at least 90 days providing that the confinement is medically necessary. If there are joint annuitants, this Rider may be exercised once for either the first or second annuitant to become confined to a qualified nursing care center, but not for both.

Qualified nursing care centers are defined in the rider attached to Your contract. We will require proof of confinement prior to authorizing this benefit.

This rider will terminate immediately upon the earlier of:

o    Exercising the benefit for a covered annuitant;

o    Termination of the base annuity;

o    Maturity of the base annuity;

o The date We receive Your written notice requesting termination of the rider; or

o Death of the annuitant. If the annuitant is the owner, the beneficiary under the base annuity is the annuitant's spouse, the spouse elects to become the new owner of the base annuity and this rider has not been previously exercised, the rider will remain in effect under the ownership of the surviving spouse.


Death Benefit

If the annuitant or the owner dies before the maturity date, then the death benefit must be paid within 5 years of the annuitant's or owner's death (other than amounts payable to, or for the benefit of, the surviving spouse of the owner). For joint annuitants the death benefit is paid upon the second death. For joint owners the death benefit is paid upon the first death. The value of the death benefit, as described below, will be determined based on the accumulation value on the business day that Our Principal Office receives proof of death.


When a death benefit is paid on the death of the owner or joint owner and a payment option is selected, the payment option must be an annuity for the life of the payee or for a period extending no longer than the payee's life expectancy, and payments must begin within one year of the date of death and all forms and information we deem necessary to pay the death benefit.


If an owner dies on or after the maturity date, then any remaining amounts, other than amounts payable to, or for the benefit of, the owner's surviving spouse, must be paid at least as rapidly as the benefits were being paid at the time of the owner's death. Other rules relating to distributions at death apply to qualified contracts.

If joint owners or joint annuitants die within 24 hours of one another, they are considered to have died simultaneously and the eldest is presumed to have died first. In the event of simultaneous death of the owner and the annuitant, the owner is presumed to have died first, and the owner's beneficiary would be paid the death benefit.

The death benefit paid to the beneficiary will be the greatest of:
(a) the accumulation value; or
(b) 100% of the total net premium payments made to Your contract.


Premium taxes may be deducted from the death benefit proceeds and we may retain any non-vested portion of the premium bonus.


Payment of Death Benefits

In most cases, when a death benefit is paid in a lump sum, We will pay the death benefit by establishing an interest bearing account, called the "Midland Access Account" for the beneficiary, in the amount of the death benefit. We will send the beneficiary a checkbook, and the beneficiary will have access to the account simply by writing a check for all or any part of the amount of the death benefit. The Midland Access Account is part of Our Fixed Account. It is not a bank account and it is not insured by the FDIC or any other government agency. As part of Our Fixed Account, it is subject to the claims of Our creditors. We receive a benefit from all amounts left in the Midland Access Account.

                          CHARGES, FEES AND DEDUCTIONS

Surrender Charges on Surrenders

We may deduct a surrender charge from any full or partial surrender (including a surrender to effect an annuity and on systematic withdrawals). This charge partially reimburses Us for the selling and distributing costs of this contract. These include commissions and the costs of preparing sales literature and printing prospectuses. If the surrender charge is insufficient to cover all distribution expenses, then the deficiency will be met from Our surplus that may be, in part, derived from mortality and expense risks charges (described below). For the purpose of determining the surrender charge, any amount that You withdraw will be treated as being from premiums first, and then from investment income, if any (and without regard to allocations of premiums or surrenders among investment divisions). Premium payments are considered withdrawn in the order that they were received. There is no surrender charge on the investment income (if any) withdrawn.

The length of time between each premium payment and surrender determines the amount of the surrender charge

The charge is a percentage of the premiums withdrawn and equals:

    Length of Time from                 Surrender
    Premium Payment                     Charge
    (Number of Years)
                1                         9%
                2                         8%
                3                         7%
                4                         6%
                5                         5%
                6                         4%
                7                         3%
                8                         2%
                9                         1%
               10+                        0%

At the time of withdrawal, if Your accumulation value is less than Your net premium, the surrender charge will still be assessed against the full remaining net premium amount.

Under Midland National's current company practice, amounts withdrawn under the contract to comply with IRS minimum distribution rules and paid under a life expectancy option will not be subject to a surrender charge. We reserve the right to change this practice in the future. Amounts withdrawn to comply with IRS minimum distribution rules will reduce the amount available under the free surrender amount.

Mortality and Expense Risk Charge

We deduct a daily charge for mortality and expense risks at an effective annual rate to 1.40% of the accumulation values in the Separate Account. The investment division's accumulation unit values reflect this charge. We expect to profit from this charge. We may use the profit for any purpose including paying distribution expenses.

Annual Maintenance Fee

We deduct an annual maintenance fee of $30 on each contract anniversary on or before the maturity date. We reserve the right to increase this charge, however, it will not exceed $60 per contract year. We waive this charge if Your contract is a Qualified Plan under Section 403(b) or if Your net premium is $50,000 or more on the contract anniversary. This charge is for Our record keeping and other expenses incurred in maintaining the contracts. At the end of each contract year We deduct this charge proportionally from each investment division and the Fixed Account. If the contract is surrendered during a contract year and the net premium is less than $50,000, then We will deduct the full annual maintenance fee for the current contract year at that time. We will not deduct the annual maintenance fee in the event of annuitization or death.

We may reduce the annual maintenance fee for contracts issued in a manner that results in a savings of administrative expenses. The amount of reductions will be considered on a case-by-case basis and reflect Our expected reductions in administrative expenses.


Optional Premium Bonus Rider Charge

We deduct an extra charge on a daily or other periodic basis if You select the optional Premium Bonus Rider, as a percentage, currently at an annual rate of 0.65% of the accumulation value in the Separate Account. This charge is specified above in the Fee Table section of this prospectus.


Transfer Charge

Currently, We do not charge You for making transfers of accumulation value among investment divisions. We reserve the right to assess a $15 charge for each transfer after the 12th transfer in a contract year.

If We charge You for making a transfer, then We will allocate the charge proportionally to the investment divisions and Fixed Account from which the transfer is being made. All transfers included in one transfer request count as only one transfer for purposes of any fee. For example, if the transfer is made from two investment divisions and a charge applies, then a $7.50 transfer charge will be deducted from each of the two investment divisions.

Charges In The Funds

The funds charge their portfolios for managing investments and providing services. The portfolios may also pay operating expenses. Each portfolio's charges and expenses vary. See the funds' prospectuses for more information.

Premium Taxes

Midland will deduct from Your accumulation value at surrender, death or annuitization a charge for any premium taxes levied by a state or any other government entity. Premium taxes currently levied by certain jurisdictions vary from 0% to 3.5%. This range is subject to change. The company currently deducts such charges from contracts issued in the states of South Dakota, Wyoming, Maine, and West Virginia. These states and jurisdictions are subject to change.

Other Taxes

At the present time, We do not make any charges to the Separate Account for any federal, state, or local taxes (other than premium taxes) that We incur which may be attributable to such account or to the contracts. We reserve the right to make a charge for any such tax or economic burden resulting from the application of the tax laws.

                               FEDERAL TAX STATUS

Introduction

NOTE: We have prepared the following information on federal income taxes as a general discussion of the subject. It is not intended as tax advice to any individual. You should consult Your own tax advisor about Your own circumstances. We have included an additional discussion regarding taxes in the SAI.

Annuity Contracts in General

Deferred annuities are a way of setting aside money for future needs like retirement. Congress recognized how important saving for retirement is and provided special rules in the Internal Revenue Code for annuities.

Simply stated, these rules provide that generally You will not be taxed on the gain, if any, on the money held in Your annuity contract until You take the money out. This is referred to as tax deferral. There are different rules as to how You will be taxed depending on how You take the money out and the type of contract - qualified or nonqualified (discussed below).

You will generally not be taxed on increases in the value of Your contract until a distribution occurs - either as a surrender or as annuity payments.

When a non-natural person (e.g., corporation or certain other entities other than tax-qualified trusts) owns a nonqualified contract, the contract will generally not be treated as an annuity for tax purposes. There are some exceptions to this rule and a prospective owner that is not a natural person should discuss these with a tax advisor.

Qualified and Nonqualified Contracts

If You purchase the contract under an individual retirement annuity, Your contract is referred to as a qualified contract.

Qualified contracts are issued in connection with the following plan:

o Individual Retirement Annuity (IRA): A traditional IRA allows individuals to make contributions, which may be deductible, to the contract.

o A Roth IRA also allows individuals to make contributions to the contract, but it does not allow a deduction for contributions, and distributions may be tax-free if the owner meets certain rules.

o Corporate Pension and Profit-Sharing and H.R. 10 Plan: Employers and self-employed individuals can establish pension or profit-sharing plans for their employees or themselves and make contributions to the contract on a pre-tax basis.

o Deferred Compensation Plan (457 Plan): Certain governmental and tax-exempt organization can establish a plan to defer compensation on behalf of their employees through contributions to the contract.

o Under Code section 403(b), payments made by public school systems and certain tax exempt organizations to purchase annuity contracts for their employees are excludable from the gross income of the employee, subject to certain limitations. However, these payments may be subject to FICA (Social Security) taxes. A Qualified Contract issued as a tax-sheltered annuity under section 403(b) will be amended as necessary to conform to the requirements of the Code. Code section 403(b)(11) restricts the distribution under Code section 403(b) annuity contracts of:

     1. elective contributions made in years beginning after December 31, 1988;

     2.   earning on those contributions; and

     3. earnings in such years on amounts held as of the last year beginning before January 1, 1989.

     Distribution of those amounts may only occur upon death of the employee, attainment of age 59 1/2, disability, severance from employment, or hardship. In addition, income attributable to elective contributions may not be distributed in the case of hardship.

The contract contains death benefit features that in some cases may exceed the greater of the premium payments or the accumulation value. The Internal Revenue Service has not reviewed the contract for qualification as an IRA, and has not addressed in a ruling of general applicability whether the death benefit provision, such as the provisions in the contract, comports with IRA qualification requirements.

Qualified contracts have minimum distribution rules that govern the timing and amount of distributions. Distributions before age 59 1/2 may be subject to a 10% penalty tax. Also, distributions from qualified contracts are generally subject to withholding, and "eligible rollover distributions" from corporate pension and profit-sharing and H.R. 10 plans are subject to a mandatory 20% withholding except in the case of a direct rollover.

Loans

Loans are available only if the contract if used in a Section 403(b) qualified plan. If the amount or duration of the loan violates Internal Revenue Code requirements, then You may be subject to income tax or a penalty. IRS authorities and the Department of Labor suggest that in certain circumstances a loan may result in adverse tax and ERISA consequences for Section 403(b) programs. A loan issued in connection with a 403(b) plan is generally subject to a limit of the lesser of $50,000 or 50% of the participant's vested ownership in the 403(b) plan. The maximum loan amount may be lower if You currently have or have had a plan loan in the last 12 months. In addition, the Department of Labor has issued regulations governing plan participant loans under the retirement plans subject to ERISA and the Department of Labor's regulations contain requirements for plan loans relating to their availability, amount and other matters. These requirements require, in part, that a loan from an ERISA-governed plan be made under a enforceable agreement, bear a reasonable rate of interest be adequately secured, provide a reasonable payment schedule, and be made available on a basis that does not discriminate in favor of employees who are officers or shareholders or who are highly compensated. Failure to comply with these requirements may result in penalties under the Code and ERISA. You are responsible for determining whether Your plan is subject to, and complies with, ERISA and the Department of Labor's regulations governing plan loans. You should consult a tax advisor before taking a loan.

Diversification and Distribution Requirements

The Internal Revenue Code provides that the underlying investments for a nonqualified variable annuity must satisfy certain diversification requirements in order to be treated as an annuity. The annuity must also meet certain distribution requirements at the death of an owner in order to be treated as an annuity contract. These diversification and distribution requirements are discussed in the SAI. Midland may modify the contract to attempt to maintain favorable tax treatment.

Surrenders - Nonqualified Contracts

If You purchase the contract as an individual and not under an individual retirement annuity, Your contract is referred to as a nonqualified contract.


If You make a surrender from a nonqualified contract before the annuity commencement date, the Internal Revenue Code treats that surrender as first coming from gain and then from Your premium payments. When You make a surrender You are taxed on the amount of the surrender that is gain. If You make a full surrender, You are generally taxed on the amount that Your surrender proceeds exceeds the "investment in the contract," which is generally Your premiums paid (adjusted for any prior partial surrenders that came out of the premiums). The premium bonus will be considered gain. Different rules apply for annuity payments. See "Annuity Payments" below.


The Internal Revenue Code also provides that surrendered gain may be subject to a penalty. The amount of the penalty is equal to 10% of the amount that is includable in income. Some surrenders will be exempt from the penalty. This includes any amount:

o    paid on or after the taxpayer reaches age 59 1/2;

o    paid after an owner dies;

o paid if the taxpayer becomes totally disabled (as that term is defined in the Internal Revenue Code;

o paid in a series of substantially equal payments made annually (or more frequently) under a lifetime annuity;

o    paid under an immediate maturity; or

o    which come from premium payments made prior to August 14, 1982.

Multiple Contracts

All nonqualified deferred contracts that are issued by Midland (or its affiliates) to the same owner during any calendar year are treated as one annuity for purposes of determining the amount includable in the owner's income when a taxable distribution occurs.

Withholding

Distributions from qualified and nonqualified contracts, generally are subject to withholding for Your federal income tax liability. The withholding rate varies according to the type of distribution and Your tax status. You will be provided the opportunity to elect not to have tax withheld from distributions.

Annuity Payments

Although the tax consequences may vary depending on the annuity payment option You select, in general, for nonqualified and certain qualified contracts, only a portion of the annuity payments You receive will be includable in Your gross income.

In general, the excludable portion of each annuity payment You receive will be determined as follows:

o Fixed payments - by dividing the "investment in the contract" on the maturity date by the total expected value of the annuity payments for the term of the payments. This is the percentage of each annuity payment that is excludable.

o Variable payments - by dividing the "investment in the contract" on the maturity date by the total number of expected periodic payments. This is the amount of each annuity payment that is excludable.

The remainder of each annuity payment is includable in gross income. Once the "investment in the contract" has been fully recovered, the full amount of any additional annuity payments is includable in gross income.

If You select more than one annuity payment option, special rules govern the allocation of the contract's entire "investment in the contract" to each such option, for purposes of determining the excludable amount of each payment received under that option. We advise You to consult a competent tax advisor as to the potential tax effects of allocation amounts to any particular annuity payment option.

If, after the annuity commencement date, annuity payments stop because an annuitant has died, the excess (if any) of the "investment in the contract" as of the annuity maturity date over the aggregate amount of annuity payments received that was excluded from gross income is generally allowable as a deduction for Your last taxable year.

Annuity Contracts Purchased by Nonresident Aliens and Foreign Corporations

The discussion above provided general information regarding U.S. federal income tax consequences to annuity owners that are U.S. persons. Taxable distributions made to owners who are not U.S. persons will generally be subject to U.S. federal income tax withholding at a 30% rate, unless a lower treaty rate applies. In addition, distributions may be subject to state and/or municipal taxes and taxes that may be imposed by the owner's country of citizenship or residence. Prospective foreign owners are advised to consult with a qualified tax advisor regarding U.S., state, and foreign taxation for any annuity contract purchase.

Taxation of Death Benefit Proceeds

Amounts may be distributed from the contract because of the death of an owner or an annuitant. Generally, such amounts should be includable in the income of the recipient:

     o if distributed in a lump sum, these amounts are taxed in the same manner as a full surrender; or

     o if distributed under an annuity payment option, these amounts are taxed in the same manner as annuity payments.

Transfers, Assignments or Exchange of Contracts

A transfer of ownership or absolute assignment of a contract, the designation of an annuitant or payee or other beneficiary who is not also the owner, the selection of certain maturity dates, or a change of annuitant, may result in certain income or gift tax consequences to the owner that are beyond the scope of this discussion. An owner contemplating any such transfer, assignment, selection, or change should contact a competent tax advisor with respect to the potential tax effect s of such a transaction.

Possible Tax Law Changes

Although the likelihood of legislative changes is uncertain, there is always the possibility that the tax treatment of the contract could change by legislation or otherwise. You should consult a tax advisor with respect to legal developments and their effect on the contract.

Separate Account Charges

It is possible that the Internal Revenue Service may take a position that fees for certain optional benefits are deemed to be taxable distributions to You. Although We do not believe that the fees associated with any optional benefit provided under the contract should be treated as taxable surrenders, You should consult Your tax advisor prior to selecting any optional benefit under the contract.

MATURITY DATE


The maturity date is the date on which income payments will begin. The earliest possible maturity date under the contract is the 9th contract anniversary at which time You may annuitize Your full accumulation value (less any premium taxes). If you choose life income or joint and survivor income payout options, We will allow You to annuitize the accumulation value (less any non-vested premium bonus and less any premium taxes) after the 3rd contract year, by current company practice. This is not guaranteed. The maximum maturity date is the contract anniversary immediately following the annuitant's 100th birthday. You may change the maturity date by sending written notice to Our Principal Office. We must receive Your written notice at least 30 days prior to the original maturity date.


If You have not previously specified otherwise and have not elected certain systematic withdrawal options, then on the maturity date You may:

     1.   take the surrender value in one lump sum, or

     2. convert the surrender value into an annuity payable to the annuitant under one of the payment options described below.

Selecting An Annuity Option

You may apply the proceeds of a surrender to effect an annuity. Unless You choose otherwise, Your surrender value from the Fixed Account will be applied to a 10 year certain and life fixed payout and the surrender value from the Separate Account will be applied to a 10 year certain and life variable payout. The first monthly annuity payment will be made within one month after the maturity date. Variable payment options are not available in certain states.

Currently, the payment options are only available if the proceeds applied are $2,500 or more and the first periodic payment will be at least $50. We reserve the right to change the payment frequency so that payments are at least $50.

The payee's actual age will affect each payment amount for annuity income options involving life income. The amount of each annuity payment to older payees will be greater than for younger payees because payments to older payees are expected to be fewer in number. For annuity income options that do not involve life income, the length of the payment period will affect the amount of each payment. With a shorter period, the amount of each annuity payment will be greater. Payments that occur more frequently will be smaller than those occurring less frequently.

The payee or any other person who is entitled to receive payments may name a beneficiary to receive any amount that We would otherwise pay to that person's estate if that person died. The person who is entitled to receive payment may change the beneficiary at any time.

Payment options will be subject to Our rules at the time of selection. We must approve any arrangements that involve more than one of the payment options, or a payee who is not a natural person (for example, a corporation), or a payee who is a fiduciary or an assignee. Also, the details of all arrangements will be subject to Our rules at the time the arrangements take effect. This includes

     o    rules on the minimum amount We will pay under an option;

     o minimum amounts for installment payments, surrender or commutation rights (Your rights to receive payments over time, for which We may offer You a lump sum payment);

     o the naming of people who are entitled to receive payment and their beneficiaries; and

     o    the ways of proving age, gender, and survival.

You choose a payment option when You apply for a contract and may change it by writing to Our Principal Office. You must elect the payment plan at least 30 days before the maturity date.

Fixed Options

Payments under the fixed options are not affected by the investment experience of any investment division. The surrender value as of the maturity date will be applied to the fixed option selected. We guarantee interest under the fixed options at a rate of 1.5% a year. We may also credit interest under the fixed deposit options at a rate that is above the 1.5% guaranteed rate (this is at Our complete discretion). Thereafter, interest or payments are fixed according to the options chosen.

Variable Options

Payments under the variable options will vary in amount depending on the investment experience of the investment divisions. Variable payment options are not available in certain states.

The annuity tables contained in the contract are based on a 5% (five percent) assumed investment rate. This is a fulcrum rate around which variable annuity payments will fluctuate to reflect whether the investment experience of the investment divisions is better or worse than the assumed investment rate. If the actual investment experience exceeds the assumed investment rate, then the payment will increase. Conversely, if the actual investment experience is less than the assumed rate, then payments will decrease.

We determine the amount of the first monthly variable payment by applying the value in each investment division (as of a date not more than 10 business days prior to the maturity date) to the appropriate rate (from the annuity tables in the contract) for the payout options selected using the payee's age and sex (where permissible). The amount of the first payment will then be used to determine the number of annuity units for each investment division. The number of annuity units is used to determine the amount of subsequent variable payments.

The annuity unit value for each investment division will be initially set at $10. Thereafter the annuity unit value will vary with the investment experience of the investment division and will reflect the mortality and expense risk charge We make at an effective annual rate of 1.40% (charges for optional riders discontinue after the maturity date). The annuity unit value will increase if the net investment experience (investment experience minus the asset charge) is greater than the 5% assumed investment rate. The annuity unit value will decrease if the net investment experience is less than the 5% assumed investment rate.

The amount of each subsequent variable payment will be determined for each investment division by multiplying the number of annuity units by the annuity unit value.

Additional information on the variable annuity payments is contained in the SAI that can be obtained by writing to Our Principal Office.

Payout Options

The following four payout options are available:

     1. Income for Specified Period: We pay installments for a specified period. We will pay the amount applied in equal installments plus applicable interest (excess interest may be paid at Our discretion), for a specified time, up to 20 years.

     2. Life Annuity: We will pay the money as monthly income for life. You may choose from 1 of 2 ways to receive the income:

          (a) Life Annuity: We will pay equal monthly payments during the lifetime of the payee. With a life annuity payment option, payments will only be made as long as the payee is alive. Therefore, if the payee dies after the first payment, then only one payment will be made.

          (b) With Certain Period: We will pay equal monthly payments for a selected number of guaranteed payments, and then for as long as the payee is living thereafter.

3. Income for a Specified Amount: We will pay income of the accumulation value until the principal and interest are exhausted. Payments will begin on the maturity date and will continue until the principal and interest, at the rate of 1.5% compounded per annum, are exhausted.

4. Joint and Survivor Income: We will make monthly payments until the last surviving payee's death. Therefore, if both payees die after the first payment, then only one payment will be made. The annuitant must be at least 50 years old and the beneficiary/payee must be at least 45 years old, at the time of the first monthly payment.


Annuitization Bonus Rider

When You decide to annuitize Your contract, We will credit Your accumulation value with an additional percentage of the accumulation value based on the pay-out option You choose as follows:

     o A 4% annuitization bonus will be credited on any payout option available under this contract that guarantees payment for ten or more years.

     o A 2% annuitization bonus will be credited on all other payout options available under this contract with the exception of Income for a Specified Amount for a period of less than 5 years. If this option is chosen and results in a payout period of less than 5 years, no bonus will be paid.

This rider will be attached to all contracts at no additional charge.

This rider terminates on the earliest of:

     o    the Contract to which it is attached terminates;

     o    the Maturity Date; or

     o full surrender of the Contract or death of the Owner or Annuitant, where the Beneficiary does not continue the Contract under Spousal Continuance.


Transfers after the Maturity Date

After the maturity date, only two transfers per contract year may be made among the investment divisions. Transfer requests received in good order before the New York Stock Exchange closes will take effect on the same day if that day is a business day. Otherwise, the request will take effect on the business day following the day We receive Your request or it is put in good order. Unit values are determined at the close of business on the day the request takes effect. The transfer request must be received at least 10 business days before the due date of the first annuity payment to which the change will apply. Transfers after the annuity payments have started will be based on the annuity unit values. There will be no transfer charge for this transfer. No transfers are allowed to or from the Fixed Account.

                             ADDITIONAL INFORMATION

Midland National Life Insurance Company

We are Midland National Life Insurance Company, a stock life insurance company. Midland was organized in 1906, in South Dakota, as a mutual life insurance company at that time named "The Dakota Mutual Life Insurance Company." We were reincorporated as a stock life insurance company, in 1909. Our name "Midland" was adopted in 1925. We were redomesticated to Iowa in 1999. We are licensed to do business in 49 states, the District of Columbia, Puerto Rico, the Virgin Islands, Guam and the Mariana Islands. Our Principal Office address is:

                     Midland National Life Insurance Company
                         4601 Westown Parkway, Suite 300
                            West Des Moines, IA 50266
                                 1-877-586-0240

Midland is a subsidiary of Sammons Enterprises, Inc., Dallas, Texas. Sammons Enterprises has controlling or substantial stock interests in a large number of other companies engaged in the areas of insurance, corporate services, and industrial distribution.

Fund Voting Rights

We invest the assets of Our Separate Account investment divisions in shares of the funds' portfolios. Midland is the legal owner of the shares and has the right to vote on certain matters. Among other things, We may vote:

     o    to elect the funds' Board of Directors,

     o    to ratify the selection of independent auditors for the funds,

     o on any other matters described in the funds' current prospectuses or requiring a vote by shareholders under the Investment Company Act of 1940, and

     o    in some cases, to change the investment objectives and contracts.

Even though We own the shares, We may give You the opportunity to tell Us how to vote the number of shares that are allocated to Your contract.

The funds will determine if and how often shareholder meetings are held. As We receive notice of these meetings, We will ask for Your voting instructions. The funds are not required to hold a meeting in any given year.

If We do not receive instructions in time from all contract owners, then We currently intend to vote those shares in the same proportion as We vote shares for which We have received instructions in that portfolio. We currently intend to vote any Fund shares that We alone are entitled to vote in the same proportions that contract owners vote. If the federal securities laws or regulations or interpretations of them change so that We are permitted to vote shares of the Fund in Our own right or to restrict owner voting, then We may do so.

How We Determine Your Voting Shares

You may participate in voting only on matters concerning the Fund portfolios in which Your accumulation value has been invested. We determine Your voting shares in each division by dividing the amount of Your accumulation value allocated to that division by the net asset value of one share of the corresponding Fund portfolio. This is determined as of the record date set by the Fund's Board for the shareholders meeting.

If You have a voting interest, then We will send You proxy material and a form for giving Us voting instructions. In certain cases, We may disregard instructions relating to changes in the Fund's adviser or the investment contracts of its portfolios.

Voting Privileges of Participants In Other Companies

Other insurance companies own shares in the Funds to support their variable life insurance and variable annuity products. We do not foresee any disadvantage to this. Nevertheless, the Fund's Board of Directors will monitor events to identify conflicts that may arise and determine appropriate action. If We disagree with any Fund action, then We will see that appropriate action is taken to protect Our contract owners. If We ever believe that any of the Funds' portfolios are so large as to materially impair its investment performance, then We will examine other investment options.

Our Reports to Owners

Shortly after the end of each calendar year, We will send a report that shows

     o    Your accumulation value, and

     o Any transactions involving Your accumulation value that occurred during the year. Transactions include Your premium allocations, transfers and partial surrenders made in that year.

The annual statements are sent instead of sending a confirmation of certain transactions (such as premium payments by automatic bank draft checking account deductions or Civil Service Allotment).

Confirmation notices will be sent to You for premiums, transfers of amounts between investment divisions and certain other contract transactions.

We also currently intend to send You semi-annual reports with financial information on the funds.

Contract Periods, Anniversaries

We measure contract years, contract months and contract anniversaries from the issue date shown on Your contract's information page. Each contract month begins on the same day in each month. The calendar days of 29, 30, and 31 are not used for the purpose of contract anniversaries. If Your initial premium is received on one of these dates, Your contract anniversary day will be the first day of the next month.

Dividends

We do not pay any dividends on the contract described in this prospectus.

Performance

Performance information for the investment divisions may appear in reports and advertising to current and prospective owners. The performance information is based on the historical investment experience of the investment division and the portfolios and does not indicate or represent future performance.

Total returns are based on the overall dollar or percentage change in value of a hypothetical investment. Total return quotations reflect changes in portfolio share price, the automatic reinvestment by the Separate Account of all distributions and the deduction of applicable charges (including any surrender charges that would apply if You surrendered the contract at the end of the period indicated). Quotations of total return may also be shown that do not take into account certain contract charges such as the surrender charge and the rider charges. The total return percentage will be higher under this method than under the standard method described above.

A cumulative total return reflects performance over a stated period of time. If the performance had been constant over the entire period, than an average annual total return reflects the hypothetical annually compounded return that would have produced the same cumulative total return. Because average annual total returns tend to smooth out variations in an investment division's returns, You should recognize that they are not the same as actual year-by-year results.

Some investment divisions may also advertise yield. These measures reflect the income generated by an investment in the investment divisions over a specified period of time. This income is annualized and shown as a percentage. Yields do to not take into account capital gains or losses or the surrender charge or rider charges. The standard quotations of yield reflect the annual maintenance fee.

The money market investment divisions may advertise its current and effective yield. Current yield reflects the income generated by an investment in the investment division over a 7 day period. Effective yield is calculated in similar manner except that income earned is assumed to be reinvested. Other investment divisions may advertise a 30 day yield which reflects the income generated by an investment in the investment division over a 30 day period.

Midland may also advertise performance figures for the investment divisions based on the performance of a portfolio prior to the time the Separate Account commenced operations.

Your Beneficiary

You name Your beneficiary in Your contract application. The beneficiary is entitled to the insurance benefits of the contract. You may change the beneficiary during the owner's and annuitant's lifetime by writing to Our Principal Office. This change takes effect as of the date that the written notice was signed. If no beneficiary is living when the owner or annuitant dies, then We will pay the death benefit to the owner's or annuitant's estate. If the beneficiary is living at the time of the owner's or annuitant's death, then proceeds are payable to the contingent beneficiary, if any.

Assigning Your Contract

You may assign Your rights in a non-qualified contract. You must send a copy of the assignment to Our Principal Office. The assignment takes effect as of the date that the written notice was signed. We are not responsible for the validity of the assignment or for any payment We make or any action We take before We record notice of the assignment. An absolute assignment is a change of ownership. There may be tax consequences.

When We Pay Proceeds From This Contract

We will generally pay any death benefits or surrenders within seven days after receiving the required form(s) at Our Principal Office. Death benefits are determined as of the date We receive due proof of death and election of a settlement option. If we do not receive a written election within 90 days after receipt of due proof of death, then a lump sum payment will be paid as of that date.

We may delay payment for one or more of the following reasons:

     1)   We cannot determine the amount of the payment because:

          a)   the New York Stock Exchange is closed,

          b)   trading in securities has been restricted by the SEC, or

          c)   the SEC has declared that an emergency exists,

     2)   The SEC by order permits Us to delay payment to protect Our owners, or

     3)   Your premium check(s) have not cleared Your bank.

Federal laws designed to counter terrorism and prevent money laundering by criminals might in certain circumstances require Us to reject a premium payment and/or "freeze" a contract owner's account. If these laws apply in a particular situation, We would not be allowed to process any request for withdrawals, surrenders, or death benefits, make transfers, or continue making annuity payments. If a contract or account is frozen, the cash value would be moved to a special segregated interest bearing account and held in that account until We receive instructions from the appropriate federal regulator. We may also be required to provide information about You and Your contract to the government agencies and departments.

We may defer payment of any surrender or surrender from the Fixed Account, for up to six months after We receive Your request.

Sales Agreements

The contract will be sold by individuals who, in addition to being licensed as life insurance agents for Midland National Life, are registered representatives of Sammons Securities Company, LLC, or broker-dealers who have entered into written sales agreements with Sammons Securities Company, LLC. Sammons Securities Company, LLC, the principal underwriter of the contracts, is registered with the SEC as a broker-dealer under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc.
(NASD). Sammons Securities Company, LLC is an indirect wholly owned subsidiary of Sammons Enterprises, Inc. of Dallas, Texas, the ultimate parent-company of Midland National Life. The mailing address for Sammons Securities Company, LLC is:

                                 4261 Park Road
                               Ann Arbor, MI 48103

While commissions may vary, they are not expected to exceed 9.25% of any premium payment. Where lower commissions are paid, we may also pay trail commissions. Under certain circumstances, We may pay bonuses, overrides, and marketing allowances in addition to the standard commissions to the extent permitted by NASD rules. We may sell Our contracts through broker-dealers registered with the SEC under the Securities Exchange Act of 1934 that enter into selling agreements with Us.

To the extent permitted by NASD rules, promotional incentives or payments may also be provided to dealer-brokers based on sales volumes, the assumption of wholesaling functions or other sales-related criteria. Other payments may be made for other services that do not directly involve the sale of contracts. These services may include the recruitment and training of personnel, production of promotional literature, and similar services.

We intend to recoup commission and other sales expenses primarily, but not exclusively, through:

     o    the surrender charge;

     o    the mortality and expense risk charge;

     o    rider charges;

     o revenues, if any, received from the underlying portfolios or their managers; and

     o    investment gain on amounts allocated under contracts to the Fixed
          Account.

Commissions paid on the contract, including other incentives or payments, are not charged to the contract owners or the Separate Account.

Pending regulatory approvals, We intend to distribute the contract in all states, except New York, and in certain possessions and territories.

Regulation

We are regulated and supervised by the Iowa Insurance Department. We are subject to the insurance laws and regulations in every jurisdiction where We sell contracts. The provisions of this contract may vary somewhat from jurisdiction to jurisdiction.

We submit annual reports on Our operations and finances to insurance officials in all the jurisdictions where We sell contracts. The officials are responsible for reviewing Our reports to be sure that We are financially sound and are complying with the applicable laws and regulations. We are also subject to various federal securities laws and regulations.

Discount for Employees of Sammons Enterprises, Inc.

Employees of Sammons Enterprises, Inc., and its subsidiaries, may receive waiver of charges, reduced charges, or a premium contribution to the contract of 100% of the first year commission that would normally have been paid on the employee's first year premiums. Midland is a subsidiary of Sammons Enterprises, Inc., and additional premium payments contributed solely by Midland National Life will be paid into the employee's contract during the first year.

Legal Matters

The law firm of Sutherland Asbill & Brennan LLP, Washington, DC, has provided certain legal advice relating to certain matters under the federal securities laws. We are not involved in any material legal proceedings.

Financial Statements

The financial statements of Midland National Life Separate Account C and Midland National Life Insurance Company, included in the SAI, have been audited by PricewaterhouseCoopers, LLP, independent auditors, for the periods indicated in their report which appears in the SAI. The address for PricewaterhouseCoopers LLP is:

                       Suite 1300, 650 Third Avenue South
                           Minneapolis, MN 55402-4333

The financial statements audited by PricewaterhouseCoopers LLP have been included in reliance on their reports given upon their authority as experts in accounting and auditing.

                       Statement of Additional Information

A SAI is available which contains more details concerning the subjects discussed in this prospectus. You can get this SAI by checking the appropriate box on the application form, by writing Our Principal Office, or by calling the Principal Office's Toll Free number at 1-877-586-0240. The following is the Table of Contents for the SAI:

                                                      TABLE OF CONTENTS

                                                                                                                         Page
THE CONTRACT                                      .......................................................................4
   Entire Contract                                .......................................................................4
   Changes to the Contract                        .......................................................................4
   Beneficiary                                    .......................................................................4
   Change of Beneficiary                          .......................................................................4
   Change in Maturity Date                        .......................................................................4
   Incontestability                               .......................................................................4
   Misstatement of Age or Sex                     .......................................................................4
   Periodic Reports                               .......................................................................5
   Non-participating                              .......................................................................5
   Claims of Creditors                            .......................................................................5
   Minimum Benefits                               .......................................................................5
   Payment of Premiums                            .......................................................................5
   Ownership                                      .......................................................................5
   Assignment                                     .......................................................................5
   Accumulation Unit Value                        .......................................................................6
   Annuity Payments                               .......................................................................6
CALCULATION OF YIELDS AND TOTAL RETURNS................................................................................. 7
   Money Market Investment Division Yield
   Calculation                                    .......................................................................7
   Other Investment Division Yield Calculations   .......................................................................8
   Total Return Calculations                      .......................................................................9
   Cumulative Total Returns                       .......................................................................10
   Adjusted Historical Performance Data           .......................................................................10
FEDERAL TAX MATTERS                               .......................................................................15
   Tax Free Exchanges (Section 1035)              .......................................................................15
   Required Distributions                         .......................................................................15
   Non-Natural Person                             .......................................................................16
   Diversification Requirements                   .......................................................................16
   Owner Control                                  .......................................................................16
   Taxation of Qualified Contracts                .......................................................................16
DISTRIBUTION OF THE CONTRACT                      .......................................................................18
SAFEKEEPING OF ACCOUNT ASSETS                     .......................................................................18
STATE REGULATION                                  .......................................................................18
RECORDS AND REPORTS                               .......................................................................19
LEGAL PROCEEDINGS                                 .......................................................................19
LEGAL MATTERS                                     .......................................................................19
EXPERTS                                           .......................................................................19
OTHER INFORMATION                                 .......................................................................19
FINANCIAL STATEMENTS                              .......................................................................20

The Statement of Additional Information (SAI) can provide You with more detailed information about Midland National Life Insurance Company and the Midland National Life Separate Account C including more information about commissions and distribution expenses. A free copy of the SAI can be obtained by contacting Your registered representative or by contacting our Principal Office at:

                     Midland National Life Insurance Company
                         4601 Westown Parkway, Suite 300
                            West Des Moines, IA 50266
                                 1-877-586-0240

Information about Midland National Life Insurance Company can be reviewed and copied at the Commission's Public Reference Room in Washington, DC. Information on the operation of the public reference room may be obtained by calling the Commission at 202-942-8090. Reports and other information about Midland National Life Insurance Company are also available on the Commission's Internet site at http://www.sec.gov. Copies of this information may be obtained, upon payment of a duplicating fee, by writing the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, DC 20549-0102.

SEC File No. 811-07772

                   STATEMENT OF ADDITIONAL INFORMATION FOR THE

                     ADVANTAGE II VARIABLE ANNUITY CONTRACT

                                   Offered by

                     MIDLAND NATIONAL LIFE INSURANCE COMPANY

               (Through Midland National Life Separate Account C)

This Statement of Additional Information expands upon subjects discussed in the current Prospectus for the Advantage II Variable Annuity ("contract") offered by Midland National Life Insurance Company. You may obtain a copy of the Prospectus dated __________, 2003, by writing to Midland National Life Insurance Company at our principal office located at 4601 Westown Parkway, Suite 300, West Des Moines, IA 50266. Terms used in the current Prospectus for the contract are incorporated in this document.

THIS STATEMENT OF ADDITIONAL INFORMATION IS NOT A PROSPECTUS AND SHOULD BE READ ONLY IN CONJUNCTION WITH THE PROSPECTUS FOR THE CONTRACT.

                             Dated __________, 2003

                                TABLE OF CONTENTS

THE CONTRACT.................................................................................................................4
  Entire Contract............................................................................................................4
  Changes to the Contract....................................................................................................4
  Beneficiary................................................................................................................4
  Change of Beneficiary......................................................................................................4
  Change in Maturity Date....................................................................................................4
  Incontestability...........................................................................................................4
  Misstatement of Age or Sex.................................................................................................4
  Periodic Reports...........................................................................................................5
  Non-participating..........................................................................................................5
  Claims of Creditors........................................................................................................5
  Minimum Benefits...........................................................................................................5
  Payment of Premiums........................................................................................................5
  Ownership..................................................................................................................5
  Assignment.................................................................................................................5
  Accumulation Unit Value....................................................................................................6
  Annuity Payments...........................................................................................................6

CALCULATION OF YIELDS AND TOTAL RETURNS......................................................................................7
  Money Market Investment Division Yield Calculation.........................................................................7
  Other Investment Division Yield Calculations...............................................................................8
  Standard Total Return Calculations.........................................................................................9
  Cumulative Total Returns..................................................................................................10
  Adjusted Historical Performance Data......................................................................................10

FEDERAL TAX MATTERS.........................................................................................................15
  Tax-Free Exchanges (Section 1035).........................................................................................15
  Required Distributions....................................................................................................15
  Non-Natural Person owners.................................................................................................16
  Diversification Requirements..............................................................................................16
  Owner Control.............................................................................................................16
  Taxation of Qualified Contracts...........................................................................................16

DISTRIBUTION OF THE CONTRACT................................................................................................18

SAFEKEEPING OF ACCOUNT ASSETS...............................................................................................18

STATE REGULATION............................................................................................................18

RECORDS AND REPORTS.........................................................................................................18

LEGAL PROCEEDINGS...........................................................................................................19

LEGAL MATTERS...............................................................................................................19

EXPERTS.....................................................................................................................19

OTHER INFORMATION...........................................................................................................19

FINANCIAL STATEMENTS........................................................................................................19

                                  THE CONTRACT

Entire Contract

The entire contract between You and Us consists of the contract, the attached written application and any attached endorsements, riders, and amendments.

Changes to the Contract

No one has the right to change any part of the contract or to waive any of its provisions unless the change is approved in writing by one of Our officers. Only our President or Secretary may modify the contract.

We may change the contract without Your consent to conform to state or federal laws or regulations. A change will be made by attaching an endorsement to the contract.

Beneficiary

You will name the beneficiary in the application. A beneficiary is revocable unless otherwise stated in the beneficiary designation. If no beneficiary or co-owner is living when the owner or annuitant dies, the death benefit will be paid to You or Your estate. If no primary beneficiary is living at the time of the owner's or annuitant's death, the proceeds are payable to the contingent beneficiary, if any.

Change of Beneficiary

You may change a revocable beneficiary. We must receive written notice informing Us of the change. Upon receipt and acceptance, a change takes effect as of the date the written notice was signed. We will not be liable for any payment made before We record the written notice.

Change in Maturity Date

At any time You may change the maturity date by written notice. We must receive Your written notice requesting such change at least 30 days prior to the original maturity date. Any maturity date may not be a date that is before the end of the surrender period shown on the specifications page.

Incontestability

We will not contest the contract.

Misstatement of Age or Sex

If the age or sex of the annuitant has been misstated, We will adjust the amount of each annuity payment to whatever the applied value would have purchased at the correct age and sex.

Any underpayments made by Us will be paid to the payee. Any overpayments made by Us will be charged against benefits falling due after adjustment. All underpayments and overpayments will include interest at the rate required by the jurisdiction in which the contract is delivered.

Periodic Reports

At least once each year, We will send You a report containing information required by applicable state law.

Non-participating

The contract does not participate in the surplus or profits of the Company and the Company does not pay any dividends on it.

Claims of Creditors

To the extent permitted by law, no benefits payable under the contract to a beneficiary or payee are subject to the claims of creditors.

Minimum Benefits

The annuity payments, surrender values and death benefit under the contract are not less than the minimum required by the laws of the state in which the contract is delivered.

Payment of Premiums

The initial premium is due on the issue date. You may make additional premium payments in any amount and frequency, subject to the limits shown on the Specifications Page.

Ownership

The contract belongs to You. You have all rights granted by the contract, including the right to change owners and beneficiaries, subject to the rights of:

1) Any assignee of record with Us;
2) Any irrevocable beneficiary; and
3) Any restricted ownership.

We must receive written notice informing Us of any change, designation or revocation. Once recorded, a change, designation or revocation takes effect as of the date the written notice was signed. However, We are not liable for payments made by Us before We record the written notice. A change of owner may have adverse tax consequences.

Assignment

An assignment may have adverse tax consequences.

You may assign the contract by giving Us written notice. We will not be responsible for the validity of any assignment. We will not be liable for any payments We make prior to recording the written notice of assignment.

Accumulation Unit Value

We determine accumulation unit values for each investment division of Our Separate Account at the end of each business day. The accumulation unit value for each investment division was initially set at $10.00. The accumulation unit value for any business day is equal to the accumulation unit value for the preceding business day multiplied by the net investment factor for that division on that business day.

We determine the net investment factor for each investment division every business day as follows:

     o First, We take the net asset value per share held in the investment division at the end of the current business day plus the per share amount of any dividends or capital gain distributions on shares held in the investment divisions on the current business day; minus the per share amount of any capital loss, realized or unrealized, on shares held in the investment divisions on the current business day.

     o Then, We divide this amount by the net asset value per share held in the investment division at the close of business on the preceding business day (after giving effect to any contract transactions on that day).

     o Then, We subtract a daily asset charge for each calendar day between business days (for example, a Monday calculation may include charges for Saturday, Sunday, and Monday). The daily charge for the basic contract, without the optional Premium Bonus rider, is currently 0.00384% which is an effective annual rate of 1.40%. This charge is for mortality and expense risks assumed by Us under the contract and to cover administrative costs We incur for transactions related to the Separate Account. The daily charge, for a contract with the optional Premium Bonus rider, is currently .00562% which as an effective annual rate of 2.05%. The maximum guaranteed charge for a contract with the Premium Bonus rider is at an effective annual rate of 2.10%.

     o Finally, We reserve the right to subtract any other daily charge for taxes or amounts set aside as a reserve for taxes.

     Generally, this means that We would adjust unit values to reflect what happens to the funds, and also for any charges.

Annuity Payments

The amount of each fixed annuity payment will be set on the Maturity Date and will not subsequently be affected by the investment performance of the Investment Divisions.

The amount of each variable annuity payment will be affected by the investment performance of the Investment Divisions. Variable payment options are not available in certain states.

The dollar amount of the first monthly variable annuity payment is computed for each investment division by applying the value in the investment division, as of a date not more than 10 business days prior to the maturity date, to the appropriate rate for the payout option selected using the age and sex (where permissible) of the annuitant. The number of annuity units for each investment division is then calculated by dividing the first variable annuity payment for that investment division by the investment division's annuity unit value as of the same date.

The dollar amount of each subsequent payment from an investment division is equal to the number of annuity units for that investment division times the annuity unit value for that investment division as of a uniformly applied date not more than 10 business days before the annuity payment is due.

The payment made to the annuitant for the first payment and all subsequent payments will be the sum of the payment amounts for each investment division.

The annuity unit value for each investment division was initially set at $10. The Annuity Unit Value for any business day is equal to (1) multiplied by (2) multiplied by (3) where:

    (1) =  the Annuity Unit Value for the preceding business day:
    (2) = the net investment factor (as described above) for that division on that business day.
    (3) = the investment result adjustment factor 0.99986634% per day), which recognizes an assumed interest rate of 5% per year used in determining the annuity payment amounts.

Transfers after the maturity date will only be allowed twice per contract year and will be made using the annuity unit value for the investment divisions on the date the request for transfer is received. On the transfer date, the number of annuity units transferred from the investment division is multiplied by the annuity unit value for that investment division to determine the value being transferred. This value is then transferred into the indicated investment division(s) by converting this value into annuity units of the proper investment division(s). The annuity units are determined by dividing the value being transferred into an investment division by the annuity unit value of the investment division on the transfer date. The transfer shall result in the same dollar amount of variable annuity payment on the date of transfer.

                     CALCULATION OF YIELDS AND TOTAL RETURNS

Money Market Investment Division Yield Calculation

In accordance with regulations adopted by the Securities and Exchange Commission, Midland is required to compute the Fidelity VIP Money Market Investment Division's and Rydex VT U.S. Government Money Market Fund Investment Division's (called "the money market investment divisions" for the purpose of this section) current annualized yield for a seven-day period in a manner which does not take into consideration any realized or unrealized gains or losses on shares of the money market investment divisions or on their respective portfolio securities. This current annualized yield is computed for each money market investment division by determining the net change (exclusive of realized gains and losses on the sale of securities and unrealized appreciation and depreciation and income other than investment income) in the value of a hypothetical account having a balance of one unit of the a money market investment division at the beginning of such seven-day period, dividing such net change in account value by the value of the account at the beginning of the period to determine the base period return and annualizing this quotient on a 365-day basis. The net change in account value reflects the deductions for the annual maintenance fee, the mortality and expense risk charge, and income and expenses accrued during the period. Because of these deductions, the yield for the money market investment divisions of the Separate Account will be lower than the yield for the respective money market investment divisions or any comparable substitute funding vehicle.

The Securities and Exchange Commission also permits Midland to disclose the effective yield of the money market investment divisions for the same seven-day period, determined on a compounded basis. The effective yield is calculated by compounding the unannualized base period return by adding one to the base period return, raising the sum to a power equal to 365 divided by 7, and subtracting one from the result.

    The yield on amounts held in the money market investment divisions normally will fluctuate on a daily basis. Therefore, the disclosed yield for any given past period is not an indication or representation of future yields or rates of return. The money market investment divisions' actual yield is affected by changes in interest rates on money market securities, average portfolio maturity of the money market investment divisions or substitute funding vehicle, the types and quality of portfolio securities held by the money market investment divisions or substitute funding vehicle, and operating expenses. In addition, the yield figures are for the base contract only with no rider charges and do not reflect the effect of any surrender charge that may be applicable to a particular contract.

Other Investment Division Yield Calculations

Midland may from time to time disclose the current annualized yield of one or more of the investment divisions (except the money market investment divisions) for 30-day periods. The annualized yield of an investment division refers to income generated by the investment division over a specified 30-day period. Because the yield is annualized, the yield generated by an investment division during the 30-day period is assumed to be generated each 30-day period. This yield is computed by dividing the net investment income per accumulation unit earned during the period by the price per unit on the last day of the period, according to the following formula:

    YIELD = 2 [ (a - b + 1)6 - 1 ]
                 -----
                   cd

        Where:   a =   net investment income earned during the period by
                       the portfolio (or substitute funding vehicle)
                       attributable to shares owned by the investment division.
                 b =   expenses accrued for the period (net of reimbursements).
                 c =   the average daily number of units outstanding during
                       the period.
                 d =   the maximum offering price per unit on the last day of
                       the period.

Net investment income will be determined in accordance with rules established by the Securities and Exchange Commission. Accrued expenses will include all recurring fees that are charged to all owner accounts. The yield calculations do not reflect the effect of any surrender charges that may be applicable to a particular contract. surrender charges range from 10% to 0% of the amount of premium withdrawn depending on the elapsed time since the premium was paid.

Because of the charges and deductions imposed by the Separate Account the yield of the investment division will be lower than the yield for the corresponding portfolio. The yield on amounts held in the investment divisions normally will fluctuate over time. Therefore, the disclosed yield for any given past period is not an indication or representation of future yields or rates of return. The investment division's actual yield will be affected by the types and quality of portfolio securities held by the portfolio, and its operating expenses.

Standard Total Return Calculations

Midland may from time to time also disclose average annual total returns for one or more of the investment divisions for various periods of time. Average annual total return quotations are computed by finding the average annual compounded rates of return over one, five and ten year periods that would equate the initial amount invested to the ending redeemable value, according to the following formula:

            P (1 + T)n = ERV
            Where:        P   =  a hypothetical initial payment of $1,000
                          T   =  average annual total return
                          n   =  number of years
                          ERV =  ending redeemable value of a hypothetical
                                 $1,000 payment made at the beginning of the one, five, or ten-year period, at the end of the one, five, or ten-year period (or fractional portion thereof).

All recurring fees that are charged to all owner accounts are recognized in the ending redeemable value. This includes a contract charges factor that is calculated by taking the daily Separate Account asset charge and adding an additional amount that adjusts for the annual $30 annual maintenance fee. This additional amount is based on an anticipated average accumulation value of $35,000 so it is calculated as $30/$35,000, or 0.09% annually. The standard average annual total return calculations assume the contract is surrendered and therefore will reflect the effect of surrender charges that may be applicable to a particular period.

Midland may disclose average annual total returns in various ways, depicting whether the contract is surrendered or maintained in force and whether the optional premium bonus rider is selected. Accordingly, Midland may disclose the following types of average annual total return:

     1.   The contract is surrendered and has the optional premium bonus rider;

     2. The contract is surrendered, but the optional premium bonus rider has not been selected;

     3. The contract is not surrendered, the optional premium bonus rider is not selected.

Midland may from time to time also disclose average annual total returns in a format, which assumes that the contract is kept in force through the time period shown. Such non-standard returns will be identical to the standard format, which assumes the contract is surrendered except that the contingent deferred sales charge percentage will be assumed to be 0%. The non-standard returns, which assume the contract is kept in-force, will only be shown in conjunction with standard returns, which assume the contract is surrendered.

Cumulative Total Returns

         Midland may from time to time also disclose cumulative total returns in conjunction with the annual returns described above. The cumulative returns will be calculated using the following formula.

            CTR = [ERV/P] - 1
            Where:   CTR =   the cumulative total return net of investment
                             division recurring charges for the period.
                     ERV =   ending redeemable value of an assumed $1,000
                             payment at the beginning of the one, five, or
                             ten-year period at the end of the one, five, or
                             ten-year period (or fractional portion thereof).
                     P   =   an assumed initial payment of $1,000

            The returns which assume the contract is kept in-force will only be shown in conjunction with returns which assume the contract is surrendered.

            Midland may also disclose the value of an assumed payment of $10,000 (or other amounts) at the end of various periods of time.

Adjusted Historical Performance Data

Midland may also disclose adjusted historical performance data for an investment division for periods before the investment division commenced operations, based on the assumption that the Investment Division was in existence before it actually was, and that the investment division had been invested in a particular portfolio that was in existence prior to the investment division's commencement of operations. The portfolio used for these calculations will be the actual portfolio that the investment division will invest in.

Adjusted historical performance data of this type will be calculated as follows. First, the value of an assumed $1,000 investment in the applicable portfolio is calculated on a monthly basis by comparing the net asset value per share at the beginning of the month with the net asset value per share at the end of the month (adjusted for any dividend distributions during the month), and the resulting ratio is applied to the value of the investment at the beginning of the month to get the gross value of the investment at the end of the month. Second, that gross value is then reduced by a "contract charges" factor to reflect the charges imposed under the contract. The contract charges factor is calculated by taking the daily Separate Account asset charge and adding an additional amount that adjusts for the annual $30 annual maintenance fee. This additional amount is based on an anticipated average accumulation value of $35,000 so it is calculated as $30/$35,000, or 0.09% annually. The total is then divided by 12 to get the monthly contract charges factor, which is then applied to the value of the hypothetical initial payment in the applicable portfolio to get the value in the investment division. The contract charges factor is assumed to be deducted at the beginning of each month. In this manner, the Ending Redeemable Value ("ERV") of a hypothetical $1,000 initial payment in the investment division is calculated each month during the applicable period, to get the ERV at the end of the period. Third, that ERV is then utilized in the formulas above.

This type of performance data may be disclosed on both an average annual total return and a cumulative total return basis. Moreover, it may be disclosed assuming that the contract is not surrendered (i.e., with no deduction for the contingent deferred sales charge) and assuming that the contract is surrendered at the end of the applicable period (i.e., reflecting a deduction for any applicable contingent deferred sales charge).

Adjusted Historical - Average Annual - Example 1

The following is the average annual total return information for the investment divisions of Separate Account C based on the assumption that the contract is surrendered through the end of the time period shown, and the optional premium bonus rider has not been selected. The returns assume that each of the investment divisions had been available to Separate Account C since the portfolio inception date.

----------------------------------------------------------------------------------------------------------------------------
                                                                     Inception of the
                                                                         Portfolio to     10 Year Period      5 Year Period
Investment Division with Inception Date                                    12/21/2002   Ended 12/31/2002   Ended 12/31/2002
----------------------------------------------------------------------------------------------------------------------------
Alger American Growth Portfolio (1/9/1989)
----------------------------------------------------------------------------------------------------------------------------
Alger American Leveraged AllCap Portfolio (1/25/1995)
----------------------------------------------------------------------------------------------------------------------------
Alger American MidCap Growth Portfolio (5/3/1993)
----------------------------------------------------------------------------------------------------------------------------
Alger American Small Capitalization Portfolio (9/21/1988)
----------------------------------------------------------------------------------------------------------------------------
American Century VP Balanced Fund (5/1/1991)
----------------------------------------------------------------------------------------------------------------------------
American Century VP Capital Appreciation Fund (11/20/1987)
----------------------------------------------------------------------------------------------------------------------------
American Century VP Income & Growth Fund (5/1/2002)
----------------------------------------------------------------------------------------------------------------------------
American Century VP International Fund (8/15/2001)
----------------------------------------------------------------------------------------------------------------------------
American Century VP Value Fund (8/14/2001)
----------------------------------------------------------------------------------------------------------------------------
Calvert VS Social Equity Portfolio (5/1/2002)
----------------------------------------------------------------------------------------------------------------------------
Calvert VS Social Mid Cap Growth Portfolio (7/16/1991)
----------------------------------------------------------------------------------------------------------------------------
Calvert VS Social Small Cap Growth Portfolio (3/15/1995)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Asset ManagerSM Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Asset Manager: Growth(R)Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Balanced Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Contrafund(R)Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Equity-Income Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Growth & Income Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Growth Opportunities Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Growth Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP High Income Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Index 500 Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Investment Grade Bond Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP MidCap Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Money Market Portfolio (4/1/1982)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Overseas Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
INVESCO VIF-Financial Services Fund (9/21/1999)
----------------------------------------------------------------------------------------------------------------------------
INVESCO VIF-Health Sciences Fund (5/22/1997)
----------------------------------------------------------------------------------------------------------------------------
INVESCO VIF-Technology Fund (5/21/1997)
----------------------------------------------------------------------------------------------------------------------------
INVESCO VIF-Utilities Fund (1/3/1995)
----------------------------------------------------------------------------------------------------------------------------
J.P. Morgan Series Trust II Bond Portfolio (1/3/1995)
----------------------------------------------------------------------------------------------------------------------------
J.P. Morgan Series Trust II Small Company Portfolio (1/3/1995)
----------------------------------------------------------------------------------------------------------------------------
Lord Abbett VC Growth & Income Fund (12/11/1989)
----------------------------------------------------------------------------------------------------------------------------
Lord Abbett VC International Fund (9/15/1999)
----------------------------------------------------------------------------------------------------------------------------
Lord Abbett VC Mid-Cap Value Fund (9/15/1999)
----------------------------------------------------------------------------------------------------------------------------
MFS(R)VIT Emerging Growth Series (5/1/2000)
----------------------------------------------------------------------------------------------------------------------------
MFS(R)VIT Investors Trust Series (5/1/2000)
----------------------------------------------------------------------------------------------------------------------------
MFS(R)VIT New Discovery Series (5/1/2000)
----------------------------------------------------------------------------------------------------------------------------
MFS(R)VIT Research Series (5/1/2000)
----------------------------------------------------------------------------------------------------------------------------
Rydex VT Arktos Fund (5/21/2001)
----------------------------------------------------------------------------------------------------------------------------
Rydex VT Nova Fund (5/7/1997)
----------------------------------------------------------------------------------------------------------------------------
Rydex VT OTC Fund (5/7/1997)
----------------------------------------------------------------------------------------------------------------------------
Rydex VT U.S. Govt Money Market Fund  (5/7/1997)
----------------------------------------------------------------------------------------------------------------------------
Rydex VT Ursa Fund (6/10/1997)
----------------------------------------------------------------------------------------------------------------------------
Van Eck Worldwide Bond Fund (9/1/1989)
----------------------------------------------------------------------------------------------------------------------------
Van Eck Worldwide Emerging Markets Fund (12/21/1995)
----------------------------------------------------------------------------------------------------------------------------
Van Eck Worldwide Hard Assets Fund (9/1/1989)
----------------------------------------------------------------------------------------------------------------------------
Van Eck Worldwide Real Estate Fund (6/23/1997)
----------------------------------------------------------------------------------------------------------------------------

N/A - The return information for the investment division is not reflected as the investment division had not commenced operations for the time period shown.

Adjusted Historical--Cumulative--Example 2

The following is the cumulative total return information for the investment divisions of Separate Account C based on the assumption that the contract is surrendered at the end of the time period shown, and the optional premium bonus rider has been selected. The returns reflect the impact of any applicable contingent deferred sales charge. The returns assume that each of the investment divisions had been available to Separate Account C since the portfolio inception date.

----------------------------------------------------------------------------------------------------------------------------
Investment Division with Inception Date                                Inception of the
                                                                         Portfolio to    10 Year Period      5 Year Period
                                                                           12/21/2002   Ended 12/31/2002   Ended 12/31/2002
----------------------------------------------------------------------------------------------------------------------------
Alger American Growth Portfolio (1/9/1989)
----------------------------------------------------------------------------------------------------------------------------
Alger American Leveraged AllCap Portfolio (1/25/1995)
----------------------------------------------------------------------------------------------------------------------------
Alger American MidCap Growth Portfolio (5/3/1993)
----------------------------------------------------------------------------------------------------------------------------
Alger American Small Capitalization Portfolio (9/21/1988)
----------------------------------------------------------------------------------------------------------------------------
American Century VP Balanced Fund (5/1/1991)
----------------------------------------------------------------------------------------------------------------------------
American Century VP Capital Appreciation Fund (11/20/1987)
----------------------------------------------------------------------------------------------------------------------------
American Century VP Income & Growth Fund (5/1/2002)
----------------------------------------------------------------------------------------------------------------------------
American Century VP International Fund (8/15/2001)
----------------------------------------------------------------------------------------------------------------------------
American Century VP Value Fund (8/14/2001)
----------------------------------------------------------------------------------------------------------------------------
Calvert VS Social Equity Portfolio (5/1/2002)
----------------------------------------------------------------------------------------------------------------------------
Calvert VS Social Mid Cap Growth Portfolio (7/16/1991)
----------------------------------------------------------------------------------------------------------------------------
Calvert VS Social Small Cap Growth Portfolio (3/15/1995)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Asset ManagerSM Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Asset Manager: Growth(R)Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Balanced Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Contrafund(R)Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Equity-Income Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Growth & Income Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Growth Opportunities Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Growth Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP High Income Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Index 500 Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Investment Grade Bond Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP MidCap Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Money Market Portfolio (4/1/1982)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Overseas Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
INVESCO VIF-Financial Services Fund (9/21/1999)
----------------------------------------------------------------------------------------------------------------------------
INVESCO VIF-Health Sciences Fund (5/22/1997)
----------------------------------------------------------------------------------------------------------------------------
INVESCO VIF-Technology Fund (5/21/1997)
----------------------------------------------------------------------------------------------------------------------------
INVESCO VIF-Utilities Fund (1/3/1995)
----------------------------------------------------------------------------------------------------------------------------
J.P. Morgan Series Trust II Bond Portfolio (1/3/1995)
----------------------------------------------------------------------------------------------------------------------------
J.P. Morgan Series Trust II Small Company Portfolio (1/3/1995)
----------------------------------------------------------------------------------------------------------------------------
Lord Abbett VC Growth & Income Fund (12/11/1989)
----------------------------------------------------------------------------------------------------------------------------
Lord Abbett VC International Fund (9/15/1999)
----------------------------------------------------------------------------------------------------------------------------
Lord Abbett VC Mid-Cap Value Fund (9/15/1999)
----------------------------------------------------------------------------------------------------------------------------
MFS(R)VIT Emerging Growth Series (5/1/2000)
----------------------------------------------------------------------------------------------------------------------------
MFS(R)VIT Investors Trust Series (5/1/2000)
----------------------------------------------------------------------------------------------------------------------------
MFS(R)VIT New Discovery Series (5/1/2000)
----------------------------------------------------------------------------------------------------------------------------
MFS(R)VIT Research Series (5/1/2000)
----------------------------------------------------------------------------------------------------------------------------
Rydex VT Arktos Fund (5/21/2001)
----------------------------------------------------------------------------------------------------------------------------
Rydex VT Nova Fund (5/7/1997)
----------------------------------------------------------------------------------------------------------------------------
Rydex VT OTC Fund (5/7/1997)
----------------------------------------------------------------------------------------------------------------------------
Rydex VT U.S. Govt Money Market Fund  (5/7/1997)
----------------------------------------------------------------------------------------------------------------------------
Rydex VT Ursa Fund (6/10/1997)
----------------------------------------------------------------------------------------------------------------------------
Van Eck Worldwide Bond Fund (9/1/1989)
----------------------------------------------------------------------------------------------------------------------------
Van Eck Worldwide Emerging Markets Fund (12/21/1995)
----------------------------------------------------------------------------------------------------------------------------
Van Eck Worldwide Hard Assets Fund (9/1/1989)
----------------------------------------------------------------------------------------------------------------------------
Van Eck Worldwide Real Estate Fund (6/23/1997)
----------------------------------------------------------------------------------------------------------------------------

N/A - The return information for the investment division is not reflected as the investment division had not commenced operations for the time period shown.

Adjusted Historical--Cumulative--Example 3

The following is the cumulative total return information for the investment divisions of Separate Account C based on the assumption that the contract is kept inforce through the end of the time period shown, and the optional premium bonus rider has not been selected. The contingent deferred sales charges are set to zero. The returns assume that each of the investment divisions has been available to Separate Account C since the portfolio inception date.

----------------------------------------------------------------------------------------------------------------------------
Investment Division with Inception Date                                Inception of the
                                                                         Portfolio to    10 Year Period      5 Year Period
                                                                           12/21/2002   Ended 12/31/2002   Ended 12/31/2002
----------------------------------------------------------------------------------------------------------------------------
Alger American Growth Portfolio (1/9/1989)
----------------------------------------------------------------------------------------------------------------------------
Alger American Leveraged AllCap Portfolio (1/25/1995)
----------------------------------------------------------------------------------------------------------------------------
Alger American MidCap Growth Portfolio (5/3/1993)
----------------------------------------------------------------------------------------------------------------------------
Alger American Small Capitalization Portfolio (9/21/1988)
----------------------------------------------------------------------------------------------------------------------------
American Century VP Balanced Fund (5/1/1991)
----------------------------------------------------------------------------------------------------------------------------
American Century VP Capital Appreciation Fund (11/20/1987)
----------------------------------------------------------------------------------------------------------------------------
American Century VP Income & Growth Fund (5/1/2002)
----------------------------------------------------------------------------------------------------------------------------
American Century VP International Fund (8/15/2001)
----------------------------------------------------------------------------------------------------------------------------
American Century VP Value Fund (8/14/2001)
----------------------------------------------------------------------------------------------------------------------------
Calvert VS Social Equity Portfolio (5/1/2002)
----------------------------------------------------------------------------------------------------------------------------
Calvert VS Social Mid Cap Growth Portfolio (7/16/1991)
----------------------------------------------------------------------------------------------------------------------------
Calvert VS Social Small Cap Growth Portfolio (3/15/1995)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Asset ManagerSM Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Asset Manager: Growth(R)Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Balanced Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Contrafund(R)Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Equity-Income Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Growth & Income Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Growth Opportunities Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Growth Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP High Income Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Index 500 Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Investment Grade Bond Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP MidCap Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Money Market Portfolio (4/1/1982)
----------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Overseas Portfolio (1/12/2000)
----------------------------------------------------------------------------------------------------------------------------
INVESCO VIF-Financial Services Fund (9/21/1999)
----------------------------------------------------------------------------------------------------------------------------
INVESCO VIF-Health Sciences Fund (5/22/1997)
----------------------------------------------------------------------------------------------------------------------------
INVESCO VIF-Technology Fund (5/21/1997)
----------------------------------------------------------------------------------------------------------------------------
INVESCO VIF-Utilities Fund (1/3/1995)
----------------------------------------------------------------------------------------------------------------------------
J.P. Morgan Series Trust II Bond Portfolio (1/3/1995)
----------------------------------------------------------------------------------------------------------------------------
J.P. Morgan Series Trust II Small Company Portfolio (1/3/1995)
----------------------------------------------------------------------------------------------------------------------------
Lord Abbett VC Growth & Income Fund (12/11/1989)
----------------------------------------------------------------------------------------------------------------------------
Lord Abbett VC International Fund (9/15/1999)
----------------------------------------------------------------------------------------------------------------------------
Lord Abbett VC Mid-Cap Value Fund (9/15/1999)
----------------------------------------------------------------------------------------------------------------------------
MFS(R)VIT Emerging Growth Series (5/1/2000)
----------------------------------------------------------------------------------------------------------------------------
MFS(R)VIT Investors Trust Series (5/1/2000)
----------------------------------------------------------------------------------------------------------------------------
MFS(R)VIT New Discovery Series (5/1/2000)
----------------------------------------------------------------------------------------------------------------------------
MFS(R)VIT Research Series (5/1/2000)
----------------------------------------------------------------------------------------------------------------------------
Rydex VT Arktos Fund (5/21/2001)
----------------------------------------------------------------------------------------------------------------------------
Rydex VT Nova Fund (5/7/1997)
----------------------------------------------------------------------------------------------------------------------------
Rydex VT OTC Fund (5/7/1997)
----------------------------------------------------------------------------------------------------------------------------
Rydex VT U.S. Govt Money Market Fund  (5/7/1997)
----------------------------------------------------------------------------------------------------------------------------
Rydex VT Ursa Fund (6/10/1997)
----------------------------------------------------------------------------------------------------------------------------
Van Eck Worldwide Bond Fund (9/1/1989)
----------------------------------------------------------------------------------------------------------------------------
Van Eck Worldwide Emerging Markets Fund (12/21/1995)
----------------------------------------------------------------------------------------------------------------------------
Van Eck Worldwide Hard Assets Fund (9/1/1989)
----------------------------------------------------------------------------------------------------------------------------
Van Eck Worldwide Real Estate Fund (6/23/1997)
----------------------------------------------------------------------------------------------------------------------------

N/A - The return information for the investment division is not reflected as the investment division had not commenced operations for the time period shown.

                               FEDERAL TAX MATTERS

Tax-Free Exchanges (Section 1035)

Midland accepts premiums which are the proceeds of a contract in a transaction qualifying for a tax-free exchange under Section 1035 of the Internal Revenue Code. Except as required by federal law in calculating the basis of the contract, the Company does not differentiate between Section 1035 premiums and non-Section 1035 premiums.

We also accept "rollovers" from contracts qualifying as individual retirement annuities or accounts (IRAs), or any other qualified contract which is eligible to "rollover" into an IRA (except 403(b) contracts). The Company differentiates between nonqualified contracts and IRAs to the extent necessary to comply with federal tax laws.

Required Distributions

In order to be treated as an annuity contract for federal income tax purposes, section 72(s) of the code requires any nonqualified contract to provide that (a) if any owner dies on or after the annuity date but prior to the time the entire interest in the contract has been distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of that owner's death; and (b) if any owner dies prior to the annuity starting date, the entire interest in the contract will be distributed (1) within five years after the date of that owner's death, or (2) as Annuity payments which will begin within one year of that owner's death and which will be made over the life of the owner's "designated beneficiary" or over a period not extending beyond the life expectancy of that beneficiary. The owner's "designated beneficiary" is the person to whom ownership of the contract passes by reason of death and must be a natural person. However, if the owner's designated beneficiary is the surviving spouse of the owner, the contract may be continued with the surviving spouse as the new owner.

The nonqualified contracts contain provisions which are intended to comply with the requirements of section 72(s) of the Code, although no regulations interpreting these requirements have yet been issued. We intend to review such provisions and modify them if necessary to assure that they comply with the requirements of Code section 72(s) when clarified by regulation or otherwise.

Other rules may apply to qualified contracts.

Non-Natural Person Owners

If a non-natural person (e.g., a corporation or a trust) owns a nonqualified contract, the taxpayer generally must include in income any increase in the excess of the account value over the investment in the contract (generally, the premiums or other consideration paid for the contract) during the taxable year.

There are some exceptions to this rule and a prospective owner that is not a natural person should discuss these with a tax adviser.

The tax discussion in the prospectus and herein generally applies to contracts owned by natural persons.

Diversification Requirements

The Code requires that the investments of each investment division of the separate account underlying the contracts be "adequately diversified" in order for the contracts to be treated as annuity contracts for Federal income tax purposes. It is intended that each investment division, through the fund in which it invests, will satisfy these diversification requirements.

Owner Control

In certain circumstances, owners of variable annuity contracts have been considered for federal income tax purposes to be the owners of the assets of the separate account supporting their contracts due to their ability to exercise investment control over those assets. When this is the case, the contract owners have been currently taxed on income and gains attributable to the variable account assets. There is little guidance in this area, and some features of our contracts, such as the flexibility of an owner to allocate premium payments and transfer amounts among the investment divisions of the separate account, have not been explicitly addressed in published rulings. While we believe that the contracts do not give owners investment control over separate account assets, we reserve the right to modify the contracts as necessary to prevent an owner from being treated as the owner of the separate account assets supporting the contract.

Taxation of Qualified Contracts

The tax rules applicable to qualified contracts vary according to the type of retirement plan and the terms and conditions of the plan. Your rights under a qualified contract may be subject to the terms of the retirement plan itself, regardless of the terms of the qualified contract. Adverse tax consequences may result if you do not ensure that contributions, distributions and other transactions with respect to the contract comply with the law.

Individual Retirement Accounts (IRAs), as defined in Section 408 of the Internal Revenue Code (Code), permit individuals to make annual contributions of up to the lesser of specific dollar amount or the amount of compensation includible in the individual's gross income for the year. The contributions may be deductible in whole or in part, depending on the individual's income. Distributions from certain pension plans may be "rolled over" into an IRA on a tax-deferred basis without regard to these limits. Amounts in the IRA (other than nondeductible contributions) are taxed when distributed from the IRA. A 10% penalty tax generally applies to distributions made before age 59 1/2, unless certain exceptions apply.

Roth IRAs, as described in Code section 408A, permit certain eligible individuals to contribute to make non-deductible contributions to a Roth IRA in cash or as a rollover or transfer from another Roth IRA or other IRA. A rollover from or conversion of an IRA to a Roth IRA is generally subject to tax and other special rules apply. The owner may wish to consult a tax adviser before combining any converted amounts with any other Roth IRA contributions, including any other conversion amounts from other tax years. Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA. A 10% penalty tax may apply to amounts attributable to a conversion from an IRA if they are distributed during the five taxable years beginning with the year in which the conversion was made.

Corporate pension and profit-sharing plans under Section 401(a) of the Code allow corporate employers to establish various types of retirement plans for employees, and self-employed individuals to establish qualified plans for themselves and their employees. Adverse tax consequences to the retirement plan, the participant or both may result if the contract is transferred to any individual as a means to provide benefit payments, unless the plan complies with all the requirements applicable to such benefits prior to transferring the contract.

Tax Sheltered Annuities under section 403(b) of the Code allow employees of certain Section 501(c)(3) organizations and public schools to exclude from their gross income the premium payments made, within certain limits, on a contract that will provide an annuity for the employee's retirement. These premium payments may be subject to FICA (social security) tax.

Distributions of (1) salary reduction contributions made in years beginning after December 31, 1988; (2) earnings on those contributions; and (3) earnings on amounts held as of the last year beginning before January 1, 1989, are not allowed prior to age 59 1/2, separation from service, death or disability. Salary reduction contributions may also be distributed upon hardship, but would generally be subject to penalties.

Section 457 Plans, while not actually providing for a qualified plan as that term is normally used, provides for certain deferred compensation plans with respect to service for state governments, local governments, political subdivisions, agencies, instrumentalities and certain affiliates of such entities, and tax exempt organizations. The contract can be used with such plans. Under such plans a participant may specify the form of investment in which his or her participation will be made. Under a non-governmental plan, all such investments, however, are owned by and are subject to, the claims of the general creditors of the sponsoring employer. In general, all amounts received under a section 457 plan are taxable and are subject to federal income tax withholding as wages.

                          DISTRIBUTION OF THE CONTRACT

Sammons Securities Company, LLC, the principal underwriter of the contract, is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934 as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. Sammons Securities Company, LLC is an indirect wholly owned subsidiary of Sammons Enterprises, Inc., of Dallas, Texas, the ultimate parent-company of Midland National Life. The address for Sammons Securities Company, LLC is as follows: 4261 Park Road, Ann Arbor, Michigan 48103.

The contracts are offered to the public through brokers, licensed under the federal securities laws and state insurance laws, that have entered into agreements with Sammons Securities Company, LLC. The offering of the contracts is continuous and Sammons Securities Company, LLC does not anticipate discontinuing the offering of the contracts. However, Sammons Securities Company, LLC does reserve the right to discontinue the offering of the contracts. Midland will pay an underwriting commission to Sammons Securities Company, LLC equal to 9.25% of all Advantage II Variable Annuity premiums.

The following table shows the aggregate dollar amount of underwriting commissions paid during the last three years.

       Year             Underwriting
                         Commissions
       2002                    0


                          SAFEKEEPING OF ACCOUNT ASSETS

Title to assets of the Separate Account is held by Midland. The assets are held separate and apart from our fixed account assets. Records are maintained of all Premiums and redemptions of fund shares held by each of the investment divisions.

                                STATE REGULATION

Midland is subject to the insurance laws and regulations of all the states where it is licensed to operate. The availability of certain contract rights and provisions depends on state approval and/or filing and review processes. Where required by state law or regulation, the contracts will be modified accordingly.

                               RECORDS AND REPORTS

All records and accounts relating to the Separate Account will be maintained by Midland. As presently required by the Investment Company Act of 1940 and regulations promulgated thereunder, reports containing such information as may be required under that Act or by any other applicable law or regulation will be sent to owners semi-annually at their last known address of record.

                                LEGAL PROCEEDINGS

There are no legal proceedings to which the Separate Account is a party or to which the assets of the Separate Account are subject that are material to the contracts. We are not involved in any litigation that is of material importance in relation to our total assets or that relates to the Separate Account.

                                  LEGAL MATTERS

Legal advice regarding certain matters relating to the federal securities laws applicable to the issue and sale of the contracts has been provided by Sutherland Asbill & Brennan LLP, Washington, D.C.

                                     EXPERTS

The financial statements of Midland National Life Separate Account C and Midland National Life Insurance Company as of and for the years ended December 31, 2002, have been audited by PricewaterhouseCoopers LLP, independent auditors. The financial statements and schedules audited by PricewaterhouseCoopers LLP have been included in reliance on their report, given on their authority as experts in accounting and auditing. The mailing address for PricewaterhouseCoopers LLP is as follows:

                           PricewaterhouseCoopers LLP
                        Suite 1300, 650 Third Avenue S.
                           Minneapolis, MN 55402-4333

                                OTHER INFORMATION

A Registration Statement has been filed with the Securities and Exchange Commission under the Securities Act of 1933 as amended, with respect to the contracts discussed in this Statement of Additional Information. Not all of the information set forth in the Registration Statement, amendments and exhibits thereto has been included in this Statement of Additional Information. Statements contained in this Statement of Additional Information concerning the content of the contracts and other legal instruments are intended to be summaries. For a complete statement of the terms of these documents, reference should be made to the instruments filed with the Securities and Exchange Commission.

                              FINANCIAL STATEMENTS

The financial statements of Midland National Life Insurance Company should be considered only as bearing on the ability of Midland to meet its obligations under the contracts. They should not be considered as bearing on the investment performance of Separate Account C.

Midland National Life Insurance Company

Report on Audited Financial Statements at and for the Years Ended December 31, 2002, 2001 and 2000

Midland National Life Insurance Company
Index to Financial Statements

--------------------------------------------------------------------------------


                                                                      Page(s)

Report of Independent Accountants                                        1

Balance Sheets                                                           2

Statements of Income                                                     3

Statements of Stockholder's Equity                                       4

Statements of Cash Flows                                                5-6

Notes to Financial Statements                                          7-26

                        Report of Independent Accountants

The Board of Directors and Stockholder
Midland National Life Insurance Company:

In our opinion, the accompanying balance sheets and the related statements of income, of stockholder's equity, and of cash flows present fairly, in all material respects, the financial position of Midland National Life Insurance Company (the "Company") at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the Company changed its method of accounting for derivative instruments in 2001 by adopting Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and No. 138.






March 11, 2003

Midland National Life Insurance Company
Balance Sheets

At December 31, 2002 and 2001

(Amounts in thousands, except share and per share amounts)

----------------------------------------------------------------------------------------------------------------------------------

                         ASSETS                                                             2002               2001

Investments:
    Fixed maturities                                                                      $7,121,761         $4,391,779
    Equity securities                                                                        233,943            223,868
    Policy loans                                                                             226,451            226,623
    Short-term investments                                                                   377,913            289,281
    Other invested assets and derivatives                                                    257,318            156,871
                                                                                     ----------------   ----------------

      Total investments                                                                    8,217,386          5,288,422

Cash                                                                                          23,616             10,324
Accrued investment income                                                                     94,817             62,130
Deferred policy acquisition costs                                                            966,311            805,576
Present value of future profits of acquired businesses                                        12,214             15,221
Federal income tax asset                                                                           -             20,736
Other receivables and other assets                                                            24,149             21,824
Reinsurance receivables                                                                      194,537                  -
Separate accounts assets                                                                     352,703            418,100
                                                                                     ----------------   ----------------

      Total assets                                                                        $9,885,733         $6,642,333
                                                                                     ----------------   ----------------

                        LIABILITIES AND STOCKHOLDER'S EQUITY

Liabilities:
    Policyholder account balances                                                         $6,800,463         $4,323,608
    Policy benefit reserves                                                                  542,587            461,904
    Policy claims and benefits payable                                                        57,300             41,304
    Repurchase agreements and collateral on swap agreements                                1,073,022            457,926
    Federal income tax liability                                                              17,696                  -
    Due to brokers                                                                                 -             91,786
    Other liabilities                                                                        206,224            147,851
    Separate account liabilities                                                             352,703            418,100
                                                                                     ----------------   ----------------

      Total liabilities                                                                    9,049,995          5,942,479
                                                                                     ----------------   ----------------

Commitments and contingencies

Stockholder's equity:
    Common stock, $1 par value, 2,549,439 shares authorized,
         2,548,878 shares outstanding                                                          2,549              2,549
    Additional paid-in capital                                                                43,707             33,707
    Accumulated other comprehensive income (loss)                                             39,596            (31,568)
    Retained earnings                                                                        749,886            695,166
                                                                                     ----------------   ----------------

      Total stockholder's equity                                                             835,738            699,854
                                                                                     ----------------   ----------------

      Total liabilities and stockholder's equity                                          $9,885,733         $6,642,333
                                                                                     ----------------   ----------------

The accompanying notes are an integral part of the financial statements.

Midland National Life Insurance Company
Statements of Income

For the years ended December 31, 2002, 2001 and 2000
(Amounts in thousands)
----------------------------------------------------------------------------------------------------------------------------------

                                                                                  2002              2001              2000

Revenues:
    Premiums                                                                     $ 96,815         $ 95,475         $ 102,663
    Interest sensitive life and investment product charges                        157,699          156,018           153,295
    Net investment income                                                         324,374          267,960           235,739
    Net realized investment gains (losses)                                         14,514           (2,725)           (7,372)
    Net unrealized (losses) gains on derivative instruments                       (22,115)           2,753                 -
    Net unrealized losses on trading securities                                         -                -              (275)
    Other income                                                                    5,066            5,963             6,393
                                                                          ----------------  ---------------   ---------------

      Total revenue                                                               576,353          525,444           490,443
                                                                          ----------------  ---------------   ---------------

Benefits and expenses:
    Benefits incurred                                                             145,414          154,314           148,750
    Interest credited to policyholder account balances                            211,811          162,779           133,563
                                                                          ----------------  ---------------   ---------------

      Total benefits                                                              357,225          317,093           282,313
                                                                          ----------------  ---------------   ---------------

Operating expenses (net of commissions and other
      expenses deferred)                                                           44,386           41,884            46,290
Amortization of deferred policy acquisition costs and
      present value of future profits of acquired businesses                       50,001           59,131            60,368
                                                                          ----------------  ---------------   ---------------

      Total benefits and expenses                                                 451,612          418,108           388,971
                                                                          ----------------  ---------------   ---------------

Income before income taxes and cumulative effect
      of a change in accounting principle                                         124,741          107,336           101,472

Income tax expense                                                                 43,021           37,385            36,539
                                                                          ----------------  ---------------   ---------------

Income before cumulative effect of a change
      in accounting principle                                                      81,720           69,951            64,933

Cumulative effect on prior years of change in
      accounting for derivative instruments                                             -           (1,012)                -
                                                                          ----------------  ---------------   ---------------

      Net income                                                                 $ 81,720         $ 68,939          $ 64,933
                                                                          ----------------  ---------------   ---------------


Midland National Life Insurance Company
Statements of Stockholder's Equity

For the years ended December 31, 2002, 2001 and 2000
(Amounts in thousands)

----------------------------------------------------------------------------------------------------------------------------------



                                                                                Additional
                                                                   Common        Paid-in            Comprehensive
                                                                    Stock        Capital            Income (Loss)

Balance at December 31, 1999                                         $ 2,549      $ 33,707

Comprehensive income:
    Net income                                                                                       $  64,933
    Other comprehensive income:
      Net unrealized gain on available-for-sale investments                                             35,024
                                                                                                 --------------

      Total comprehensive income                                                                     $  99,957
                                                                                                 --------------

Dividends paid on common stock
                                                                 ------------  ------------

Balance at December 31, 2000                                           2,549        33,707

Comprehensive income:
    Net income                                                                                       $  68,939
    Other comprehensive income:
      Net unrealized loss on available-for-sale investments
           and certain interest rate swaps (net of tax ($8,325))                                       (15,462)
                                                                                                 --------------

      Total comprehensive income                                                                     $  53,477
                                                                                                 --------------

Dividends paid on common stock
                                                                 ------------  ------------

Balance at December 31, 2001                                           2,549        33,707

Comprehensive income:
    Net income                                                                                       $  81,720
    Other comprehensive income:
      Net unrealized gain on available-for-sale investments
           and certain interest rate swaps (net of tax $37,095)                                         71,164
                                                                                                 --------------

      Total comprehensive income                                                                    $  152,884
                                                                                                 --------------

Capital contribution                                                                10,000
Dividends paid on common stock
                                                                 ------------  ------------

Balance at December 31, 2002                                         $ 2,549      $ 43,707
                                                                 ------------  ------------



                                                                    Accumulated
                                                                       Other                               Total
                                                                    Comprehensive     Retained        Stockholder's
                                                                    Income (Loss)     Earnings           Equity

Balance at December 31, 1999                                         $ (51,130)         $643,294         $ 628,420

Comprehensive income:
    Net income                                                                            64,933            64,933
    Other comprehensive income:
      Net unrealized gain on available-for-sale investments             35,024                              35,024


      Total comprehensive income


Dividends paid on common stock                                                           (60,000)          (60,000)
                                                                  -------------      ------------     -------------

Balance at December 31, 2000                                           (16,106)          648,227           668,377

Comprehensive income:
    Net income                                                                            68,939            68,939
    Other comprehensive income:
      Net unrealized loss on available-for-sale investments
           and certain interest rate swaps (net of tax ($8,325))       (15,462)                            (15,462)


      Total comprehensive income


Dividends paid on common stock                                                           (22,000)          (22,000)
                                                                  -------------      ------------     -------------

Balance at December 31, 2001                                           (31,568)          695,166           699,854

Comprehensive income:
    Net income                                                                            81,720         $  81,720
    Other comprehensive income:
      Net unrealized gain on available-for-sale investments
           and certain interest rate swaps (net of tax $37,095)         71,164                              71,164


      Total comprehensive income


Capital contribution                                                                                        10,000
Dividends paid on common stock                                                           (27,000)          (27,000)
                                                                  -------------      ------------     -------------

Balance at December 31, 2002                                         $  39,596          $749,886         $ 835,738
                                                                  -------------      ------------     -------------


Midland National Life Insurance Company
Statements of Cash Flows

For the years ended December 31, 2002, 2001 and 2000
(Amounts in thousands)
----------------------------------------------------------------------------------------------------------------------------------

                                                                          2002               2001               2000

Cash flows from operating activities:

    Net income                                                          $  81,720          $  68,939          $  64,933
    Adjustments to reconcile net income to net cash
         used in operating activities:
      Amortization of deferred policy acquisition costs
           and present value of future profits of
           acquired businesses                                             50,001             59,131             60,368
      Net amortization of premiums and discounts on
           investments                                                     46,795             32,027             (4,150)
      Policy acquisition costs deferred                                  (369,222)          (283,282)          (151,930)
      Net realized investment (gains) losses                              (14,514)             2,725              7,372
      Net unrealized losses (gains) on
           derivative instruments                                          22,115             (2,753)                 -
      Net unrealized losses on trading securities                               -                  -                275
      Cumulative effect of accounting change                                    -              1,012                  -
      Deferred income taxes                                               (18,166)              (151)            (4,577)
      Net interest credited and product charges on
           universal life and investment policies                         132,368             28,009            (27,046)
      Receivables on annuity reinsurance agreement                        (70,130)                 -                  -
      Changes in other assets and liabilities:
         Net receivables                                                   47,785            (12,018)           (10,120)
         Net payables                                                      (9,203)            13,607             45,052
         Policy benefits                                                    6,319             17,483             14,033
         Other                                                                188              1,212                455
                                                                  ----------------   ----------------   ----------------

      Net cash used in operating activities                               (93,944)           (74,059)            (5,335)
                                                                  ----------------   ----------------   ----------------

Cash flows from investing activities:
    Proceeds from investments sold, matured or repaid:

      Fixed maturities                                                  5,274,090          1,628,781            571,872
      Equity securities                                                   118,338            263,191            295,377
      Other invested assets and derivatives                                38,282             11,709             12,371
    Cost of investments acquired:
      Fixed maturities                                                 (7,789,238)        (3,469,665)        (1,018,000)
      Equity securities                                                  (129,451)           (78,270)          (305,655)
      Other invested assets and derivatives                              (122,988)          (114,619)           (21,167)
    Net change in policy loans                                                172             (4,025)            (5,586)
    Net change in short-term investments                                  (88,630)           (87,423)           (99,029)
    Net change in repurchase agreements and
         collateral on swap agreements                                    615,096            457,926                  -
    Net change in amounts due to brokers                                  (91,786)            84,942                  -
                                                                  ----------------   ----------------   ----------------

      Net cash used in investing activities                            (2,176,115)        (1,307,453)          (569,817)
                                                                  ----------------   ----------------   ----------------


                                                                          2002               2001               2000

Cash flows from financing activities:
    Receipts from universal life and investment
         products                                                      $2,761,615         $1,714,938         $1,003,901
    Benefits paid on universal life and investment
         products                                                        (461,264)          (303,015)          (368,941)
    Capital contributions received                                         10,000                  -                  -
    Dividends paid on common stock                                        (27,000)           (22,000)           (60,000)
                                                                  ----------------   ----------------   ----------------

      Net cash provided by financing activities                         2,283,351          1,389,923            574,960
                                                                  ----------------   ----------------   ----------------

Increase (decrease) in cash                                                13,292              8,411               (192)

Cash at beginning of year                                                  10,324              1,913              2,105
                                                                  ----------------   ----------------   ----------------

Cash at end of year                                                     $  23,616          $  10,324           $  1,913
                                                                  ----------------   ----------------   ----------------


Supplemental disclosures of cash flow information:
    Cash paid during the year for:

      Interest                                                            $    25            $    50            $    73
      Income taxes, paid to parent                                         42,908             48,038             26,196



Midland National Life Insurance Company
Notes to Financial Statements

--------------------------------------------------------------------------------
(Amounts in thousands)


1.      Summary of Significant Accounting Policies

        Organization

        Midland National Life Insurance Company ("Midland" or the "Company") is a wholly-owned subsidiary of Sammons Enterprises, Inc. ("SEI"). Midland operates predominantly in the individual life and annuity business of the life insurance industry. The Company is licensed to operate in 49 states and the District of Columbia. The Company is affiliated through common ownership with North American Company for Life and Health Insurance ("North American") and North American Company for Life and Health Insurance of New York ("NANY").

        Use of Estimates

        In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

        The Company is subject to the risk that interest rates will change and cause a decrease in the value of its investments. To the extent that fluctuations in interest rates cause the cash flows and duration of assets and liabilities to differ, the Company may have to sell assets prior to their maturity and realize a loss.

        Investments

        The Company is required to classify its fixed maturity investments (bonds and redeemable preferred stocks) and equity securities (common and nonredeemable preferred stocks) into three categories: securities that the Company has the positive intent and the ability to hold to maturity are classified as "held-to-maturity"; securities that are held for current resale are classified as "trading securities"; and securities not classified as held-to-maturity or as trading securities are classified as "available-for-sale." Investments classified as trading or available-for-sale are required to be reported at fair value in the balance sheet. The Company currently has no securities classified as held-to-maturity or trading.

        Trading securities are held for resale in anticipation of short-term market movements. Gains and losses on these securities, both realized and unrealized, are included in the determination of net income. Net cost of or proceeds from trading securities are included in operating activities in the statements of cash flows.

        Available-for-sale securities are classified as such if not considered trading securities or if there is not the positive intent and ability to hold the securities to maturity. Such securities are carried at market value with the unrealized holding gains and losses included as other comprehensive income in stockholder's equity, net of related adjustments to deferred policy acquisition costs, deferred income taxes and the accumulated unrealized holding gains (losses) on securities sold which are released into income as realized investment gains (losses). Cash flows from available-for-sale security transactions are included in investing activities in the statements of cash flows.

        For collateralized mortgage obligations ("CMO's") and mortgage-backed securities, the Company recognizes income using a constant effective yield based on anticipated prepayments and the estimated economic life of the securities. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments. The net investment in the security is adjusted to the amount that would have existed had the new effective yield been applied since the acquisition of the security. This adjustment is included in net investment income.

        Policy loans are carried at unpaid principal balances. Short-term investments are carried at amortized cost, which approximates fair value.

        Other invested assets and derivatives are primarily comprised of interest rate swaps, options and joint ventures and limited partnerships. The derivatives are recorded at quoted market prices. Investments in joint ventures and limited partnerships are recorded under the equity method of accounting and reviewed for impairment on a periodic basis.

        Investment income is recorded when earned. Realized gains and losses are determined on the basis of specific identification of the investments.

        The Company's accounting policy for impairment recognition requires other than temporary impairment charges to be recorded. Factors considered in evaluating whether a decline in value is other than temporary include the length of time and magnitude by which the fair value is less than cost; the financial condition, enterprise value and prospects of the investment combined with the intent and ability of the Company to hold the investment. Other considerations are also taken into account such as, but not limited to (i) financial ratios (ii) length of time the Company has held the investment and (iii) the overall assessment of the value of the enterprise. For fixed income securities, the Company also considers whether it will be able to collect the amounts due according to the contractual terms of the investment. During 2002 the Company recorded $16,429 of realized losses as a result of this analysis, in addition to those securities which were sold and impaired at the time of sale. These losses are included in net realized gains and losses.

        Recognition of Traditional Life Revenue and Policy Benefits

        Traditional life insurance products include those products with fixed and guaranteed premiums and benefits. Life insurance premiums, which comprise the majority of premium revenues, are recognized as premium income when due. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the life of the contracts. This association is accomplished by means of the provision for policy benefit reserves and the amortization of deferred policy acquisition costs.

        Liabilities for future policy benefits for traditional policies generally are computed by the net level premium method based on estimated future investment yield, mortality, morbidity, and withdrawals which were appropriate at the time the policies were issued or acquired. Interest rate assumptions range primarily from 6.25% to 11.25%.

        Recognition of Revenue and Policy Benefits for Interest Sensitive Life Insurance Products and Investment Contracts (Interest Sensitive Policies) Interest sensitive policies are issued on a periodic and single premium basis. Amounts collected are credited to policyholder account balances. Revenues from interest sensitive policies consist of charges assessed against policyholder account balances for the cost of insurance, policy administration, and surrender charges. Revenues also include investment income related to the investments which support the policyholder account balances. Policy benefits and claims that are charged to expense include benefits incurred in the period in excess of related policyholder account balances. Benefits also include interest and equity index amounts credited to the account balances.

        Policy reserves for universal life and other interest sensitive life insurance and investment contracts are determined using the retrospective deposit method. Policy reserves consist of the policyholder deposits and credited interest less withdrawals and charges for mortality, administrative, and policy expenses. Interest crediting rates ranged primarily from 2.75% to 5.65% in 2002, 2.75% to 6.25% in 2001 and 2.75% to 7.5% in 2000. For certain contracts, these crediting rates extend for periods in excess of one year.

        Accounting for Derivatives Instruments

        Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards ("SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS Nos. 137 and 138.

        SFAS No. 133 requires that all derivatives be carried on the balance sheet at fair value, with certain changes in fair value reflected in other comprehensive income (for those derivatives designated as "hedges") while other changes in derivative fair value are reflected in the statement of income. The Company uses derivatives to manage its policy obligation and investment risks.

        The Company has sold approximately $1,313,519 of annuity policies (net of $322,000 ceded to an outside reinsurer during 2002) that have a guaranteed base return and a higher potential return tied to a major equity market index. In order to fund these benefits the Company has invested in over-the-counter index (call) options which compensate the Company for any appreciation over the strike price and offsets the corresponding increase in the policyholder obligation. The Company classifies these derivative investments as "Other Invested Assets" and amortizes the cost against investment income over the term of the option. In accordance with SFAS No. 133, the Company adjusts the carrying value of the options from amortized cost to market with any change reflected as an unrealized gain (loss) in the statement of income. When the option matures, any value received by the Company is reflected as investment income ($ 4,385 in 2002 and $1,169 in 2001) offset by the amount credited to the policyholder ($ 3,915 in 2002 and $1,085 in 2001). The following relates to the options owned as of December 31, 2002 and 2001:

                                                  2002               2001

        Notional amount                        $1,330,770          $ 959,000
        Amortized cost                          $  42,664          $  25,758
        Estimated fair value                    $  34,395          $  27,445


        SFAS No. 133 requires that the fair value changes of the derivatives embedded in "Equity Indexed Products" be reflected in the statement of income. The following summarizes the impacts of these derivatives in the statement of income:

                                                 Change           December 31,      December 31,     January 1,
Gain (Loss) in Fair Value                      During 2002           2002               2001              2001

Change in investment values                      $ (9,956)          $ (8,269)           $ 1,687         $ (4,805)
Change in liability values                        (12,159)           (16,282)            (4,123)            (384)
                                            --------------     --------------     --------------    -------------

Change in derivative/option values                (22,115)           (24,551)            (2,436)          (5,189)

Offset to deferred acquisition costs               15,481             17,186              1,705            3,632
Offset to federal income taxes                      2,322              2,578                256              545
                                            --------------     --------------     --------------    -------------

Net impact                                       $ (4,312)          $ (4,787)           $  (475)        $ (1,012)
                                            --------------     --------------     --------------    -------------


        The impact as of January 1, 2001 is reflected as a change in accounting. The changes during 2002 and 2001 are reflected in the statement of income in the respective components of income.

        The fair value of the investment in call options is based upon quoted market prices. The fair value of the embedded options related to the policyholder obligations (liability values) is based upon current and expected index levels and returns as well as general policyholder behavior, primarily lapses and withdrawals. These projected benefit values are discounted to the current date using the current risk free rate consistent with the duration of the liability. This value is then compared to the carrying value of the liability to calculate any gain or loss which is reflected in the statement of income as an unrealized gain or loss on derivative instruments. To the extent that these changes in values impact the earnings pattern of the product and thus the amortization pattern of the deferred acquisition costs, an adjustment to the amortization of deferred acquisition costs is made.

        The Company has a number of investments which pay interest on a variable rate tied to a major interest rate index. The Company has entered into interest rate swaps which effectively convert the variable cash flows to fixed over the life of the swaps. These swaps pay the Company fixed rates while the Company is obligated to pay variable rates. The swaps are part of the Company's overall risk and asset-liability management strategy by reducing the volatility of cash flows and providing a better match to the characteristics of the Company's liabilities.

                                                      2002            2001

        Notional amounts                             $  728,500      $  250,000
        Fixed rates to receive (range)             4.73% to 6.04%         5.91%
        Current variable rates to pay (range)      1.40% to 1.96%         1.98%


        These swaps are accounted for as cash-flow hedges with the change in fair value reflected in other comprehensive income. The 2001 swap was entered into during 2001 so there was no change in accounting as of the beginning of year related to this investment.

                                                             Change
                                                             During         December 31,     December 31,
Gain in Fair Value                                             2002           2002               2001

Change in swaps values                                       $ 77,004          $ 77,493             $  489
Offset to deferred acquisition costs                          (54,245)          (54,245)                 -
Offset to federal income taxes                                 (7,966)           (8,137)              (171)
                                                         -------------    --------------     --------------

       Net impact to other comprehensive income              $ 14,793          $ 15,111             $  318
                                                         -------------    --------------     --------------

       The Company generally limits its selection of counterparts that are obligated under its derivative contracts to those within the "A" credit rating or above. Entering into such agreements from financial institutions with long-standing performance records minimizes the risk. The amounts of such exposure are essentially the net replacement cost or market value for such agreements with each counter party, as well as any interest due the Company from the last interest payment period less any collateral posted by the financial institution. Collateral posted at December 31, 2002, was $65,660 and is reflected in the balance sheet in short term investments. The obligation to repay the collateral is reflected in the balance sheet in repurchase agreements and collateral on swap agreements.

        Deferred Policy Acquisition Costs

        Deferred policy acquisition costs ("DPAC") that vary with, and are primarily related to the production of new business, have been deferred to the extent that such costs are deemed recoverable from future profits. Such costs include commissions, policy issuance, underwriting, and certain variable agency expenses.

        Deferred costs related to traditional life insurance are amortized over the estimated premium paying period of the related policies in proportion to the ratio of annual premium revenues to total anticipated premium revenues.

        Deferred costs related to interest sensitive policies are being amortized over the lives of the policies in relation to the present value of actual and estimated gross profits subject to regular evaluation and retroactive revision to reflect actual emerging experience. Policy acquisition costs deferred and amortized for years ended December 31 are as follows:

                                                                      2002              2001             2000

Deferred policy acquisition costs, beginning
      of year                                                       $ 805,576         $ 554,426        $ 493,914

Offset to losses on derivative instruments -
      January 1, 2001                                                       -             3,632                -
Commissions deferred                                                  336,072           256,334          133,330
Underwriting and acquisition expenses deferred                         33,150            26,948           18,600
Change in offset to unrealized (gains) losses                        (161,493)           20,015          (35,950)
Amortization - related to operations                                  (61,259)          (53,852)         (55,468)
Amortization - related to SFAS No. 133                                 14,265            (1,927)               -
                                                               ---------------   ---------------  ---------------

Deferred policy acquisition costs, end of year                      $ 966,311         $ 805,576        $ 554,426
                                                               ---------------   ---------------  ---------------

        To the extent that unrealized gains and losses on available-for-sale securities would result in an adjustment to the amortization pattern of deferred policy acquisition costs or present value of future profits of acquired businesses had those gains or losses actually been realized, the adjustments are recorded directly to stockholder's equity through other comprehensive income as an offset to the unrealized gains or losses. Recoverability of deferred policy acquisition costs is evaluated periodically by comparing the current estimate of future profits to the unamortized asset balance.

        Present Value of Future Profits of Acquired Businesses

        The present value of future profits of acquired businesses ("PVFP") represents the portion of the purchase price of blocks of businesses which is allocated to the future profits attributable to the insurance in force at the dates of acquisition. The PVFP is amortized in relationship to the actual and expected emergence of such future profits. The composition of the PVFP for the years ended December 31 is summarized below:

                                                   2002              2001             2000

Balance at beginning of year                        $ 15,221          $ 18,573         $ 23,473

Amortization                                          (3,007)           (3,352)          (4,900)
                                               --------------   ---------------  ---------------

Balance at end of year                              $ 12,214          $ 15,221         $ 18,573
                                               --------------   ---------------  ---------------


        Retrospective adjustments of these amounts are made periodically upon the revision of estimates of current or future gross profits on universal life-type products to be realized from a group of policies. Recoverability of the PVFP is evaluated periodically by comparing the current estimate of future profits to the unamortized asset balance.

        Based on current conditions and assumptions as to future events, the Company expects to amortize approximately 25% of the December 31, 2002 balance of PVFP in 2003, 22% in 2004, 8% in 2005, 8% in 2006, and 8% in
        2007. The interest rates used to determine the amortization of the PVFP purchased ranged from 5.5% to 6.5%.

        Policy Claims and Benefits Payable

        The liability for policy claims and benefits payable includes provisions for reported claims and estimates for claims incurred but not reported, based on the terms of the related policies and contracts and on prior experience. Claim liabilities are necessarily based on estimates and are subject to future changes in claim severity and frequency. Estimates are periodically reviewed and adjustments to such liabilities are reflected in current operations.

        Federal Income Taxes

        The Company is a member of SEI's consolidated United States federal income tax group. The policy for intercompany allocation of federal income taxes provides that the Company compute the provision for federal income taxes on a separate return basis. The Company makes payment to, or receives payment from, SEI in the amount they would have paid to, or received from, the Internal Revenue Service had they not been members of the consolidated tax group. The separate Company provisions and payments are computed using the tax elections made by SEI.

        Deferred tax liabilities and assets are recognized based upon the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

        Assets Held in Separate Accounts

        Separate accounts are funds on which investment income and gains or losses accrue directly to certain policyholders. The assets of these accounts are legally separated and are not subject to the claims that may arise out of any other business of the Company. The Company reports separate account assets at market value; the underlying investment risks are assumed by the contractholders. The Company records the related liabilities at amounts equal to the market value of the underlying assets. The Company records the fees earned for administrative and contractholder services performed for the separate accounts in other income.

        Comprehensive Income

        The Company follows the reporting concept of "Comprehensive Income" which requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. Comprehensive income for the Company includes net income and unrealized gains and losses (other comprehensive income) on available-for-sale securities. In addition, certain interest rate swaps are accounted for as cash-flow hedges with the change in the fair value of the swap reflected in other comprehensive income.

        Repurchase Agreements and Collateral on Swap Agreements

        Repurchase Agreements

        As part of the Company's investment strategy, the Company may enter reverse repurchase agreements and dollar-roll transactions to increase the Company's investment return. The Company accounts for these transactions as collateral borrowings, where the amount borrowed is equal to the market value of the underlying securities. Reverse repurchase agreements involve a sale of securities and an agreement to repurchase the same securities at a later date at an agreed-upon price. Dollar rolls are similar to reverse repurchase agreements except that, with dollar rolls, the repurchase involves securities that are only substantially the same as the securities sold. As of December 31, 2002 and 2001, there were $ 1,007,654 and $415,000, respectively, of such agreements outstanding. The collateral for these agreements is held in the fixed maturities and short-term investments in the balance sheets.

        Collateral on Swap Agreements

        As a result of market value changes, certain financial institutions involved in the interest rate swap agreements deposit cash with the Company to collateralize these obligations. The cash collateral and the amount that the Company was permitted to repledge was $65,368 and is reflected in the Company's balance sheet in short term investments at December 31, 2002. None of the collateral has been repledged as of December 31, 2002. The obligation to repay the collateral is reflected in the balance sheet in repurchase agreements and collateral on swap agreements.

2.      Fair Value of Financial Instruments

        The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

        Cash, Short-Term Investments and Policy Loans

        The carrying amounts reported in the balance sheets for these instruments approximate their fair values.

        Other Invested Assets and Derivatives

        For joint ventures and limited partnerships, the carrying amounts reported in the balance sheets approximate their fair values. For the derivative instruments, including the interest rate swaps and options, the carrying value is equal to the quoted market prices or fair value.

        Investment Securities

        Fair value for fixed maturity securities (including redeemable preferred stocks) are based on quoted market prices, where available. For fixed maturities not actively traded, fair values are estimated using values obtained from independent pricing services. In some cases, such as private placements and certain mortgage-backed securities, fair values are estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investments. The fair value of equity securities are based on quoted market prices.

        Investment-Type Insurance Contracts

        Fair values for the Company's liabilities under investment-type insurance contracts are estimated using two methods. For those contracts without a defined maturity, the fair value is estimated as the amount payable on demand (cash surrender value). For those contracts with known maturities, fair value is estimated using discounted cash flow calculations using interest rates currently being offered for similar contracts with maturities consistent with the contracts being valued.

        These fair value estimates are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Although fair value estimates are calculated using assumptions that management believes are appropriate, changes in assumptions could cause these estimates to vary materially. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in some cases, could not be realized in the immediate settlement of the instruments. Certain financial liabilities (including non investment-type insurance contracts) and all non-financial instruments are excluded from the disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

        The carrying value and estimated fair value of the Company's financial instruments are as follows:

                                                December 31, 2002                     December 31, 2001
                                        -----------------------------------   -----------------------------------
                                           Carrying           Estimated          Carrying           Estimated
                                             Value           Fair Value            Value           Fair Value

Financial assets:
    Fixed maturities, available-
         for-sale                            $7,121,761         $7,121,761         $4,391,779         $4,391,779
    Equity securities, available-
         for-sale                               233,943            233,943            223,868            223,868
    Policy loans                                226,451            226,451            226,623            226,623
    Short-term investments                      377,913            377,913            289,281            289,281
    Other invested assets and
      derivatives                               257,318            257,318            156,871            156,871

Financial liabilities:
    Investment-type insurance
         contracts                            5,201,399          4,363,514          2,788,781          2,402,067


3.      Investments and Investment Income

        Fixed Maturities and Equity Security Investments

        The amortized cost and estimated fair value of fixed maturities and equity securities classified as available-for-sale are as follows:

                                                                      December 31, 2002

                                            ---------------------------------------------------------------------
                                                                   Gross           Gross
                                                                 Unrealized      Unrealized         Estimated
                                               Amortized          Holding         Holding             Fair
                                                  Cost             Gains           Losses             Value

Fixed maturities:
    U.S. Treasury and other U.S.
         Government corporations
         and agencies                             $1,583,313        $ 42,607         $  3,369         $1,622,551
    Corporate securities                           3,193,236          87,196          110,080          3,170,352
    Mortgage-backed securities                     2,231,273          91,089            4,233          2,318,129
    Other debt securities                             10,067             671                9             10,729
                                            -----------------  --------------  ---------------   ----------------

      Total fixed maturities                       7,017,889         221,563          117,691          7,121,761

Equity securities                                    225,358          10,717            2,132            233,943
                                            -----------------  --------------  ---------------   ----------------

      Total available-for-sale                    $7,243,247       $ 232,280        $ 119,823         $7,355,704
                                            -----------------  --------------  ---------------   ----------------


                                                                      December 31, 2001

                                            ---------------------------------------------------------------------
                                                                   Gross           Gross
                                                                 Unrealized      Unrealized         Estimated
                                               Amortized          Holding         Holding             Fair
                                                  Cost             Gains           Losses             Value

Fixed maturities:
    U.S. Treasury and other U.S.
         Government corporations

         and agencies                              $ 822,973         $ 4,107         $ 33,283          $ 793,797
    Corporate securities                           2,377,107          35,052           87,147          2,325,012
    Mortgage-backed securities                     1,252,541          10,927            9,431          1,254,037
    Other debt securities                             18,477             472               16             18,933
                                            -----------------  --------------  ---------------   ----------------

      Total fixed maturities                       4,471,098          50,558          129,877          4,391,779

Equity securities                                    226,063           8,826           11,021            223,868
                                            -----------------  --------------  ---------------   ----------------

      Total available-for-sale                    $4,697,161        $ 59,384        $ 140,898         $4,615,647
                                            -----------------  --------------  ---------------   ----------------

        The corporate securities category in the table above includes a group of foreign securities with a total amortized cost of $19,429 and a fair value of $18,475 at December 31, 2002. These securities have variable interest rates that currently average 1.99% and maturity dates in 2049.

        The unrealized appreciation (depreciation) on the available-for-sale securities and interest rate swaps in 2002 and 2001 is reduced by deferred policy acquisition costs and deferred income taxes and is reflected as a component of accumulated other comprehensive income in the statements of stockholder's equity:

                                                                                        2002             2001

Net unrealized appreciation (depreciation) - AFS securities                           $ 112,457        $ (81,513)
Net unrealized appreciation - interest rate swaps                                        77,493              489
Deferred policy acquisition costs                                                      (129,034)          32,458
Deferred income taxes                                                                   (21,320)          16,998
                                                                                 ---------------  ---------------

    Accumulated other comprehensive gain (loss)                                        $ 39,596        $ (31,568)
                                                                                 ---------------  ---------------

        The other comprehensive income (loss) is comprised of the change in unrealized gains (losses) on available-for-sale fixed maturities, equity security investments and other invested assets (interest rate swaps) arising during the period less the realized (gains) losses included in income, deferred policy acquisition costs and deferred income taxes as follows:

                                                                         2002            2001             2000

Unrealized holding gains (losses) arising in the current period:

    Fixed maturities                                                   $ 209,522        $(59,692)       $ 60,815
    Equity securities                                                     (1,039)         12,680          21,644
    Other invested assets - interest rate swaps                           77,004             489               -
    Less reclassification adjustment for (gains) losses
         released into income                                            (14,512)          2,721           7,374
    Less DPAC impact                                                    (161,493)         20,015         (35,950)
    Less deferred income tax effect                                      (38,318)          8,325         (18,859)
                                                                  ---------------  --------------   -------------

      Net other comprehensive income (loss)                             $ 71,164        $(15,462)       $ 35,024
                                                                  ---------------  --------------   -------------


        The amortized cost and estimated fair value of available-for-sale fixed maturities at December 31, 2002, by contractual maturity, are as follows. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                 Amortized          Estimated
                                                                                   Cost            Fair Value

Due in one year or less                                                             $  18,457          $  17,295
Due after one year through five years                                                 647,806            640,894
Due after five years through ten years                                                990,743            997,856
Due after ten years                                                                 3,129,609          3,147,587
Securities not due at a single maturity date (primarily
      mortgage-backed securities)                                                   2,231,274          2,318,129
                                                                              ----------------   ----------------

      Total fixed maturities                                                       $7,017,889         $7,121,761
                                                                              ----------------   ----------------


        During 2002, the Company became a member of the Federal Home Loan Bank of Des Moines ("FHLB"). In order to become a member the Company was required to purchase FHLB equity securities totaling $6,104. The securities are included in equity securities at cost in the Company's balance sheet. Resale of these securities is restricted only to FHLB. As a member of FHLB the Company can borrow money, provided that FHLB's collateral and stock ownership requirements are met. The maximum amount the Company can borrow is twenty times its FHLB investment. The interest rate and repayment terms differ depending on the type of advance and the term selected. The Company has not utilized this facility since its inception.

        Investment Income and Investment (Losses) Gains Major categories of investment income are summarized as follows:

                                                                      2002              2001             2000

Gross investment income:

    Fixed maturities                                                $ 323,558         $ 239,652        $ 185,212
    Equity securities                                                  19,387            30,620           36,727
    Policy loans                                                       16,781            16,734           16,237
    Short-term investments                                              8,305            12,238           11,241
    Other invested assets                                              28,835            10,946            1,989
                                                               ---------------   ---------------  ---------------

      Total gross investment income                                   396,866           310,190          251,406

Amortization of investment options                                     52,106            34,216           10,200
Investment expenses                                                    20,386             8,014            5,467
                                                               ---------------   ---------------  ---------------

      Net investment income                                         $ 324,374         $ 267,960        $ 235,739
                                                               ---------------   ---------------  ---------------


        The major categories of investment gains and losses reflected in the income statement are summarized as follows:

                                                      2002            2001                   2000
                                                  --------------  --------------  -------------------------------
                                                                                                   Unrealized -
                                                                                                     Trading
                                                    Realized        Realized        Realized       Securities

Fixed maturities                                       $ 26,331        $(16,158)       $ (5,404)          $   -
Equity securities                                       (11,819)         13,437          (1,970)           (275)
Other                                                         2              (4)              2               -
                                                  --------------  --------------  --------------  --------------

      Net investment gains (losses)                    $ 14,514        $ (2,725)       $ (7,372)        $  (275)
                                                  --------------  --------------  --------------  --------------


        In 2002, the Company sold most of its investments in Worldcom Inc. bonds and recorded a pre-tax realized loss of approximately $18,000. Offsetting gains were taken on other securities during 2002 which were recorded in net realized investment gains.

        In 2001, the Company sold most of its investments in Enron bonds and recorded a pre-tax realized loss of approximately $28,000. Offsetting gains were taken on other securities during 2001 which were recorded in net realized investment gains.

        Proceeds from the sale of available-for-sale securities and the gross realized gains and losses on these sales (excluding maturities, calls and prepayments) during 2002, 2001, and 2000 were as follows:

                                     2002                           2001                          2000
                        -----------------------------  -----------------------------  ---------------------------
                              Fixed                          Fixed                         Fixed
                           Maturities        Equity       Maturities        Equity      Maturities       Equity

Proceeds from sales        $5,079,475       $ 69,273      $1,338,697      $ 254,900     $ 433,163      $ 267,944
Gross realized gains           88,727          2,892          39,384         18,314         7,356          8,926
Gross realized losses         (51,632)       (17,565)        (58,371)        (9,287)       (1,140)        (7,035)


        Credit Risk Concentration

        The Company generally strives to maintain a diversified invested assets portfolio. Other than investments in U.S. Government or U.S. Government Agency or Authority, the Company had no investments in one entity which exceeded 10% of stockholder's equity at December 31, 2002, except for the following investments with the following carrying values:

        BWC Corp                                            $ 110,000
        Ptolemy Limited                                       110,000
        Pimlico Road Corporation                              100,000
        Alvanley Corporation                                   95,000
        Core Funding LLC                                       88,228


        Other

        At December 31, 2002 and 2001, securities amounting to $2,183 and $3,805, respectively, were on deposit with regulatory authorities as required by law.

4.      Income Taxes

        The significant components of the provision for federal income taxes are as follows:

                                                                2002            2001             2000

Current                                                        $ 61,187        $ 37,536        $ 41,116
Deferred                                                        (18,166)           (151)         (4,577)
                                                          --------------  --------------   -------------

      Total federal income tax expense                         $ 43,021        $ 37,385        $ 36,539
                                                          --------------  --------------   -------------




        Income tax expense differs from the amounts computed by applying the U.S. Federal income tax rate of 35% to income before income taxes as follows:

                                                                 2002            2001             2000

At statutory federal income tax rate                            $ 43,660        $ 37,567        $ 35,515
Dividends received deductions                                       (405)           (701)         (1,207)
Other, net                                                          (234)            519           2,231
                                                           --------------  --------------   -------------

      Total federal income tax expense                          $ 43,021        $ 37,385        $ 36,539
                                                           --------------  --------------   -------------


        The federal income tax asset as of December 31 is comprised of the following:

                                                                   2002             2001

Net deferred income tax (liability) asset                         $ (2,098)        $ 18,055
Income taxes currently (payable) receivable                        (15,598)           2,681
                                                            ---------------  ---------------

      Federal income tax (liability) asset                       $ (17,696)        $ 20,736
                                                            ---------------  ---------------


        The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities at December 31 are as follows:

                                                                       2002             2001

Deferred income tax assets:
    Policy liabilities and reserves                                    $ 320,041        $ 200,542
    Investments                                                                -           40,913
    Other, net                                                             5,333            6,459
                                                                  ---------------  ---------------

      Total gross deferred income tax assets                             325,374          247,914
                                                                  ---------------  ---------------

Deferred income tax liabilities:
    Investments                                                          (49,592)               -
    Present value of future profits of acquired business                  (4,275)          (5,327)
    Deferred policy acquisition costs                                   (273,605)        (224,532)
                                                                  ---------------  ---------------

      Total deferred income tax liabilities                             (327,472)        (229,859)
                                                                  ---------------  ---------------

      Net deferred income tax (liability) asset                         $ (2,098)        $ 18,055
                                                                  ---------------  ---------------


        Prior to 1984, certain special deductions were allowed life insurance companies for federal income tax purposes. These special deductions were accumulated in a memorandum tax account designated as "Policyholders' Surplus." Such amounts will usually become subject to tax at the then current rates only if the accumulated balance exceeds certain maximum limitations or certain cash distributions are deemed to be paid out of this account. It is management's opinion that further deemed payments from this account are not likely to occur. Accordingly, no provision for income tax has been made on the approximately $66,000 balance in the policyholders' surplus account at December 31, 2002.

5.      Reinsurance

        The Company is involved in both the cession and assumption of life and annuity reinsurance with other companies. Reinsurance premiums and claims ceded and assumed for the years ended December 31 are as follows:

                                   2002                           2001                           2000
                      -----------------------------   ----------------------------   ----------------------------
                          Ceded          Assumed          Ceded         Assumed          Ceded         Assumed

Premiums                $ 623,532       $ 7,519         $ 42,760       $ 6,026         $ 33,355       $ 5,246

Claims                     27,927         7,282           19,225         5,946           17,607         4,987


        The Company generally reinsures the excess of each individual risk over $500 on ordinary life policies in order to spread its risk of loss. Certain other individual health contracts are reinsured on a policy-by-policy basis. The Company remains contingently liable for certain of the liabilities ceded in the event the reinsurers are unable to meet their obligations under the reinsurance agreement.

        The Company entered into a funds withheld coinsurance agreement with an outside reinsurer effective January 1, 2002. This is an indemnity agreement that covers 50% of all policies issued during 2002 of particular annuity plans. In this agreement the Company agrees to withhold, on behalf of the assuming company, assets equal to the Statutory reserve associated with these policies. The Company has netted the funds withheld liability of $491,472 against the reserve credits of $601,019 in the reinsurance receivable line in the December 31, 2002, balance sheet. This agreement increased (decreased) the following financial statement lines as follows:

Assets:                                                      Revenues:
    Other invested assets                     $  3,425         Net investment income                    $(11,406)
    Deferred policy acquisition

         costs                                (109,793)      Benefits and expenses:
    Reinsurance receivables                    109,547         Interest credited to policy-
                                                                    holder account balances               (8,861)
Liabilities:                                                   Operating expenses                           (353)
    Other liabilities                            2,316         Amortization of deferred
                                                                    policy acquisition costs              (3,164)


        Premiums, interest sensitive life and investment product charges, and benefits incurred are stated net of the amounts of premiums and claims assumed and ceded. Policyholder account balances, policy benefit reserves, and policy claims and benefits payable are reported net of the related reinsurance receivables. These receivables are recognized in a manner consistent with the liabilities related to the underlying reinsured contracts.

6.      Statutory Financial Data and Dividend Restrictions

        The Company is domesticated in Iowa and its statutory-basis financial statements are prepared in accordance with accounting practices prescribed or permitted by the insurance department of the domiciliary state. "Prescribed" statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners ("NAIC"). "Permitted" statutory accounting practices encompass all accounting practices that are not prescribed. Such practices differ from state to state and company to company.

        Generally, the net assets of the Company available for distribution to its stockholders are limited to the amounts by which the net assets, as determined in accordance with statutory accounting practices, exceed minimum regulatory statutory capital requirements. All payments of dividends or other distributions to stockholders are subject to approval by regulatory authorities. The maximum amount of dividends that can be paid by the Company during any 12-month period, without prior approval of the insurance commissioner, is limited according to statutory regulations and is a function of statutory equity and statutory net income (generally, the greater of statutory-basis net gain from operations or 10% of prior year-end statutory-basis surplus). The Company paid statutory stockholder dividends of $ 27,000, $22,000 and $60,000 in 2002, 2001, and 2000 respectively. Dividends payable in 2003 up to $68,000 will not require prior approval of regulatory authorities.

        The statutory net income of the Company for the years ended December 31, 2002, 2001 and 2000 is approximately $61,000, $52,000 and $64,000, respectively, and capital and surplus at December 31, 2002, 2001 and 2000 is approximately $509,000, $457,000 and $365,000, respectively, in accordance with statutory accounting principles.

        The Iowa Insurance Department has adopted the NAIC's Codification of Statutory Accounting Principles guidance, which is effective January 1, 2001. The Company reported the effect of the adoption in 2001 as a net increase in surplus of $24,594, primarily as a result of the recording of deferred income taxes and eliminating the cost of collections liability.

7.      Employee Benefits

        The Company participates in qualified pensions and other postretirement benefit plans sponsored by SEI. The Company also provides certain postretirement health care and life insurance benefits for eligible active and retired employees through a defined benefit plan. The following table summarizes the benefit obligations, the fair value of plan assets and the funded status as of December 31, 2002 and 2001. The amounts reflect an allocation of the Company's portion of the SEI plan:

                                                      Pension Benefits                 Other Benefits

                                                 -----------------------------  ------------------------------
                                                    2002            2001            2002             2001

Benefit obligation at December 31                    $ 14,556        $ 11,016         $ 1,995          $  878
Fair value of plan assets at December 31                7,892           3,563               -               -
                                                 -------------  --------------  --------------   -------------

Funded status at December 31                         $ (6,664)       $ (7,453)       $ (1,995)        $  (878)
                                                 -------------  --------------  --------------   -------------

Accrued benefit liability recognized in
      financial statements                            $ 2,639         $ 2,734         $ 1,636         $ 1,576
                                                 -------------  --------------  --------------   -------------


        The Company's postretirement benefit plan is not funded; therefore, it has no plan assets.

        The amounts of contributions made to and benefits paid from the plan are as follows:


                                           Pension Benefits                 Other Benefits
                                     ------------------------------  ------------------------------
                                         2002            2001            2002             2001

Employer contributions                  $ 1,490          $  360          $    -          $  105
Employee contributions                  $     -          $    -          $   57          $   50
Benefit payments                        $    57          $  201          $  193          $  156


        The following table provides the net periodic benefit cost for the years ended 2002, 2001, and 2000:

                                                  Pension Benefits                      Other Benefits
                                         -------------------------------------  ---------------------------------
                                            2002          2001        2000        2002        2001        2000

Net periodic benefit costs                  $ 1,394       $ 1,052        $742       $197        $ 34        $110
                                         -----------   -----------  ----------  ---------   ---------   ---------


        The assumptions used in the measurement of the Company's benefit obligations are shown in the following table:

                                                                 Pension Benefits           Other Benefits
                                                             -------------------------  ------------------------
                                                                2002          2001         2002         2001

Weighted-average assumptions as of
      December 31:

    Discount rate                                               6.75%         7.25%        6.75%        7.25%
    Expected return on plan assets                              8.75%         8.75%         N/A          N/A
    Rate of compensation increase                               4.25%         4.25%         N/A          N/A


        For measurement purposes, a 10.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2002. The rate was assumed to decrease gradually each year to a rate of 4.5% for 2010 and remain at that level thereafter.

        The Company also participates in a noncontributory Employee Stock Ownership Plan ("ESOP") which is qualified as a stock bonus plan. All employees are eligible to participate in this plan upon satisfying eligibility requirements. The ESOP is sponsored by SEI. Each year the Company makes a contribution to the ESOP as determined by the Board of SEI. The contributions to the ESOP for 2002, 2001, and 2000 were $5,388, $1,392, and $1,191, respectively. The expense for 2002, 2001, and 2000 was $3,660, $3,170, and $2,917, respectively. All contributions to the ESOP are held in trust.

8.      Commitments and Contingencies

        Lease Commitments

        Midland's home office building has been conveyed to the City of Sioux Falls, South Dakota, and leased back in a transaction in which the City issued $4,250 of Industrial Revenue Bonds for face value. The bonds were fully repaid by the City of Sioux Falls during 2002, concurrently the lease term also expired. The lease includes a purchase option under which the Company may repurchase the building upon repayment of all bonds issued. The lease terms provided for 10 annual payments equivalent to principal of $425 beginning in 1993 and semiannual payments through 2002 in amounts equivalent to interest at 5.5% on the outstanding revenue bond principal. The ownership of the building will pass to the Company pending completion of title documents. The building and land costs have been capitalized and are carried as part of other assets and the lease obligation as part of other liabilities.

        The Company also leases certain equipment and office space. Rental expense on operating leases amounted to $ 2,005, $1,795, and $2,365 for the years ended December 31, 2002, 2001, and 2000, respectively. The minimum future rentals on operating leases at December 31, 2002, are $1,284 in 2003; $1,113 in 2004; $1,113 in 2005; $1,021 in 2006; $951 in
        2007 and $2,490 thereafter.

        Other Contingencies

        The Company is a defendant in various lawsuits related to the normal conduct of its insurance business. In the opinion of management, the ultimate resolution of such litigation will not materially impact the Company's financial position.

9.      Other Related Party Transactions

        The Company pays fees to SEI under management contracts. The Company was charged $ 4,725, $4,029, and $3,880 in 2002, 2001, and 2000, respectively, related to these contracts.

        The Company pays investment management fees to an affiliate, The Guggenheim Group, L.L.C. ("Guggenheim"). The Company was charged $7,147 and $2,751 in 2002 and 2001, respectively. Prior to April 2001 the Company paid investment management fees to an affiliate, Midland Advisors Company ("MAC"). MAC was a wholly owned subsidiary of SEI. Fees related to MAC's services were $2,138 and $1,781 in 2001 and 2000, respectively. On May 1, 2001, MAC was sold to Guggenheim with SEI receiving stock in Guggenheim.

        The Company provides certain insurance and non-insurance services to North American and NANY. The Company was reimbursed $ 13,233, $8,756, and $6,076 in 2002, 2001, and 2000, respectively, for the costs incurred to render such services.

        The Company received a $10,000 capital contribution from SEI in 2002. These funds, along with another capital contribution received in 2003, are to be applied as part of the funds to purchase Clarica US, Inc. in 2003 as shown below.

10.     Subsequent Event

        Subsequent to December 31, 2002, the Company acquired 100% of the shares of Clarica US, Inc., which is the holding corporation for Clarica Life Insurance Company. The primary source of funds used to acquire the Clarica US, Inc. shares was a capital contribution from SEI of $225 million received in January, 2003. The purchase price for these shares was approximately $287 million. The preliminary allocation of the purchase price to the assets and liabilities of this company is as follows:

        Assets:
            Investment securities                                    $2,647,000
            Mortgage loans                                              670,000
            Policy loans                                                 58,000
            Other invested assets                                        12,000
            Federal income tax, current and deferred                     60,000
            Other assets                                                 47,000
                                                                    ------------

              Total assets                                            3,494,000
                                                                    ------------

        Liabilities:
            Life and annuity reserves and account values              2,951,000
            Other liabilities                                           256,000
                                                                    ------------

              Total liabilities                                      $3,207,000
                                                                    ------------

        The final purchase price and price allocation is subject to future adjustments pending the resolution of certain post-closing matters.

Midland National Life
Insurance Company
Separate Account C

Report on Audited Financial Statements at and for the Years Ended December 31, 2002
and 2001

Midland National Life Insurance Company
Separate Account C
Index to Financial Statements

--------------------------------------------------------------------------------


                                                                    Page(s)

Report of Independent Accountants                                      1

Statement of Portfolios                                              2-48

Notes to Financial Statements                                        49-66

                            Report of Independent Accountants

The Board of Directors and Stockholder Midland National Life Insurance Company and Policyholders of Separate Account C:

In our opinion, the accompanying statements of assets and liabilities and the related statements of operations and changes in net assets present fairly, in all material respects, the financial position of Midland National Life Insurance Company Separate Account C (consisting of the portfolios of the Fidelity Variable Insurance Products Fund I, the Fidelity Variable Insurance Products Fund II, the Fidelity Variable Insurance Products Fund III, the American Century Variable Portfolios, Inc., the Massachusetts Financial Services Variable Insurance Trust, the Lord Abbett Series Fund, Inc., the Alger American Fund, the Berger IPT Funds, the Calvert Variable Series, Inc., the INVESCO Variable Investment Funds, Inc., the LEVCO Series Trust, the J.P. Series Trust II, the Rydex Variable Trust, and the Van Eck Worldwide Insurance Trust) at December 31, 2002, and the results of each of the portfolios' operations and changes in each of the portfolios' net assets for the periods indicated, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Midland National Life Insurance Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned at December 31, 2002, by correspondence with the custodian. We believe that our audits provide a reasonable basis for our opinion.

March 11, 2003

Midland National Life Insurance Company
Separate Account C
Accumulated Total for All Portfolios

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                  Statement of Operations
            At December 31, 2002                                    For the year ended December 31, 2002

ASSETS:                                                           INVESTMENT INCOME:
    Investment in Portfolios, at net asset                          Dividend income                              $  2,663,043
        value (cost $215,419,908)                $157,314,997       Capital gains distributions                       736,566
                                                                                                             -----------------

LIABILITIES                                                 -                                                       3,399,609
                                              ----------------
                                                                    Expenses:
NET ASSETS                                       $157,314,997         Administrative expense                          271,082
                                              ----------------
                                                                      Mortality and expense risk                    2,305,287
Number of units outstanding                        11,772,940         Contract maintenance charge                     252,657
                                              ----------------                                               -----------------

                                                                        Net investment income                         570,583

                                                                  REALIZED AND UNREALIZED GAINS
                                                                      (LOSSES) ON INVESTMENTS:
                                                                    Net realized losses on investments            (24,250,008)
                                                                    Net unrealized depreciation on
                                                                        investments                               (14,840,989)
                                                                                                             -----------------

                                                                  Net decrease in net assets resulting from
                                                                      operations                                $ (38,520,414)
                                                                                                             -----------------

------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets

                                           For the years ended December 31, 2002 and 2001

                                                                                                2002               2001

Net assets at beginning of year                                                               $211,587,198       $245,574,128

Net decrease in net assets resulting from operations                                           (38,520,414)       (33,304,164)

Capital shares transactions:
    Net premiums                                                                                28,787,242         28,304,383
    Transfers of policy loans                                                                      104,551            (23,164)
    Transfers of surrenders                                                                    (29,188,243)       (18,822,895)
    Transfers of death benefits                                                                 (1,341,316)        (1,283,034)
    Transfers of other terminations                                                             (6,051,540)        (4,713,408)
    Interfund and net transfers to general account                                              (8,062,481)        (4,144,648)
                                                                                          -----------------  -----------------

      Net decrease in net assets from capital share transactions                               (15,751,787)          (682,766)
                                                                                          -----------------  -----------------

Total decrease in net assets                                                                   (54,272,201)       (33,986,930)
                                                                                          -----------------  -----------------

Net assets at end of year                                                                     $157,314,997       $211,587,198
                                                                                          -----------------  -----------------
The accompanying notes are an integral part of the financial statements.


Midland National Life Insurance Company
Separate Account C

Fidelity Variable Insurance Products Fund I Money Market Portfolio

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 11,925,557                              Dividend income                               $   233,916
        shares at net asset value of $1.00                           Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $11,925,557)               $ 11,925,557
                                                                                                                       233,916

LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                           19,567
NET ASSETS                                         $ 11,925,557        Mortality and expense risk                      178,183
                                               -----------------
                                                                       Contract maintenance charge                       8,896
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment income                          27,270

0.95% Institutional          1,845     $10.05        $   18,544    REALIZED AND UNREALIZED GAINS
1.40% Institutional        775,847     $13.53        10,497,211        (LOSSES) ON INVESTMENTS:
1.55% Institutional        117,755     $10.00         1,177,551      Net realized gains on investments                       -
2.05% Institutional         23,342      $9.95           232,251      Net unrealized (depreciation)
                       ------------            -----------------
                                                                         appreciation on investments                         -
                                                                                                              -----------------
                           918,789                 $ 11,925,557
                       ------------            -----------------
                                                                   Net increase in net assets resulting from
                                                                       operations                                   $   27,270
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                           For the years ended December 31, 2002 and 2001

                                                                                                 2002               2001

Net assets at beginning of year                                                                $ 14,720,110       $ 11,227,632

Net increase in net assets resulting from operations                                                 27,270            371,973

Capital shares transactions:
    Net premiums                                                                                  4,912,690          4,098,163
    Transfers of policy loans                                                                        35,349            (51,740)
    Transfers of surrenders                                                                     (11,770,834)        (2,380,413)
    Transfers of death benefits                                                                    (190,723)          (114,910)
    Transfers of other terminations                                                              (1,594,077)          (649,362)
    Interfund and net transfers to general account                                                5,785,772          2,218,767
                                                                                            ----------------  -----------------

      Net (decrease) increase in net assets from capital share transactions                      (2,821,823)         3,120,505
                                                                                            ----------------  -----------------

Total (decrease) increase in net assets                                                          (2,794,553)         3,492,478
                                                                                            ----------------  -----------------

Net assets at end of year                                                                      $ 11,925,557       $ 14,720,110
                                                                                            ----------------  -----------------

Midland National Life Insurance Company
Separate Account C

Fidelity Variable Insurance Products Fund I High Income Portfolio

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 512,743                                 Dividend income                               $   374,083
        shares at net asset value of $5.93                           Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $4,275,980)                $  3,040,364
                                                                                                                       374,083

LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                            4,798
NET ASSETS                                         $  3,040,364        Mortality and expense risk                       40,346
                                               -----------------
                                                                       Contract maintenance charge                       4,161
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment income                         324,778

0.95% Institutional             10     $10.22         $     103    REALIZED AND UNREALIZED GAINS
1.40% Institutional        287,657     $10.50         3,020,398        (LOSSES) ON INVESTMENTS:
1.55% Institutional            426     $10.17             4,333      Net realized losses on investments               (910,463)
2.05% Institutional          1,535     $10.12            15,530      Net unrealized appreciation on
                       ------------            -----------------
                                                                         investments                                   629,266
                                                                                                              -----------------
                           289,628                 $  3,040,364
                       ------------            -----------------
                                                                   Net increase in net assets resulting from
                                                                       operations                                   $   43,581
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                      For the years ended December 31, 2002 and 2001 and 2000

                                                                                                   2002               2001

Net assets at beginning of year                                                                $  3,624,840       $  4,481,899

Net increase (decrease) in net assets resulting from operations                                      43,581           (554,612)

Capital shares transactions:
    Net premiums                                                                                    132,702            173,420
    Transfers of policy loans                                                                        (1,246)            (7,194)
    Transfers of surrenders                                                                        (260,463)          (358,618)
    Transfers of death benefits                                                                     (11,290)           (24,144)
    Transfers of other terminations                                                                (140,111)           (96,246)
    Interfund and net transfers to general account                                                 (347,649)            10,335
                                                                                            ----------------  -----------------

      Net decrease in net assets from capital share transactions                                   (628,057)          (302,447)
                                                                                            ----------------  -----------------

Total decrease in net assets                                                                       (584,476)          (857,059)
                                                                                            ----------------  -----------------

Net assets at end of year                                                                      $  3,040,364       $  3,624,840
                                                                                            ----------------  -----------------

Midland National Life Insurance Company
Separate Account C

Fidelity Variable Insurance Products Fund I Equity-Income Portfolio

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 913,191                                 Dividend income                               $   366,333
        shares at net asset value of $18.16                          Capital gains distributions                       498,620
                                                                                                              -----------------
        per share (cost $21,269,084)               $ 16,582,653
                                                                                                                       864,953

LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                           29,872
NET ASSETS                                         $ 16,582,653        Mortality and expense risk                      250,841
                                               -----------------
                                                                       Contract maintenance charge                      24,865
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment income                         559,375

0.95% Institutional          1,379      $8.36        $   11,528    REALIZED AND UNREALIZED GAINS
1.40% Institutional        856,608     $19.24        16,481,147        (LOSSES) ON INVESTMENTS:
1.55% Institutional          9,255      $8.32            77,005      Net realized losses on investments               (976,497)
1.80% Institutional            551      $8.30             4,576      Net unrealized depreciation on
2.05% Institutional          1,014      $8.28             8,397          investments                                (3,652,637)
                       ------------            -----------------                                              -----------------

                           868,807                 $ 16,582,653    Net decrease in net assets resulting from
                       ------------            -----------------
                                                                       operations                                 $ (4,069,759)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                           For the years ended December 31, 2002 and 2001

                                                                                                    2002               2001

Net assets at beginning of year                                                                $ 23,717,964       $ 27,330,870

Net decrease in net assets resulting from operations                                             (4,069,759)        (1,772,697)

Capital shares transactions:
    Net premiums                                                                                  1,004,736          2,099,281
    Transfers of policy loans                                                                        38,783             12,402
    Transfers of surrenders                                                                      (3,144,100)        (2,567,095)
    Transfers of death benefits                                                                     (26,795)          (173,362)
    Transfers of other terminations                                                                (510,899)          (554,322)
    Interfund and net transfers to general account                                                 (427,277)          (657,113)
                                                                                            ----------------  -----------------

      Net decrease in net assets from capital share transactions                                 (3,065,552)        (1,840,209)
                                                                                            ----------------  -----------------

Total decrease in net assets                                                                     (7,135,311)        (3,612,906)
                                                                                            ----------------  -----------------

Net assets at end of year                                                                      $ 16,582,653       $ 23,717,964
                                                                                            ----------------  -----------------

Midland National Life Insurance Company
Separate Account C

Fidelity Variable Insurance Products Fund I Growth Portfolio

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 916,279                                 Dividend income                                $   76,407
        shares at net asset value of $23.44                          Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $39,295,957)               $ 21,476,304
                                                                                                                        76,407

LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                           42,083
NET ASSETS                                         $ 21,476,304        Mortality and expense risk                      353,440
                                               -----------------
                                                                       Contract maintenance charge                      43,758
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment loss                          (362,874)

0.95% Institutional          5,709      $7.08        $   40,423    REALIZED AND UNREALIZED GAINS
1.40% Institutional      1,276,045     $16.73        21,348,241        (LOSSES) ON INVESTMENTS:
1.55% Institutional         11,573      $7.04            81,475      Net realized losses on investments             (6,085,329)
2.05% Institutional            854      $7.00             5,976      Net unrealized depreciation on
2.40% Institutional             27      $6.98               189          investments                                (4,415,880)
                       ------------            -----------------                                              -----------------

                         1,294,208                 $ 21,476,304    Net decrease in net assets resulting from
                       ------------            -----------------
                                                                       operations                                $ (10,864,083)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                           For the years ended December 31, 2002 and 2001

                                                                                                 2002               2001

Net assets at beginning of year                                                                $ 37,169,639       $ 53,620,470

Net decrease in net assets resulting from operations                                            (10,864,083)       (10,213,916)

Capital shares transactions:
    Net premiums                                                                                  1,886,969          3,580,937
    Transfers of policy loans                                                                        (6,198)            19,961
    Transfers of surrenders                                                                      (3,986,847)        (3,724,367)
    Transfers of death benefits                                                                    (199,511)          (156,143)
    Transfers of other terminations                                                                (652,282)          (785,613)
    Interfund and net transfers to general account                                               (1,871,383)        (5,171,690)
                                                                                            ----------------  -----------------

      Net decrease in net assets from capital share transactions                                 (4,829,252)        (6,236,915)
                                                                                            ----------------  -----------------

Total decrease in net assets                                                                    (15,693,335)       (16,450,831)
                                                                                            ----------------  -----------------

Net assets at end of year                                                                      $ 21,476,304       $ 37,169,639
                                                                                            ----------------  -----------------

Midland National Life Insurance Company
Separate Account C

Fidelity Variable Insurance Products Fund I Overseas Portfolio

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 256,787                                 Dividend income                                $   29,177
        shares at net asset value of $10.98                          Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $3,253,244)                $  2,819,410
                                                                                                                        29,177

LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                            5,239
NET ASSETS                                         $  2,819,410        Mortality and expense risk                       45,081
                                               -----------------
                                                                       Contract maintenance charge                       5,700
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment loss                           (26,843)

0.95% Institutional            458      $8.34        $    3,823    REALIZED AND UNREALIZED GAINS
1.40% Institutional        265,731     $10.55         2,803,461        (LOSSES) ON INVESTMENTS:
1.55% Institutional          1,392      $8.29            11,539      Net realized losses on investments             (2,113,933)
2.05% Institutional             71      $8.26               587      Net unrealized appreciation on
                       ------------            -----------------
                                                                         investments                                 1,650,746
                                                                                                              -----------------
                           267,652                 $  2,819,410
                       ------------            -----------------
                                                                   Net decrease in net assets resulting from
                                                                       operations                                  $  (490,030)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                           For the years ended December 31, 2002 and 2001

                                                                                                 2002               2001

Net assets at beginning of year                                                                $  4,096,695       $  5,989,762

Net decrease in net assets resulting from operations                                               (490,030)        (1,324,357)

Capital shares transactions:
    Net premiums                                                                                  2,940,849            381,459
    Transfers of policy loans                                                                        (2,714)             1,150
    Transfers of surrenders                                                                        (370,568)          (433,482)
    Transfers of death benefits                                                                     (32,610)           (16,807)
    Transfers of other terminations                                                                 (57,466)           (71,272)
    Interfund and net transfers to general account                                               (3,264,746)          (429,758)
                                                                                            ----------------  -----------------

      Net decrease in net assets from capital share transactions                                   (787,255)          (568,710)
                                                                                            ----------------  -----------------

Total decrease in net assets                                                                     (1,277,285)        (1,893,067)
                                                                                            ----------------  -----------------

Net assets at end of year                                                                      $  2,819,410       $  4,096,695
                                                                                            ----------------  -----------------

Midland National Life Insurance Company
Separate Account C

Fidelity Variable Insurance Products Fund I Midcap Portfolio

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 190,988                                 Dividend income                                $   24,360
        shares at net asset value of $17.51                          Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $3,601,496)                $  3,343,861
                                                                                                                        24,360

LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                            4,898
NET ASSETS                                         $  3,343,861        Mortality and expense risk                       41,311
                                               -----------------
                                                                       Contract maintenance charge                       3,684
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment loss                           (25,533)

0.95% Institutional            681      $9.00        $    6,133    REALIZED AND UNREALIZED GAINS
1.40% Institutional        388,523      $8.48         3,294,678        (LOSSES) ON INVESTMENTS:
1.55% Institutional          2,176      $8.95            19,473      Net realized losses on investments                (66,842)
2.05% Institutional          2,646      $8.91            23,577      Net unrealized depreciation on
                       ------------            -----------------
                                                                         investments                                  (359,785)
                                                                                                              -----------------
                           394,026                 $  3,343,861
                       ------------            -----------------
                                                                   Net decrease in net assets resulting from
                                                                       operations                                  $  (452,160)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                           For the years ended December 31, 2002 and 2001

                                                                                                 2002               2001

Net assets at beginning of year                                                                $  2,613,794       $  1,230,175

Net decrease in net assets resulting from operations                                               (452,160)           (14,505)

Capital shares transactions:
    Net premiums                                                                                    730,904          1,065,723
    Transfers of policy loans                                                                        (8,403)                 -
    Transfers of surrenders                                                                        (185,531)            (6,330)
    Transfers of death benefits                                                                           -                  -
    Transfers of other terminations                                                                 (61,399)           (39,597)
    Interfund and net transfers to general account                                                  706,656            378,328
                                                                                            ----------------  -----------------

      Net increase in net assets from capital share transactions                                  1,182,227          1,398,124
                                                                                            ----------------  -----------------

Total increase in net assets                                                                        730,067          1,383,619
                                                                                            ----------------  -----------------

Net assets at end of year                                                                      $  3,343,861       $  2,613,794
                                                                                            ----------------  -----------------

Midland National Life Insurance Company
Separate Account C

Fidelity Variable Insurance Products Fund II Asset Manager Portfolio

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 462,413                                 Dividend income                               $   270,070
        shares at net asset value of $12.75                          Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $7,311,460)                $  5,895,389
                                                                                                                       270,070

LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                            9,918
NET ASSETS                                         $  5,895,389        Mortality and expense risk                       83,271
                                               -----------------
                                                                       Contract maintenance charge                       7,723
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment income                         169,158

0.95% Institutional             27      $9.04         $     242    REALIZED AND UNREALIZED GAINS
1.40% Institutional        389,232     $15.07         5,865,720        (LOSSES) ON INVESTMENTS:
1.55% Institutional          3,273      $8.91            29,427      Net realized losses on investments               (492,651)
                       ------------            -----------------
                                                                     Net unrealized depreciation on
                           392,532                 $  5,895,389          investments                                  (437,281)
                       ------------            -----------------                                              -----------------

                                                                   Net decrease in net assets resulting from
                                                                       operations                                  $  (760,774)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                           For the years ended December 31, 2002 and 2001

                                                                                                 2002               2001

Net assets at beginning of year                                                                $  7,420,666       $  9,276,571

Net decrease in net assets resulting from operations                                               (760,774)          (470,888)

Capital shares transactions:
    Net premiums                                                                                    416,018            572,374
    Transfers of policy loans                                                                        (8,249)             5,016
    Transfers of surrenders                                                                        (506,724)        (1,443,689)
    Transfers of death benefits                                                                     (29,285)          (143,739)
    Transfers of other terminations                                                                (307,582)          (208,298)
    Interfund and net transfers to general account                                                 (328,681)          (166,681)
                                                                                            ----------------  -----------------

      Net decrease in net assets from capital share transactions                                   (764,503)        (1,385,017)
                                                                                            ----------------  -----------------

Total decrease in net assets                                                                     (1,525,277)        (1,855,905)
                                                                                            ----------------  -----------------

Net assets at end of year                                                                      $  5,895,389       $  7,420,666
                                                                                            ----------------  -----------------

Midland National Life Insurance Company
Separate Account C

Fidelity Variable Insurance Products Fund II Investment Grade Bond Portfolio

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 658,159                                 Dividend income                               $   272,315
        shares at net asset value of $13.70                          Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $8,403,499)                $  9,016,171
                                                                                                                       272,315

LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                           11,553
NET ASSETS                                         $  9,016,171        Mortality and expense risk                       97,101
                                               -----------------
                                                                       Contract maintenance charge                       7,001
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment income                         156,660

0.95% Institutional          2,854     $10.80        $   30,825    REALIZED AND UNREALIZED GAINS
1.20% Institutional            283     $10.77             3,052        (LOSSES) ON INVESTMENTS:
1.40% Institutional        555,464     $16.12         8,954,083      Net realized gains on investments                 216,775
1.55% Institutional          1,414     $10.74            15,191      Net unrealized appreciation on
2.05% Institutional          1,218     $10.69            13,020          investments                                   287,525
                       ------------            -----------------                                              -----------------

                           561,233                 $  9,016,171    Net increase in net assets resulting from
                       ------------            -----------------
                                                                       operations                                  $   660,960
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                           For the years ended December 31, 2002 and 2001

                                                                                                 2002               2001

Net assets at beginning of year                                                                $  7,115,071       $  4,721,249

Net increase in net assets resulting from operations                                                660,960            360,802

Capital shares transactions:
    Net premiums                                                                                  1,075,366            897,015
    Transfers of policy loans                                                                        (9,381)            (9,050)
    Transfers of surrenders                                                                      (1,011,378)          (381,729)
    Transfers of death benefits                                                                     (64,046)           (89,644)
    Transfers of other terminations                                                                (208,455)          (130,295)
    Interfund and net transfers to general account                                                1,458,034          1,746,723
                                                                                            ----------------  -----------------

      Net increase in net assets from capital share transactions                                  1,240,140          2,033,020
                                                                                            ----------------  -----------------

Total increase in net assets                                                                      1,901,100          2,393,822
                                                                                            ----------------  -----------------

Net assets at end of year                                                                      $  9,016,171       $  7,115,071
                                                                                            ----------------  -----------------

Midland National Life Insurance Company
Separate Account C

Fidelity Variable Insurance Products Fund II Index 500 Portfolio

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 206,981                                 Dividend income                               $   356,351
        shares at net asset value of $99.92                          Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $30,874,096)               $ 20,680,848
                                                                                                                       356,351

LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                           38,043
NET ASSETS                                         $ 20,680,848        Mortality and expense risk                      319,571
                                               -----------------
                                                                       Contract maintenance charge                      41,266
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment loss                           (42,529)

0.95% Institutional          4,606      $7.86        $   36,201    REALIZED AND UNREALIZED GAINS
1.40% Institutional      1,062,884     $19.36        20,577,441        (LOSSES) ON INVESTMENTS:
1.55% Institutional          8,594      $7.82            67,206      Net realized losses on investments             (2,040,789)
                       ------------            -----------------
                                                                     Net unrealized depreciation on
                         1,076,084                 $ 20,680,848          investments                                (4,923,960)
                       ------------            -----------------                                              -----------------

                                                                   Net decrease in net assets resulting from
                                                                       operations                                 $ (7,007,278)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                           For the years ended December 31, 2002 and 2001

                                                                                                 2002               2001

Net assets at beginning of year                                                                $ 31,388,343       $ 41,228,375

Net decrease in net assets resulting from operations                                             (7,007,278)        (5,576,776)

Capital shares transactions:
    Net premiums                                                                                  1,245,501          2,316,634
    Transfers of policy loans                                                                        48,235              1,585
    Transfers of surrenders                                                                      (2,538,022)        (2,907,187)
    Transfers of death benefits                                                                    (151,265)          (207,561)
    Transfers of other terminations                                                                (592,298)          (566,755)
    Interfund and net transfers to general account                                               (1,712,368)        (2,899,972)
                                                                                            ----------------  -----------------

      Net decrease in net assets from capital share transactions                                 (3,700,217)        (4,263,256)
                                                                                            ----------------  -----------------

Total decrease in net assets                                                                    (10,707,495)        (9,840,032)
                                                                                            ----------------  -----------------

Net assets at end of year                                                                      $ 20,680,848       $ 31,388,343
                                                                                            ----------------  -----------------

Midland National Life Insurance Company
Separate Account C

Fidelity Variable Insurance Products Fund II Contrafund Portfolio

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 813,469                                 Dividend income                               $   146,416
        shares at net asset value of $18.10                          Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $19,365,031)               $ 14,723,127
                                                                                                                       146,416

LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                           25,423
NET ASSETS                                         $ 14,723,127        Mortality and expense risk                      213,507
                                               -----------------
                                                                       Contract maintenance charge                      28,240
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment loss                          (120,754)

0.95% Institutional          1,090      $9.02        $    9,835    REALIZED AND UNREALIZED GAINS
1.40% Institutional        755,304     $19.39        14,645,345        (LOSSES) ON INVESTMENTS:
1.55% Institutional          6,964      $8.98            62,541      Net realized losses on investments             (1,278,850)
2.05% Institutional            605      $8.93             5,406      Net unrealized depreciation on
                       ------------            -----------------
                                                                         investments                                  (505,227)
                                                                                                              -----------------
                           763,963                 $ 14,723,127
                       ------------            -----------------
                                                                   Net decrease in net assets resulting from
                                                                       operations                                 $ (1,904,831)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                           For the years ended December 31, 2002 and 2001

                                                                                                 2002               2001

Net assets at beginning of year                                                                $ 18,536,195       $ 23,439,413

Net decrease in net assets resulting from operations                                             (1,904,831)        (3,236,583)

Capital shares transactions:
    Net premiums                                                                                    991,415          1,612,592
    Transfers of policy loans                                                                         6,442              4,372
    Transfers of surrenders                                                                      (1,606,391)        (1,335,590)
    Transfers of death benefits                                                                     (41,370)           (25,372)
    Transfers of other terminations                                                                (418,735)          (386,328)
    Interfund and net transfers to general account                                                 (839,598)        (1,536,309)
                                                                                            ----------------  -----------------

      Net decrease in net assets from capital share transactions                                 (1,908,237)        (1,666,635)
                                                                                            ----------------  -----------------

Total decrease in net assets                                                                     (3,813,068)        (4,903,218)
                                                                                            ----------------  -----------------

Net assets at end of year                                                                      $ 14,723,127       $ 18,536,195
                                                                                            ----------------  -----------------

Midland National Life Insurance Company
Separate Account C

Fidelity Variable Insurance Products Fund II Asset Manager: Growth Portfolio

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 294,499                                 Dividend income                               $   111,735
        shares at net asset value of $10.33                          Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $4,374,746)                $  3,042,084
                                                                                                                       111,735

LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                            5,363
NET ASSETS                                         $  3,042,084        Mortality and expense risk                       45,046
                                               -----------------
                                                                       Contract maintenance charge                       5,711
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment income                          55,615

1.40% Institutional        209,865     $14.46      $  3,034,641    REALIZED AND UNREALIZED GAINS
1.55% Institutional            325      $8.37             2,722        (LOSSES) ON INVESTMENTS:
2.05% Institutional            567      $8.33             4,721      Net realized losses on investments               (467,538)
                       ------------            -----------------
                                                                     Net unrealized depreciation on
                           210,757                 $  3,042,084          investments                                  (279,169)
                       ------------            -----------------                                              -----------------

                                                                   Net decrease in net assets resulting from
                                                                       operations                                  $  (691,092)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                           For the years ended December 31, 2002 and 2001

                                                                                                 2002               2001

Net assets at beginning of year                                                                $  4,412,417       $  5,696,438

Net decrease in net assets resulting from operations                                               (691,092)          (512,931)

Capital shares transactions:
    Net premiums                                                                                    180,506            406,291
    Transfers of policy loans                                                                        10,180              3,736
    Transfers of surrenders                                                                        (435,187)          (641,196)
    Transfers of death benefits                                                                      (8,493)           (29,263)
    Transfers of other terminations                                                                 (99,670)          (114,692)
    Interfund and net transfers to general account                                                 (326,577)          (395,966)
                                                                                            ----------------  -----------------

      Net decrease in net assets from capital share transactions                                   (679,241)          (771,090)
                                                                                            ----------------  -----------------

Total decrease in net assets                                                                     (1,370,333)        (1,284,021)
                                                                                            ----------------  -----------------

Net assets at end of year                                                                      $  3,042,084       $  4,412,417
                                                                                            ----------------  -----------------

Midland National Life Insurance Company
Separate Account C

Fidelity Variable Insurance Products Fund III Balanced Portfolio

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 247,481                                 Dividend income                                $   96,232
        shares at net asset value of $12.16                          Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $3,562,725)                $  3,009,183
                                                                                                                        96,232

LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                            4,707
NET ASSETS                                         $  3,009,183        Mortality and expense risk                       39,616
                                               -----------------
                                                                       Contract maintenance charge                       3,757
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment income                          48,152

0.95% Institutional             48      $9.11         $     440    REALIZED AND UNREALIZED GAINS
1.40% Institutional        264,709     $11.29         2,988,560        (LOSSES) ON INVESTMENTS:
1.55% Institutional            588      $9.06             5,325      Net realized losses on investments               (168,740)
2.05% Institutional          1,647      $9.02            14,858      Net unrealized depreciation on
                       ------------            -----------------
                                                                         investments                                  (213,055)
                                                                                                              -----------------
                           266,992                 $  3,009,183
                       ------------            -----------------
                                                                   Net decrease in net assets resulting from
                                                                       operations                                  $  (333,643)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                           For the years ended December 31, 2002 and 2001

                                                                                                 2002               2001

Net assets at beginning of year                                                                $  3,384,321       $  3,558,438

Net decrease in net assets resulting from operations                                               (333,643)          (118,448)

Capital shares transactions:
    Net premiums                                                                                    219,448            332,197
    Transfers of policy loans                                                                        12,904              6,929
    Transfers of surrenders                                                                        (276,203)          (162,314)
    Transfers of death benefits                                                                     (15,711)           (94,378)
    Transfers of other terminations                                                                (177,534)           (92,069)
    Interfund and net transfers to general account                                                  195,601            (46,034)
                                                                                            ----------------  -----------------

      Net decrease in net assets from capital share transactions                                    (41,495)           (55,669)
                                                                                            ----------------  -----------------

Total decrease in net assets                                                                       (375,138)          (174,117)
                                                                                            ----------------  -----------------

Net assets at end of year                                                                      $  3,009,183       $  3,384,321
                                                                                            ----------------  -----------------

Midland National Life Insurance Company
Separate Account C

Fidelity Variable Insurance Products Fund III Growth & Income Portfolio

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 517,500                                 Dividend income                                $   91,924
        shares at net asset value of $10.86                          Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $7,693,982)                $  5,619,040
                                                                                                                        91,924

LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                            9,667
NET ASSETS                                         $  5,619,040        Mortality and expense risk                       81,477
                                               -----------------
                                                                       Contract maintenance charge                       9,571
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment loss                            (8,791)

0.95% Institutional          1,519      $8.38        $   12,727    REALIZED AND UNREALIZED GAINS
1.40% Institutional        463,230     $11.95         5,535,597        (LOSSES) ON INVESTMENTS:
1.55% Institutional          5,864      $8.34            48,906      Net realized losses on investments               (673,169)
2.05% Institutional          2,628      $8.30            21,810      Net unrealized depreciation on
                       ------------            -----------------
                                                                         investments                                  (662,018)
                                                                                                              -----------------
                           473,241                 $  5,619,040
                       ------------            -----------------
                                                                   Net decrease in net assets resulting from
                                                                       operations                                 $ (1,343,978)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                           For the years ended December 31, 2002 and 2001

                                                                                                 2002               2001

Net assets at beginning of year                                                                $  7,584,540       $  9,004,885

Net decrease in net assets resulting from operations                                             (1,343,978)          (947,185)

Capital shares transactions:
    Net premiums                                                                                    457,643            639,345
    Transfers of policy loans                                                                        20,734             (6,639)
    Transfers of surrenders                                                                        (480,598)          (349,339)
    Transfers of death benefits                                                                     (13,929)           (77,851)
    Transfers of other terminations                                                                (180,773)          (164,851)
    Interfund and net transfers to general account                                                 (424,599)          (513,825)
                                                                                            ----------------  -----------------

      Net decrease in net assets from capital share transactions                                   (621,522)          (473,160)
                                                                                            ----------------  -----------------

Total decrease in net assets                                                                     (1,965,500)        (1,420,345)
                                                                                            ----------------  -----------------

Net assets at end of year                                                                      $  5,619,040       $  7,584,540
                                                                                            ----------------  -----------------

Midland National Life Insurance Company
Separate Account C

Fidelity Variable Insurance Products Fund III Growth Opportunities Portfolio

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 252,976                                 Dividend income                                $   40,589
        shares at net asset value of $11.71                          Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $5,159,255)                $  2,962,205
                                                                                                                        40,589

LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                            5,334
NET ASSETS                                         $  2,962,205        Mortality and expense risk                       44,898
                                               -----------------
                                                                       Contract maintenance charge                       6,592
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment loss                           (16,235)

0.95% Institutional          1,757      $7.99        $   14,035    REALIZED AND UNREALIZED GAINS
1.40% Institutional        356,259      $8.25         2,939,137        (LOSSES) ON INVESTMENTS:
1.55% Institutional              6      $7.94                51      Net realized losses on investments               (512,943)
2.05% Institutional          1,136      $7.91             8,982      Net unrealized depreciation on
                       ------------            -----------------
                                                                         investments                                  (427,358)
                                                                                                              -----------------
                           359,158                 $  2,962,205
                       ------------            -----------------
                                                                   Net decrease in net assets resulting from
                                                                       operations                                  $  (956,536)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                           For the years ended December 31, 2002 and 2001

                                                                                                 2002               2001

Net assets at beginning of year                                                                $  4,396,210       $  6,127,285

Net decrease in net assets resulting from operations                                               (956,536)          (946,869)

Capital shares transactions:
    Net premiums                                                                                    127,593            208,939
    Transfers of policy loans                                                                        (7,272)             4,511
    Transfers of surrenders                                                                        (258,804)          (392,484)
    Transfers of death benefits                                                                     (13,692)           (36,143)
    Transfers of other terminations                                                                 (76,142)           (86,144)
    Interfund and net transfers to general account                                                 (249,152)          (482,885)
                                                                                            ----------------  -----------------

      Net decrease in net assets from capital share transactions                                   (477,469)          (784,206)
                                                                                            ----------------  -----------------

Total decrease in net assets                                                                     (1,434,005)        (1,731,075)
                                                                                            ----------------  -----------------

Net assets at end of year                                                                      $  2,962,205       $  4,396,210
                                                                                            ----------------  -----------------

Midland National Life Insurance Company
Separate Account C

American Century Variable Portfolios, Inc. Balanced Portfolio

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 195,319                                 Dividend income                                $   30,780
        shares at net asset value of $5.81                           Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $1,312,587)                $  1,134,803
                                                                                                                        30,780

LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                            1,732
NET ASSETS                                         $  1,134,803        Mortality and expense risk                       14,934
                                               -----------------
                                                                       Contract maintenance charge                       1,397
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment income                          12,717

0.95% Institutional             11      $9.08         $      99    REALIZED AND UNREALIZED GAINS
1.40% Institutional         93,313     $11.50         1,073,094        (LOSSES) ON INVESTMENTS:
1.55% Institutional          2,384      $9.03            21,528      Net realized losses on investments                (72,562)
1.80% Institutional            684      $9.01             6,164      Net unrealized depreciation on
2.05% Institutional          3,773      $8.99            33,918          investments                                   (78,014)
                       ------------            -----------------                                              -----------------

                           100,165                 $  1,134,803    Net decrease in net assets resulting from
                       ------------            -----------------
                                                                       operations                                  $  (137,859)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                           For the years ended December 31, 2002 and 2001

                                                                                                 2002               2001

Net assets at beginning of year                                                                $  1,239,385       $  1,052,664

Net decrease in net assets resulting from operations                                               (137,859)           (51,858)

Capital shares transactions:
    Net premiums                                                                                    253,651            240,318
    Transfers of policy loans                                                                         1,312              1,352
    Transfers of surrenders                                                                        (104,303)           (24,947)
    Transfers of death benefits                                                                           -             (9,260)
    Transfers of other terminations                                                                 (47,240)           (31,050)
    Interfund and net transfers to general account                                                  (70,143)            62,166
                                                                                            ----------------  -----------------

      Net increase in net assets from capital share transactions                                     33,277            238,579
                                                                                            ----------------  -----------------

Total (decrease) increase in net assets                                                            (104,582)           186,721
                                                                                            ----------------  -----------------

Net assets at end of year                                                                      $  1,134,803       $  1,239,385
                                                                                            ----------------  -----------------

Midland National Life Insurance Company
Separate Account C

American Century Variable Portfolios, Inc. Capital Appreciation Portfolio

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 311,862                                 Dividend income                                 $       -
        shares at net asset value of $5.91                           Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $2,904,172)                $  1,843,106
                                                                                                                             -
LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                            3,358
NET ASSETS                                         $  1,843,106        Mortality and expense risk                       28,191
                                               -----------------
                                                                       Contract maintenance charge                       3,810
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment loss                           (35,359)

0.95% Institutional             24      $7.97         $     192    REALIZED AND UNREALIZED GAINS
1.40% Institutional        175,126     $10.52         1,842,325        (LOSSES) ON INVESTMENTS:
2.05% Institutional             75      $7.89               589      Net realized losses on investments             (1,155,378)
                       ------------            -----------------
                                                                     Net unrealized appreciation on
                           175,225                 $  1,843,106          investments                                   618,004
                       ------------            -----------------                                              -----------------

                                                                   Net decrease in net assets resulting from
                                                                       operations                                  $  (572,733)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                           For the years ended December 31, 2002 and 2001

                                                                                                 2002               2001

Net assets at beginning of year                                                                $  2,787,480       $  4,195,597

Net decrease in net assets resulting from operations                                               (572,733)        (1,233,421)

Capital shares transactions:
    Net premiums                                                                                    161,585            512,698
    Transfers of policy loans                                                                        (7,772)            (2,848)
    Transfers of surrenders                                                                        (216,883)          (197,013)
    Transfers of death benefits                                                                     (21,711)            (3,081)
    Transfers of other terminations                                                                 (79,827)           (66,125)
    Interfund and net transfers to general account                                                 (207,033)          (418,327)
                                                                                            ----------------  -----------------

      Net decrease in net assets from capital share transactions                                   (371,641)          (174,696)
                                                                                            ----------------  -----------------

Total decrease in net assets                                                                       (944,374)        (1,408,117)
                                                                                            ----------------  -----------------

Net assets at end of year                                                                      $  1,843,106       $  2,787,480
                                                                                            ----------------  -----------------

Midland National Life Insurance Company
Separate Account C

American Century Variable Portfolios, Inc. International Portfolio

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 421,306                                 Dividend income                                $   23,932
        shares at net asset value of $5.21                           Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $2,519,492)                $  2,194,937
                                                                                                                        23,932

LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                            4,217
NET ASSETS                                         $  2,194,937        Mortality and expense risk                       37,094
                                               -----------------
                                                                       Contract maintenance charge                       4,336
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment loss                           (21,715)

0.95% Institutional            433      $8.42        $    3,643    REALIZED AND UNREALIZED GAINS
1.40% Institutional        232,003      $9.31         2,159,952        (LOSSES) ON INVESTMENTS:
1.55% Institutional          3,740      $8.38            31,342      Net realized losses on investments             (1,937,662)
                       ------------            -----------------
                                                                     Net unrealized appreciation on
                           236,176                 $  2,194,937          investments                                 1,525,053
                       ------------            -----------------                                              -----------------

                                                                   Net decrease in net assets resulting from
                                                                       operations                                  $  (434,324)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                           For the years ended December 31, 2002 and 2001

                                                                                                 2002               2001

Net assets at beginning of year                                                                $  3,058,129       $  4,755,934

Net decrease in net assets resulting from operations                                               (434,324)        (1,453,115)

Capital shares transactions:
    Net premiums                                                                                  3,067,282            522,731
    Transfers of policy loans                                                                           283               (920)
    Transfers of surrenders                                                                        (236,713)          (399,257)
    Transfers of death benefits                                                                     (20,159)            (7,081)
    Transfers of other terminations                                                                 (34,573)           (71,916)
    Interfund and net transfers to general account                                               (3,204,988)          (288,247)
                                                                                            ----------------  -----------------

      Net decrease in net assets from capital share transactions                                   (428,868)          (244,690)
                                                                                            ----------------  -----------------

Total decrease in net assets                                                                       (863,192)        (1,697,805)
                                                                                            ----------------  -----------------

Net assets at end of year                                                                      $  2,194,937       $  3,058,129
                                                                                            ----------------  -----------------

Midland National Life Insurance Company
Separate Account C

American Century Variable Portfolios, Inc. Value Portfolio

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 617,763                                 Dividend income                                $   36,770
        shares at net asset value of $6.12                           Capital gains distributions                       237,462
                                                                                                              -----------------
        per share (cost $4,210,290)                $  3,780,653
                                                                                                                       274,232

LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                            6,335
NET ASSETS                                         $  3,780,653        Mortality and expense risk                       53,388
                                               -----------------
                                                                       Contract maintenance charge                       5,121
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment income                         209,388

0.95% Institutional          1,002      $8.83        $    8,848    REALIZED AND UNREALIZED GAINS
1.40% Institutional        270,607     $13.83         3,742,499        (LOSSES) ON INVESTMENTS:
1.55% Institutional            605      $8.79             5,322      Net realized gains on investments                  70,163
2.05% Institutional          2,722      $8.74            23,786      Net unrealized depreciation on
2.40% Institutional             23      $8.72               198          investments                                  (963,646)
                       ------------            -----------------                                              -----------------

                           274,959                 $  3,780,653    Net decrease in net assets resulting from
                       ------------            -----------------
                                                                       operations                                  $  (684,095)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                           For the years ended December 31, 2002 and 2001

                                                                                                 2002               2001

Net assets at beginning of year                                                                $  4,125,516       $  2,180,858

Net (decrease) increase in net assets resulting from operations                                    (684,095)           340,073

Capital shares transactions:
    Net premiums                                                                                    735,569            578,802
    Transfers of policy loans                                                                         2,588               (424)
    Transfers of surrenders                                                                        (293,719)          (136,703)
    Transfers of death benefits                                                                    (123,592)           (18,423)
    Transfers of other terminations                                                                (111,935)           (94,580)
    Interfund and net transfers to general account                                                  130,321          1,275,913
                                                                                            ----------------  -----------------

      Net increase in net assets from capital share                                                 339,232          1,604,585
                                                                                            ----------------  -----------------

Total (decrease) increase in net assets                                                            (344,863)         1,944,658
                                                                                            ----------------  -----------------

Net assets at end of year                                                                      $  3,780,653       $  4,125,516
                                                                                            ----------------  -----------------

Midland National Life Insurance Company
Separate Account C

American Century Variable Portfolios, Inc. Income and Growth Portfolio

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 263,678                                 Dividend income                                $   17,981
        shares at net asset value of $5.16                           Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $1,863,938)                $  1,360,528
                                                                                                                        17,981

LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                            2,389
NET ASSETS                                         $  1,360,528        Mortality and expense risk                       20,207
                                               -----------------
                                                                       Contract maintenance charge                       2,026
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment loss                            (6,641)

0.95% Institutional            127      $8.05        $    1,021    REALIZED AND UNREALIZED GAINS
1.40% Institutional        152,965      $8.79         1,335,772        (LOSSES) ON INVESTMENTS:
1.55% Institutional              6      $8.01                51      Net realized losses on investments               (133,284)
2.05% Institutional          2,947      $7.97            23,489      Net unrealized depreciation on
2.40% Institutional             25      $7.95               195          investments                                  (233,982)
                       ------------            -----------------                                              -----------------

                           156,070                 $  1,360,528    Net decrease in net assets resulting from
                       ------------            -----------------
                                                                       operations                                  $  (373,907)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                           For the years ended December 31, 2002 and 2001

                                                                                                 2002               2001

Net assets at beginning of year                                                                $  1,864,235       $  2,051,090

Net decrease in net assets resulting from operations                                               (373,907)          (196,761)

Capital shares transactions:
    Net premiums                                                                                    140,875            268,073
    Transfers of policy loans                                                                          (892)           (10,135)
    Transfers of surrenders                                                                        (101,785)          (196,948)
    Transfers of death benefits                                                                      (1,362)            (6,323)
    Transfers of other terminations                                                                 (31,513)           (26,226)
    Interfund and net transfers to general account                                                 (135,123)           (18,535)
                                                                                            ----------------  -----------------

      Net (decrease) increase in net assets from capital share transactions                        (129,800)             9,906
                                                                                            ----------------  -----------------

Total decrease in net assets                                                                       (503,707)          (186,855)
                                                                                            ----------------  -----------------

Net assets at end of year                                                                      $  1,360,528       $  1,864,235
                                                                                            ----------------  -----------------

Midland National Life Insurance Company
Separate Account C

Massachusetts Financial Services Variable Insurance Trust

Research Series Portfolio
------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 168,428                                 Dividend income                                $    5,796
        shares at net asset value of $10.78                          Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $3,126,051)                $  1,815,487
                                                                                                                         5,796

LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                            3,193
NET ASSETS                                         $  1,815,487        Mortality and expense risk                       26,953
                                               -----------------
                                                                       Contract maintenance charge                       2,774
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment loss                           (27,124)

0.95% Institutional          1,259      $7.76        $    9,771    REALIZED AND UNREALIZED GAINS
1.40% Institutional        226,857      $7.81         1,771,755        (LOSSES) ON INVESTMENTS:
1.55% Institutional          3,591      $7.71            27,683      Net realized losses on investments               (376,741)
2.05% Institutional            817      $7.68             6,278      Net unrealized depreciation on
                       ------------            -----------------
                                                                         investments                                  (238,103)
                                                                                                              -----------------
                           232,524                 $  1,815,487
                       ------------            -----------------
                                                                   Net decrease in net assets resulting from
                                                                       operations                                  $  (641,968)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                           For the years ended December 31, 2002 and 2001

                                                                                                 2002               2001

Net assets at beginning of year                                                                $  2,557,926       $  2,930,830

Net decrease in net assets resulting from operations                                               (641,968)          (742,890)

Capital shares transactions:
    Net premiums                                                                                    214,413            486,299
    Transfers of policy loans                                                                         2,996              2,301
    Transfers of surrenders                                                                        (139,773)           (89,139)
    Transfers of death benefits                                                                           -            (26,209)
    Transfers of other terminations                                                                 (87,992)           (53,119)
    Interfund and net transfers to general account                                                  (90,115)            49,853
                                                                                            ----------------  -----------------

      Net (decrease) increase in net assets from capital share transactions                        (100,471)           369,986
                                                                                            ----------------  -----------------

Total decrease in net assets                                                                       (742,439)          (372,904)
                                                                                            ----------------  -----------------

Net assets at end of year                                                                      $  1,815,487       $  2,557,926
                                                                                            ----------------  -----------------

Midland National Life Insurance Company
Separate Account C

Massachusetts Financial Services Variable Insurance Trust

Emerging Growth Series Portfolio
------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 302,947                                 Dividend income                                 $       -
        shares at net asset value of $11.91                          Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $8,002,880)                $  3,607,932
                                                                                                                             -
LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                            7,291
NET ASSETS                                         $  3,607,932        Mortality and expense risk                       61,274
                                               -----------------
                                                                       Contract maintenance charge                       9,160
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment loss                           (77,725)

0.95% Institutional             27      $6.99         $     188    REALIZED AND UNREALIZED GAINS
1.40% Institutional        480,042      $7.43         3,566,712        (LOSSES) ON INVESTMENTS:
1.55% Institutional          5,283      $6.95            36,716      Net realized losses on investments             (2,889,799)
2.05% Institutional            624      $6.92             4,316      Net unrealized appreciation on
                       ------------            -----------------
                                                                         investments                                   761,667
                                                                                                              -----------------
                           485,976                 $  3,607,932
                       ------------            -----------------
                                                                   Net decrease in net assets resulting from
                                                                       operations                                 $ (2,205,857)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                           For the years ended December 31, 2002 and 2001

                                                                                                 2002               2001

Net assets at beginning of year                                                                $  6,963,943       $ 10,880,096

Net decrease in net assets resulting from operations                                             (2,205,857)        (3,840,240)

Capital shares transactions:
    Net premiums                                                                                    289,215          1,229,986
    Transfers of policy loans                                                                        (6,684)             1,822
    Transfers of surrenders                                                                        (368,883)          (260,549)
    Transfers of death benefits                                                                     (19,693)            (6,473)
    Transfers of other terminations                                                                (117,292)          (170,084)
    Interfund and net transfers to general account                                                 (926,817)          (870,615)
                                                                                            ----------------  -----------------

      Net decrease in net assets from capital share transactions                                 (1,150,154)           (75,913)
                                                                                            ----------------  -----------------

Total decrease in net assets                                                                     (3,356,011)        (3,916,153)
                                                                                            ----------------  -----------------

Net assets at end of year                                                                      $  3,607,932       $  6,963,943
                                                                                            ----------------  -----------------

Midland National Life Insurance Company
Separate Account C

Massachusetts Financial Services Variable Insurance Trust

Investors Trust Series Portfolio
------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 59,772                                  Dividend income                                $    5,158
        shares at net asset value of $13.47                          Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $1,120,015)                 $   805,128
                                                                                                                         5,158

LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                            1,382
NET ASSETS                                          $   805,128        Mortality and expense risk                       11,595
                                               -----------------
                                                                       Contract maintenance charge                       1,159
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment loss                            (8,978)

1.40% Institutional        104,291      $7.72       $   805,128    REALIZED AND UNREALIZED GAINS
                       ------------            -----------------
                                                                       (LOSSES) ON INVESTMENTS:
                           104,291                  $   805,128      Net realized losses on investments               (102,149)
                       ------------            -----------------
                                                                     Net unrealized depreciation on
                                                                         investments                                  (124,876)
                                                                                                              -----------------

                                                                   Net decrease in net assets resulting from
                                                                       operations                                  $  (236,003)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                           For the years ended December 31, 2002 and 2001

                                                                                                 2002               2001

Net assets at beginning of year                                                                $  1,107,132       $  1,051,267

Net decrease in net assets resulting from operations                                               (236,003)          (220,000)

Capital shares transactions:
    Net premiums                                                                                    100,712            231,261
    Transfers of policy loans                                                                             -                  -
    Transfers of surrenders                                                                        (107,572)           (18,413)
    Transfers of death benefits                                                                           -                  -
    Transfers of other terminations                                                                 (23,900)           (32,708)
    Interfund and net transfers to general account                                                  (35,241)            95,725
                                                                                            ----------------  -----------------

      Net (decrease) increase in net assets from capital share transactions                         (66,001)           275,865
                                                                                            ----------------  -----------------

Total (decrease) increase in net assets                                                            (302,004)            55,865
                                                                                            ----------------  -----------------

Net assets at end of year                                                                       $   805,128       $  1,107,132
                                                                                            ----------------  -----------------

Midland National Life Insurance Company
Separate Account C

Massachusetts Financial Services Variable Insurance Trust

New Discovery Series Portfolio
------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 246,692                                 Dividend income                                 $       -
        shares at net asset value of $10.44                          Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $3,677,199)                $  2,575,428
                                                                                                                             -
LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                            4,651
NET ASSETS                                         $  2,575,428        Mortality and expense risk                       39,066
                                               -----------------
                                                                       Contract maintenance charge                       5,305
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment loss                           (49,022)

0.95% Institutional            860      $6.97        $    5,993    REALIZED AND UNREALIZED GAINS
1.40% Institutional        190,894     $13.46         2,569,435        (LOSSES) ON INVESTMENTS:
                       ------------            -----------------
                                                                     Net realized losses on investments               (416,135)
                           191,754                 $  2,575,428      Net unrealized depreciation on
                       ------------            -----------------
                                                                         investments                                  (801,587)
                                                                                                              -----------------

                                                                   Net decrease in net assets resulting from
                                                                       operations                                 $ (1,266,744)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                           For the years ended December 31, 2002 and 2001

                                                                                                 2002               2001

Net assets at beginning of year                                                                $  3,929,335       $  3,874,269

Net decrease in net assets resulting from operations                                             (1,266,744)          (316,840)

Capital shares transactions:
    Net premiums                                                                                    478,922            710,847
    Transfers of policy loans                                                                        (4,404)               607
    Transfers of surrenders                                                                        (149,471)          (187,486)
    Transfers of death benefits                                                                      (6,691)            (4,415)
    Transfers of other terminations                                                                 (87,326)           (60,054)
    Interfund and net transfers to general account                                                 (318,193)           (87,593)
                                                                                            ----------------  -----------------

      Net (decrease) increase in net assets from capital share transactions                         (87,163)           371,906
                                                                                            ----------------  -----------------

Total (decrease) increase in net assets                                                          (1,353,907)            55,066
                                                                                            ----------------  -----------------

Net assets at end of year                                                                      $  2,575,428       $  3,929,335
                                                                                            ----------------  -----------------

Midland National Life Insurance Company
Separate Account C

Lord Abbett Series Fund, Inc. VC Growth & Income Portfolio

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 196,797                                 Dividend income                                $   21,846
        shares at net asset value of $18.83                          Capital gains distributions                           484
                                                                                                              -----------------
        per share (cost $4,503,840)                $  3,705,477
                                                                                                                        22,330

LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                            6,079
NET ASSETS                                         $  3,705,477        Mortality and expense risk                       51,194
                                               -----------------
                                                                       Contract maintenance charge                       4,482
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment loss                           (39,425)

0.95% Institutional            328      $8.20        $    2,689    REALIZED AND UNREALIZED GAINS
1.40% Institutional        327,521     $11.21         3,671,509        (LOSSES) ON INVESTMENTS:
2.05% Institutional          3,857      $8.11            31,279      Net realized losses on investments                (42,785)
                       ------------            -----------------
                                                                     Net unrealized depreciation on
                           331,706                 $  3,705,477          investments                                  (807,538)
                       ------------            -----------------                                              -----------------

                                                                   Net decrease in net assets resulting from
                                                                       operations                                  $  (889,748)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                           For the years ended December 31, 2002 and 2001

                                                                                                 2002               2001

Net assets at beginning of year                                                                $  4,333,042       $  2,668,710

Net decrease in net assets resulting from operations                                               (889,748)          (269,406)

Capital shares transactions:
    Net premiums                                                                                    559,091          1,027,772
    Transfers of policy loans                                                                           371                  -
    Transfers of surrenders                                                                        (144,287)           (64,030)
    Transfers of death benefits                                                                        (919)                 -
    Transfers of other terminations                                                                (116,056)           (73,536)
    Interfund and net transfers to general account                                                  (36,017)         1,043,532
                                                                                            ----------------  -----------------

      Net increase in net assets from capital share transactions                                    262,183          1,933,738
                                                                                            ----------------  -----------------

Total (decrease) increase in net assets                                                            (627,565)         1,664,332
                                                                                            ----------------  -----------------

Net assets at end of year                                                                      $  3,705,477       $  4,333,042
                                                                                            ----------------  -----------------

Midland National Life Insurance Company
Separate Account C

Lord Abbett Series Fund, Inc. VC MidCap Value Portfolio

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 344,760                                 Dividend income                                $   27,208
        shares at net asset value of $13.86                          Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $5,128,768)                $  4,778,242
                                                                                                                        27,208

LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                            7,788
NET ASSETS                                         $  4,778,242        Mortality and expense risk                       65,470
                                               -----------------
                                                                       Contract maintenance charge                       6,216
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment loss                           (52,266)

0.95% Institutional          1,970      $9.22        $   18,159    REALIZED AND UNREALIZED GAINS
1.40% Institutional        324,731     $14.64         4,754,056        (LOSSES) ON INVESTMENTS:
1.55% Institutional            636      $9.17             5,829      Net realized losses on investments                 (6,925)
2.40% Institutional             22      $9.10               198      Net unrealized depreciation on
                       ------------            -----------------
                                                                         investments                                  (689,232)
                                                                                                              -----------------
                           327,359                 $  4,778,242
                       ------------            -----------------
                                                                   Net decrease in net assets resulting from
                                                                       operations                                  $  (748,423)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                           For the years ended December 31, 2002 and 2001

                                                                                                 2002               2001

Net assets at beginning of year                                                                $  4,708,859       $  1,898,823

Net (decrease) increase in net assets resulting from operations                                    (748,423)           251,546

Capital shares transactions:
    Net premiums                                                                                    867,149          1,023,101
    Transfers of policy loans                                                                         1,071                 50
    Transfers of surrenders                                                                        (306,177)          (152,537)
    Transfers of death benefits                                                                    (235,020)           (12,452)
    Transfers of other terminations                                                                (101,024)           (50,130)
    Interfund and net transfers to general account                                                  591,807          1,750,458
                                                                                            ----------------  -----------------

      Net increase in net assets from capital share transactions                                    817,806          2,558,490
                                                                                            ----------------  -----------------

Total increase in net assets                                                                         69,383          2,810,036
                                                                                            ----------------  -----------------

Net assets at end of year                                                                      $  4,778,242       $  4,708,859
                                                                                            ----------------  -----------------

Midland National Life Insurance Company
Separate Account C

Lord Abbett Series Fund, Inc. VC International Portfolio

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 32,674                                  Dividend income                                $    1,653
        shares at net asset value of $5.10                           Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $190,149)                   $   166,638
                                                                                                                         1,653

LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                              253
NET ASSETS                                          $   166,638        Mortality and expense risk                        2,385
                                               -----------------
                                                                       Contract maintenance charge                         381
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment loss                            (1,366)

1.40% Institutional         31,360      $5.31       $   166,522    REALIZED AND UNREALIZED GAINS
1.55% Institutional             14      $8.54               116        (LOSSES) ON INVESTMENTS:
                       ------------            -----------------
                                                                     Net realized losses on investments               (148,606)
                            31,374                  $   166,638      Net unrealized appreciation on
                       ------------            -----------------
                                                                         investments                                   113,913
                                                                                                              -----------------

                                                                   Net decrease in net assets resulting from
                                                                       operations                                  $   (36,059)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                           For the years ended December 31, 2002 and 2001

                                                                                                 2002               2001

Net assets at beginning of year                                                                 $   205,975        $   236,731

Net decrease in net assets resulting from operations                                                (36,059)           (70,204)

Capital shares transactions:
    Net premiums                                                                                     21,047             28,798
    Transfers of policy loans                                                                        (3,263)                (8)
    Transfers of surrenders                                                                          (1,125)            (2,332)
    Transfers of death benefits                                                                           -                  -
    Transfers of other terminations                                                                  (8,897)            (2,308)
    Interfund and net transfers to general account                                                  (11,040)            15,298
                                                                                            ----------------  -----------------

      Net (decrease) increase in net assets from capital share transactions                          (3,278)            39,448
                                                                                            ----------------  -----------------

Total decrease in net assets                                                                        (39,337)           (30,756)
                                                                                            ----------------  -----------------

Net assets at end of year                                                                       $   166,638        $   205,975
                                                                                            ----------------  -----------------

Midland National Life Insurance Company
Separate Account C
Alger American Fund Growth Portfolio

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 31,320                                  Dividend income                                 $     354
        shares at net asset value of $24.63                          Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $1,031,916)                 $   771,430
                                                                                                                           354

LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                            1,339
NET ASSETS                                          $   771,430        Mortality and expense risk                       11,433
                                               -----------------
                                                                       Contract maintenance charge                       1,132
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment loss                           (13,550)

0.95% Institutional            248      $6.96        $    1,728    REALIZED AND UNREALIZED GAINS
1.40% Institutional        157,841      $4.66           735,537        (LOSSES) ON INVESTMENTS:
1.55% Institutional            857      $6.92             5,930      Net realized losses on investments               (314,350)
2.05% Institutional          4,098      $6.89            28,235      Net unrealized depreciation on
                       ------------            -----------------
                                                                         investments                                   (50,033)
                                                                                                              -----------------
                           163,044                  $   771,430
                       ------------            -----------------
                                                                   Net decrease in net assets resulting from
                                                                       operations                                  $  (377,933)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                           For the years ended December 31, 2002 and 2001

                                                                                                 2002               2001

Net assets at beginning of year                                                                $  1,374,366        $   176,907

Net decrease in net assets resulting from operations                                               (377,933)          (256,157)

Capital shares transactions:
    Net premiums                                                                                    255,146            622,168
    Transfers of policy loans                                                                          (905)                 -
    Transfers of surrenders                                                                         (21,820)            (3,917)
    Transfers of death benefits                                                                     (46,437)                 -
    Transfers of other terminations                                                                 (23,027)            (6,707)
    Interfund and net transfers to general account                                                 (387,960)           842,072
                                                                                            ----------------  -----------------

      Net (decrease) increase in net assets from capital share transactions                        (225,003)         1,453,616
                                                                                            ----------------  -----------------

Total (decrease) increase in net assets                                                            (602,936)         1,197,459
                                                                                            ----------------  -----------------

Net assets at end of year                                                                       $   771,430       $  1,374,366
                                                                                            ----------------  -----------------

Midland National Life Insurance Company
Separate Account C
Alger American Fund MidCap Growth Portfolio

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 75,166                                  Dividend income                                 $       -
        shares at net asset value of $12.45                          Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $1,251,658)                 $   935,814
                                                                                                                             -
LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                            1,500
NET ASSETS                                          $   935,814        Mortality and expense risk                       12,732
                                               -----------------
                                                                       Contract maintenance charge                       1,420
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment loss                           (15,652)

0.95% Institutional            274      $7.28        $    1,992    REALIZED AND UNREALIZED GAINS
1.40% Institutional        164,675      $5.56           915,593        (LOSSES) ON INVESTMENTS:
1.55% Institutional            573      $7.24             4,145      Net realized losses on investments               (218,793)
2.05% Institutional          1,953      $7.21            14,084      Net unrealized depreciation on
                       ------------            -----------------
                                                                         investments                                  (144,642)
                                                                                                              -----------------
                           167,475                  $   935,814
                       ------------            -----------------
                                                                   Net decrease in net assets resulting from
                                                                       operations                                  $  (379,087)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                           For the years ended December 31, 2002 and 2001

                                                                                                 2002               2001

Net assets at beginning of year                                                                $  1,183,607        $   249,753

Net decrease in net assets resulting from operations                                               (379,087)           (75,803)

Capital shares transactions:
    Net premiums                                                                                    372,827          1,107,165
    Transfers of policy loans                                                                        (4,084)                 -
    Transfers of surrenders                                                                         (85,286)            (1,202)
    Transfers of death benefits                                                                     (34,061)                 -
    Transfers of other terminations                                                                 (24,308)           (11,789)
    Interfund and net transfers to general account                                                  (93,794)           (84,517)
                                                                                            ----------------  -----------------

      Net increase in net assets from capital share transactions                                    131,294          1,009,657
                                                                                            ----------------  -----------------

Total (decrease) increase in net assets                                                            (247,793)           933,854
                                                                                            ----------------  -----------------

Net assets at end of year                                                                       $   935,814       $  1,183,607
                                                                                            ----------------  -----------------

Midland National Life Insurance Company
Separate Account C
Alger American Fund Leveraged AllCap Portfolio

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 78,262                                  Dividend income                                 $     151
        shares at net asset value of $20.85                          Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $2,077,344)                $  1,631,790
                                                                                                                           151

LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                            2,556
NET ASSETS                                         $  1,631,790        Mortality and expense risk                       21,550
                                               -----------------
                                                                       Contract maintenance charge                       2,601
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment loss                           (26,556)

0.95% Institutional          2,729      $6.85        $   18,692    REALIZED AND UNREALIZED GAINS
1.40% Institutional        397,563      $4.05         1,610,129        (LOSSES) ON INVESTMENTS:
1.55% Institutional            409      $6.82             2,787      Net realized losses on investments               (385,088)
2.40% Institutional             27      $6.76               182      Net unrealized depreciation on
                       ------------            -----------------
                                                                         investments                                  (366,872)
                                                                                                              -----------------
                           400,728                 $  1,631,790
                       ------------            -----------------
                                                                   Net decrease in net assets resulting from
                                                                       operations                                  $  (778,516)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                           For the years ended December 31, 2002 and 2001

                                                                                                 2002               2001

Net assets at beginning of year                                                                $  1,826,061        $   422,236

Net decrease in net assets resulting from operations                                               (778,516)          (173,247)

Capital shares transactions:
    Net premiums                                                                                    459,303          1,226,332
    Transfers of policy loans                                                                        (1,787)                 -
    Transfers of surrenders                                                                         (52,345)            (1,286)
    Transfers of death benefits                                                                     (32,951)                 -
    Transfers of other terminations                                                                 (66,291)           (15,833)
    Interfund and net transfers to general account                                                  278,316            367,859
                                                                                            ----------------  -----------------

      Net increase in net assets from capital share transactions                                    584,245          1,577,072
                                                                                            ----------------  -----------------

Total (decrease) increase in net assets                                                            (194,271)         1,403,825
                                                                                            ----------------  -----------------

Net assets at end of year                                                                      $  1,631,790       $  1,826,061
                                                                                            ----------------  -----------------

Midland National Life Insurance Company
Separate Account C
Alger American Fund Small Capitalization Portfolio

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 22,150                                  Dividend income                                 $       -
        shares at net asset value of $12.21                          Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $324,606)                   $   270,449
                                                                                                                             -
LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                              360
NET ASSETS                                          $   270,449        Mortality and expense risk                        3,067
                                               -----------------
                                                                       Contract maintenance charge                         305
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment loss                            (3,732)

0.95% Institutional          1,560      $7.53        $   11,746    REALIZED AND UNREALIZED GAINS
1.40% Institutional         63,581      $4.02           255,594        (LOSSES) ON INVESTMENTS:
1.55% Institutional            415      $7.49             3,109      Net realized losses on investments                (32,992)
                       ------------            -----------------
                                                                     Net unrealized depreciation on
                            65,556                  $   270,449          investments                                   (44,339)
                       ------------            -----------------                                              -----------------

                                                                   Net decrease in net assets resulting from
                                                                       operations                                  $   (81,063)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                           For the years ended December 31, 2002 and 2001

                                                                                                 2002               2001

Net assets at beginning of year                                                                 $   141,402         $   14,901

Net decrease in net assets resulting from operations                                                (81,063)           (38,849)

Capital shares transactions:
    Net premiums                                                                                     99,109            103,662
    Transfers of policy loans                                                                        (4,091)                 -
    Transfers of surrenders                                                                         (15,649)            (3,303)
    Transfers of death benefits                                                                           -                  -
    Transfers of other terminations                                                                  (3,184)            (1,399)
    Interfund and net transfers to general account                                                  133,925             66,390
                                                                                            ----------------  -----------------

      Net increase in net assets from capital share transactions                                    210,110            165,350
                                                                                            ----------------  -----------------

Total increase in net assets                                                                        129,047            126,501
                                                                                            ----------------  -----------------

Net assets at end of year                                                                       $   270,449        $   141,402
                                                                                            ----------------  -----------------

Midland National Life Insurance Company
Separate Account C
Berger IPT Funds Large Cap Growth Fund

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 127                                     Dividend income                                 $      24
        shares at net asset value of $11.19                          Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $1,566)                      $    1,421
                                                                                                                            24

LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                                -
NET ASSETS                                           $    1,421        Mortality and expense risk                            6
                                               -----------------
                                                                       Contract maintenance charge                           -
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment income                              18

1.20% Institutional            180      $7.63        $    1,370    REALIZED AND UNREALIZED GAINS
1.55% Institutional              7      $7.61                51        (LOSSES) ON INVESTMENTS:
                       ------------            -----------------
                                                                     Net realized gains on investments                       -
                               187                   $    1,421      Net unrealized depreciation on
                       ------------            -----------------
                                                                         investments                                      (145)
                                                                                                              -----------------

                                                                   Net decrease in net assets resulting from
                                                                       operations                                   $     (127)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                                For the year ended December 31, 2002

                                                                                                                    2002

Net assets at beginning of year                                                                                      $       -

Net decrease in net assets resulting from operations                                                                      (127)

Capital shares transactions:
    Net premiums                                                                                                         1,548
    Transfers of policy loans                                                                                                -
    Transfers of surrenders                                                                                                  -
    Transfers of death benefits                                                                                              -
    Transfers of other terminations                                                                                          -
    Interfund and net transfers to general account                                                                           -
                                                                                                              -----------------

      Net increase in net assets from capital share transactions                                                         1,548
                                                                                                              -----------------

Total increase in net assets                                                                                             1,421
                                                                                                              -----------------

Net assets at end of year                                                                                           $    1,421
                                                                                                              -----------------

Midland National Life Insurance Company
Separate Account C
Berger IPT Funds Small Company Growth Fund

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 20                                      Dividend income                                 $       -
        shares at net asset value of $7.10                           Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $142)                         $     142
                                                                                                                             -
LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                                -
NET ASSETS                                            $     142        Mortality and expense risk                            -
                                               -----------------
                                                                       Contract maintenance charge                           -
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment income                               -

1.55% Institutional             24      $5.94         $     142    REALIZED AND UNREALIZED GAINS
                       ------------            -----------------
                                                                       (LOSSES) ON INVESTMENTS:
                                24                    $     142      Net realized losses on investments                     (9)
                       ------------            -----------------
                                                                     Net unrealized appreciation

                                                                         on investments                                      -
                                                                                                              -----------------

                                                                   Net decrease in net assets resulting from
                                                                       operations                                    $      (9)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                                For the year ended December 31, 2002

                                                                                                                    2002

Net assets at beginning of year                                                                                      $       -

Net decrease in net assets resulting from operations                                                                        (9)

Capital shares transactions:
    Net premiums                                                                                                         1,329
    Transfers of policy loans                                                                                                -
    Transfers of surrenders                                                                                                  -
    Transfers of death benefits                                                                                              -
    Transfers of other terminations                                                                                        (13)
    Interfund and net transfers to general account                                                                      (1,165)
                                                                                                              -----------------

      Net increase in net assets from capital share transactions                                                           151
                                                                                                              -----------------

Total increase in net assets                                                                                               142
                                                                                                              -----------------

Net assets at end of year                                                                                            $     142
                                                                                                              -----------------

Midland National Life Insurance Company
Separate Account C

Calvert Variable Series, Inc. Social Small Cap Growth Portfolio

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 13                                      Dividend income                                  $      2
        shares at net asset value of $11.23                          Capital gains distributions                             3
                                                                                                              -----------------
        per share (cost $145)                         $     146
                                                                                                                             5

LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                                -
NET ASSETS                                            $     146        Mortality and expense risk                            -
                                               -----------------
                                                                       Contract maintenance charge                           -
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment income                               5

1.55% Institutional             20      $7.13         $     146    REALIZED AND UNREALIZED GAINS
                       ------------            -----------------
                                                                       (LOSSES) ON INVESTMENTS:
                                20                    $     146      Net realized losses on investments                     (6)
                       ------------            -----------------
                                                                     Net unrealized appreciation on
                                                                         investments                                         1
                                                                                                              -----------------

                                                                   Net increase in net assets resulting from
                                                                       operations                                    $       -
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                                For the year ended December 31, 2002

                                                                                                                    2002

Net assets at beginning of year                                                                                      $       -

Net increase in net assets resulting from operations                                                                         -

Capital shares transactions:
    Net premiums                                                                                                           146
    Transfers of policy loans                                                                                                -
    Transfers of surrenders                                                                                                  -
    Transfers of death benefits                                                                                              -
    Transfers of other terminations                                                                                          -
    Interfund and net transfers to general account                                                                           -
                                                                                                              -----------------

      Net increase in net assets from capital share transactions                                                           146
                                                                                                              -----------------

Total increase in net assets                                                                                               146
                                                                                                              -----------------

Net assets at end of year                                                                                            $     146
                                                                                                              -----------------

Midland National Life Insurance Company
Separate Account C

INVESCO Variable Investment Funds, Inc. Technology Fund

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 1,044                                   Dividend income                                 $       -
        shares at net asset value of $8.17                           Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $9,886)                      $    8,530
                                                                                                                             -
LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                                -
NET ASSETS                                           $    8,530        Mortality and expense risk                           58
                                               -----------------
                                                                       Contract maintenance charge                           -
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment loss                               (58)

0.95% Institutional            120      $6.54         $     786    REALIZED AND UNREALIZED GAINS
2.05% Institutional          1,193      $6.49             7,744        (LOSSES) ON INVESTMENTS:
                       ------------            -----------------
                                                                     Net realized losses on investments                    (11)
                             1,313                   $    8,530      Net unrealized depreciation on
                       ------------            -----------------
                                                                         investments                                    (1,356)
                                                                                                              -----------------

                                                                   Net decrease in net assets resulting from
                                                                       operations                                  $    (1,425)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                                For the year ended December 31, 2002

                                                                                                                    2002

Net assets at beginning of year                                                                                      $       -

Net decrease in net assets resulting from operations                                                                    (1,425)

Capital shares transactions:
    Net premiums                                                                                                         9,955
    Transfers of policy loans                                                                                                -
    Transfers of surrenders                                                                                                  -
    Transfers of death benefits                                                                                              -
    Transfers of other terminations                                                                                          -
    Interfund and net transfers to general account                                                                           -
                                                                                                              -----------------

      Net increase in net assets from capital share transactions                                                         9,955
                                                                                                              -----------------

Total increase in net assets                                                                                             8,530
                                                                                                              -----------------

Net assets at end of year                                                                                           $    8,530
                                                                                                              -----------------

Midland National Life Insurance Company
Separate Account C

INVESCO Variable Investment Funds, Inc. Utilities Fund

------------------------------------------------------------------------------------------

        Statement of Assets and Liabilities                                   Statement of Operations
           At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 1,522                                   Dividend income                                 $      89
        shares at net asset value of $11.16                          Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $16,232)                     $   16,989
                                                                                                                            89

LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                                -
NET ASSETS                                           $   16,989        Mortality and expense risk                            -
                                               -----------------
                                                                       Contract maintenance charge                           -
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment income                              89

1.55% Institutional          1,999      $8.50        $   16,989    REALIZED AND UNREALIZED GAINS
                       ------------            -----------------
                                                                       (LOSSES) ON INVESTMENTS:
                             1,999                   $   16,989      Net realized gains on investments                       -
                       ------------            -----------------
                                                                     Net unrealized appreciation on
                                                                         investments                                       757
                                                                                                              -----------------

                                                                   Net increase in net assets resulting from
                                                                       operations                                    $     846
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                                For the year ended December 31, 2002

                                                                                                                    2002

Net assets at beginning of year                                                                                      $       -

Net increase in net assets resulting from operations                                                                       846

Capital shares transactions:
    Net premiums                                                                                                        16,143
    Transfers of policy loans                                                                                                -
    Transfers of surrenders                                                                                                  -
    Transfers of death benefits                                                                                              -
    Transfers of other terminations                                                                                          -
    Interfund and net transfers to general account                                                                           -
                                                                                                              -----------------

      Net increase in net assets from capital share transactions                                                        16,143
                                                                                                              -----------------

Total increase in net assets                                                                                            16,989
                                                                                                              -----------------

Net assets at end of year                                                                                           $   16,989
                                                                                                              -----------------

Midland National Life Insurance Company
Separate Account C

INVESCO Variable Investment Funds, Inc. Financial Services Fund

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 16,740                                  Dividend income                                $    1,148
        shares at net asset value of $10.50                          Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $175,629)                   $   175,773
                                                                                                                         1,148

LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                              105
NET ASSETS                                          $   175,773        Mortality and expense risk                          922
                                               -----------------
                                                                       Contract maintenance charge                          60
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment income                              61

0.95% Institutional          1,184      $8.57        $   10,145    REALIZED AND UNREALIZED GAINS
1.40% Institutional         19,812      $8.36           165,628        (LOSSES) ON INVESTMENTS:
                       ------------            -----------------
                                                                     Net realized losses on investments                (14,748)
                            20,996                  $   175,773      Net unrealized appreciation on
                       ------------            -----------------
                                                                         investments                                       144
                                                                                                              -----------------

                                                                   Net decrease in net assets resulting from
                                                                       operations                                  $   (14,543)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                                For the year ended December 31, 2002

                                                                                                                    2002

Net assets at beginning of year                                                                                      $       -

Net decrease in net assets resulting from operations                                                                   (14,543)

Capital shares transactions:
    Net premiums                                                                                                        36,645
    Transfers of policy loans                                                                                              411
    Transfers of surrenders
    Transfers of death benefits
    Transfers of other terminations                                                                                     (5,448)
    Interfund and net transfers to general account                                                                     158,708
                                                                                                              -----------------

      Net increase in net assets from capital share transactions                                                       190,316
                                                                                                              -----------------

Total increase in net assets                                                                                           175,773
                                                                                                              -----------------

Net assets at end of year                                                                                          $   175,773
                                                                                                              -----------------

Midland National Life Insurance Company
Separate Account C

INVESCO Variable Investment Funds, Inc. Health Sciences Fund

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 7,885                                   Dividend income                                 $       -
        shares at net asset value of $13.75                          Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $114,407)                   $   108,413
                                                                                                                             -
LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                               50
NET ASSETS                                          $   108,413        Mortality and expense risk                          512
                                               -----------------
                                                                       Contract maintenance charge                          36
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment loss                              (598)

0.95% Institutional          1,449      $7.87        $   11,404    REALIZED AND UNREALIZED GAINS
1.40% Institutional         10,808      $8.13            87,870        (LOSSES) ON INVESTMENTS:
2.05% Institutional          1,173      $7.79             9,139      Net realized losses on investments                 (6,015)
                       ------------            -----------------
                                                                     Net unrealized depreciation on
                            13,430                  $   108,413          investments                                    (5,994)
                       ------------            -----------------                                              -----------------

                                                                   Net decrease in net assets resulting from
                                                                       operations                                  $   (12,607)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                                For the year ended December 31, 2002

                                                                                                                    2002

Net assets at beginning of year                                                                                      $       -

Net decrease in net assets resulting from operations                                                                   (12,607)

Capital shares transactions:
    Net premiums                                                                                                        72,655
    Transfers of policy loans                                                                                              237
    Transfers of surrenders                                                                                                  -
    Transfers of death benefits                                                                                              -
    Transfers of other terminations                                                                                     (2,198)
    Interfund and net transfers to general account                                                                      50,326
                                                                                                              -----------------

      Net increase in net assets from capital share transactions                                                       121,020
                                                                                                              -----------------

Total increase in net assets                                                                                           108,413
                                                                                                              -----------------

Net assets at end of year                                                                                          $   108,413
                                                                                                              -----------------

Midland National Life Insurance Company
Separate Account C
LEVCO Series Trust Equity Value Fund

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 545                                     Dividend income                                 $       -
        shares at net asset value of $7.90                           Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $4,698)                      $    4,305
                                                                                                                             -
LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                                2
NET ASSETS                                           $    4,305        Mortality and expense risk                           18
                                               -----------------
                                                                       Contract maintenance charge                           -
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment loss                               (20)

0.95% Institutional             13      $7.40         $      99    REALIZED AND UNREALIZED GAINS
1.40% Institutional            571      $7.36             4,206        (LOSSES) ON INVESTMENTS:
                       ------------            -----------------
                                                                     Net realized losses on investments                     (4)
                               584                   $    4,305      Net unrealized depreciation on
                       ------------            -----------------
                                                                         investments                                      (393)
                                                                                                              -----------------

                                                                   Net decrease in net assets resulting from
                                                                       operations                                   $     (417)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                                For the year ended December 31, 2002

                                                                                                                    2002

Net assets at beginning of year                                                                                      $       -

Net decrease in net assets resulting from operations                                                                      (417)

Capital shares transactions:
    Net premiums                                                                                                         4,373
    Transfers of policy loans                                                                                                -
    Transfers of surrenders                                                                                                  -
    Transfers of death benefits                                                                                              -
    Transfers of other terminations                                                                                          -
    Interfund and net transfers to general account                                                                         349
                                                                                                              -----------------

      Net increase in net assets from capital share transactions                                                         4,722
                                                                                                              -----------------

Total increase in net assets                                                                                             4,305
                                                                                                              -----------------

Net assets at end of year                                                                                           $    4,305
                                                                                                              -----------------

Midland National Life Insurance Company
Separate Account C
J.P. Morgan Series Trust II Bond Portfolio

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 1,672                                   Dividend income                                 $       -
        shares at net asset value of $12.54                          Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $20,608)                     $   20,971
                                                                                                                             -
LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                                -
NET ASSETS                                           $   20,971        Mortality and expense risk                            -
                                               -----------------
                                                                       Contract maintenance charge                           -
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment income                               -

0.95% Institutional          1,951     $10.60        $   20,677    REALIZED AND UNREALIZED GAINS
1.55% Institutional             28     $10.56               294        (LOSSES) ON INVESTMENTS:
                       ------------            -----------------
                                                                     Net realized gains on investments                       4
                             1,979                   $   20,971      Net unrealized appreciation on
                       ------------            -----------------
                                                                         investments                                       363
                                                                                                              -----------------

                                                                   Net increase in net assets resulting from
                                                                       operations                                    $     367
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                                For the year ended December 31, 2002

                                                                                                                    2002

Net assets at beginning of year                                                                                      $       -

Net increase in net assets resulting from operations                                                                       367

Capital shares transactions:
    Net premiums                                                                                                        20,604
    Transfers of policy loans                                                                                                -
    Transfers of surrenders                                                                                                  -
    Transfers of death benefits                                                                                              -
    Transfers of other terminations                                                                                          -
    Interfund and net transfers to general account                                                                           -
                                                                                                              -----------------

      Net increase in net assets from capital share transactions                                                        20,604
                                                                                                              -----------------

Total increase in net assets                                                                                            20,971
                                                                                                              -----------------

Net assets at end of year                                                                                           $   20,971
                                                                                                              -----------------

Midland National Life Insurance Company
Separate Account C

J.P. Morgan Series Trust II Small Company Portfolio

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 355                                     Dividend income                                 $       -
        shares at net asset value of $10.34                          Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $3,722)                      $    3,671
                                                                                                                             -
LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                                -
NET ASSETS                                           $    3,671        Mortality and expense risk                            -
                                               -----------------
                                                                       Contract maintenance charge                           -
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment income                               -

1.55% Institutional            483      $7.60        $    3,671    REALIZED AND UNREALIZED GAINS
                       ------------            -----------------
                                                                       (LOSSES) ON INVESTMENTS:
                               483                   $    3,671      Net realized gains on investments                       -
                       ------------            -----------------
                                                                     Net unrealized depreciation on
                                                                         investments                                       (51)
                                                                                                              -----------------

                                                                   Net decrease in net assets resulting from
                                                                       operations                                    $     (51)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                                For the year ended December 31, 2002

                                                                                                                    2002

Net assets at beginning of year                                                                                      $       -

Net decrease in net assets resulting from operations                                                                       (51)

Capital shares transactions:
    Net premiums                                                                                                         3,722
    Transfers of policy loans                                                                                                -
    Transfers of surrenders                                                                                                  -
    Transfers of death benefits                                                                                              -
    Transfers of other terminations                                                                                          -
    Interfund and net transfers to general account                                                                           -
                                                                                                              -----------------

      Net increase in net assets from capital share transactions                                                         3,722
                                                                                                              -----------------

Total increase in net assets                                                                                             3,671
                                                                                                              -----------------

Net assets at end of year                                                                                           $    3,671
                                                                                                              -----------------

Midland National Life Insurance Company
Separate Account C
Rydex Variable Trust Nova Fund

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 464                                     Dividend income                                 $       -
        shares at net asset value of $5.18                           Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $2,500)                      $    2,402
                                                                                                                             -
LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                                -
NET ASSETS                                           $    2,402        Mortality and expense risk                            -
                                               -----------------
                                                                       Contract maintenance charge                           -
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment income                               -

0.95% Institutional            345      $6.96        $    2,402    REALIZED AND UNREALIZED GAINS
                       ------------            -----------------
                                                                       (LOSSES) ON INVESTMENTS:
                               345                   $    2,402      Net realized gains on investments                       -
                       ------------            -----------------
                                                                     Net unrealized depreciation on
                                                                         investments                                       (98)
                                                                                                              -----------------

                                                                   Net decrease in net assets resulting from
                                                                       operations                                    $     (98)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                                For the year ended December 31, 2002

                                                                                                                    2002

Net assets at beginning of year                                                                                      $       -

Net decrease in net assets resulting from operations                                                                       (98)

Capital shares transactions:
    Net premiums                                                                                                         2,500
    Transfers of policy loans                                                                                                -
    Transfers of surrenders                                                                                                  -
    Transfers of death benefits                                                                                              -
    Transfers of other terminations                                                                                          -
    Interfund and net transfers to general account                                                                           -
                                                                                                              -----------------

      Net increase in net assets from capital share transactions                                                         2,500
                                                                                                              -----------------

Total increase in net assets                                                                                             2,402
                                                                                                              -----------------

Net assets at end of year                                                                                           $    2,402
                                                                                                              -----------------

Midland National Life Insurance Company
Separate Account C
Rydex Variable Trust OTC Fund

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 263                                     Dividend income                                 $       -
        shares at net asset value of $9.06                           Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $2,526)                      $    2,383
                                                                                                                             -
LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                                -
NET ASSETS                                           $    2,383        Mortality and expense risk                            -
                                               -----------------
                                                                       Contract maintenance charge                           -
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment income                               -

0.95% Institutional            310      $7.61        $    2,358    REALIZED AND UNREALIZED GAINS
1.55% Institutional              3      $7.58                25        (LOSSES) ON INVESTMENTS:
                       ------------            -----------------
                                                                     Net realized gains on investments                       -
                               313                   $    2,383      Net unrealized depreciation on
                       ------------            -----------------
                                                                         investments                                      (143)
                                                                                                              -----------------

                                                                   Net decrease in net assets resulting from
                                                                       operations                                   $     (143)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                                For the year ended December 31, 2002

                                                                                                                    2002

Net assets at beginning of year                                                                                      $       -

Net decrease in net assets resulting from operations                                                                      (143)

Capital shares transactions:
    Net premiums                                                                                                         2,526
    Transfers of policy loans                                                                                                -
    Transfers of surrenders                                                                                                  -
    Transfers of death benefits                                                                                              -
    Transfers of other terminations                                                                                          -
    Interfund and net transfers to general account                                                                           -
                                                                                                              -----------------

      Net increase in net assets from capital share transactions                                                         2,526
                                                                                                              -----------------

Total increase in net assets                                                                                             2,383
                                                                                                              -----------------

Net assets at end of year                                                                                           $    2,383
                                                                                                              -----------------

Midland National Life Insurance Company
Separate Account C

Rydex Variable Trust U.S. Government Money Market Fund

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 1,281,208                               Dividend income                                 $     240
        shares at net asset value of $1.00                           Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $1,281,208)                $  1,281,208
                                                                                                                           240

LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                                -
NET ASSETS                                         $  1,281,208        Mortality and expense risk                            -
                                               -----------------
                                                                       Contract maintenance charge                           -
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment income                             240

1.55% Institutional        104,766      $9.93      $  1,040,327    REALIZED AND UNREALIZED GAINS
2.05% Institutional         24,356      $9.89           240,881        (LOSSES) ON INVESTMENTS:
                       ------------            -----------------
                                                                     Net realized gains on investments                       -
                           129,122                 $  1,281,208      Net unrealized appreciation
                       ------------            -----------------
                                                                         on investments                                      -
                                                                                                              -----------------

                                                                   Net increase in net assets resulting from
                                                                       operations                                    $     240
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                                For the year ended December 31, 2002

                                                                                                                    2002

Net assets at beginning of year                                                                                      $       -

Net increase in net assets resulting from operations                                                                       240

Capital shares transactions:
    Net premiums                                                                                                     1,280,968
    Transfers of policy loans                                                                                                -
    Transfers of surrenders                                                                                                  -
    Transfers of death benefits                                                                                              -
    Transfers of other terminations                                                                                          -
    Interfund and net transfers to general account                                                                           -
                                                                                                              -----------------

      Net increase in net assets from capital share transactions                                                     1,280,968
                                                                                                              -----------------

Total increase in net assets                                                                                         1,281,208
                                                                                                              -----------------

Net assets at end of year                                                                                         $  1,281,208
                                                                                                              -----------------

Midland National Life Insurance Company
Separate Account C

Van Eck Worldwide Insurance Trust Worldwide Hard Assets Fund

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 3,928                                   Dividend income                                 $       -
        shares at net asset value of $10.30                          Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $38,150)                     $   40,460
                                                                                                                             -
LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                               37
NET ASSETS                                           $   40,460        Mortality and expense risk                          313
                                               -----------------
                                                                       Contract maintenance charge                          11
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment loss                              (361)

0.95% Institutional             21      $9.41         $     200    REALIZED AND UNREALIZED GAINS
1.40% Institutional          4,712      $8.52            40,145        (LOSSES) ON INVESTMENTS:
1.55% Institutional             12      $9.36               115      Net realized losses on investments                 (9,714)
                       ------------            -----------------
                                                                     Net unrealized appreciation on
                             4,745                   $   40,460          investments                                     2,310
                       ------------            -----------------                                              -----------------

                                                                   Net decrease in net assets resulting from
                                                                       operations                                  $    (7,765)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                                For the year ended December 31, 2002

                                                                                                                    2002

Net assets at beginning of year                                                                                      $       -

Net decrease in net assets resulting from operations                                                                    (7,765)

Capital shares transactions:
    Net premiums                                                                                                         8,175
    Transfers of policy loans                                                                                                -
    Transfers of surrenders                                                                                            (10,802)
    Transfers of death benefits                                                                                              -
    Transfers of other terminations                                                                                     (2,073)
    Interfund and net transfers to general account                                                                      52,925
                                                                                                              -----------------

      Net increase in net assets from capital share transactions                                                        48,225
                                                                                                              -----------------

Total increase in net assets                                                                                            40,460
                                                                                                              -----------------

Net assets at end of year                                                                                           $   40,460
                                                                                                              -----------------

Midland National Life Insurance Company
Separate Account C

Van Eck Worldwide Insurance Trust Worldwide Emerging Markets Fund

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 16,765                                  Dividend income                                 $       -
        shares at net asset value of $7.89                           Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $135,622)                   $   132,276
                                                                                                                             -
LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                                -
NET ASSETS                                          $   132,276        Mortality and expense risk                        9,235
                                               -----------------
                                                                       Contract maintenance charge                           -
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment loss                            (9,235)

1.20% Institutional            176      $8.41        $    1,478    REALIZED AND UNREALIZED GAINS
1.55% Institutional         15,590      $8.39           130,798        (LOSSES) ON INVESTMENTS:
                       ------------            -----------------
                                                                     Net realized losses on investments               (485,450)
                            15,766                  $   132,276      Net unrealized depreciation on
                       ------------            -----------------
                                                                         investments                                    (3,346)
                                                                                                              -----------------

                                                                   Net decrease in net assets resulting from
                                                                       operations                                  $  (498,031)
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                                For the year ended December 31, 2002

                                                                                                                    2002

Net assets at beginning of year                                                                                      $       -

Net decrease in net assets resulting from operations                                                                  (498,031)

Capital shares transactions:
    Net premiums                                                                                                     2,925,869
    Transfers of policy loans                                                                                                -
    Transfers of surrenders                                                                                                  -
    Transfers of death benefits                                                                                              -
    Transfers of other terminations                                                                                          -
    Interfund and net transfers to general account                                                                  (2,295,562)
                                                                                                              -----------------

      Net increase in net assets from capital share transactions                                                       630,307
                                                                                                              -----------------

Total increase in net assets                                                                                           132,276
                                                                                                              -----------------

Net assets at end of year                                                                                          $   132,276
                                                                                                              -----------------

Midland National Life Insurance Company
Separate Account C

Van Eck Worldwide Insurance Trust Levin MidCap Value Fund

------------------------------------------------------------------------------------------

     Statement of Assets and Liabilities                                   Statement of Operations
       At December 31, 2002                                          For the year ended December 31, 2002

ASSETS:                                                            INVESTMENT INCOME:
    Investment in Portfolio, 264                                     Dividend income                                 $       -
        shares at net asset value of $7.08                           Capital gains distributions                             -
                                                                                                              -----------------
        per share (cost $1,847)                      $    1,869
                                                                                                                             -
LIABILITIES                                                   -      Expenses:
                                               -----------------
                                                                       Administrative expense                                -
NET ASSETS                                           $    1,869        Mortality and expense risk                            1
                                               -----------------
                                                                       Contract maintenance charge                           -
                                                                                                              -----------------
                                      Unit
                          Units       Value       Net Assets             Net investment loss                                (1)

1.55% Institutional            182     $10.27        $    1,869    REALIZED AND UNREALIZED GAINS
                       ------------            -----------------
                                                                       (LOSSES) ON INVESTMENTS:
                               182                   $    1,869      Net realized gains on investments                       -
                       ------------            -----------------
                                                                     Net unrealized appreciation on
                                                                         investments                                        22
                                                                                                              -----------------

                                                                   Net increase in net assets resulting from
                                                                       operations                                    $      21
                                                                                                              -----------------

-------------------------------------------------------------------------------------------------------------------------------

                                                 Statement of Changes in Net Assets
                                                For the year ended December 31, 2002

                                                                                                                    2002

Net assets at beginning of year                                                                                      $       -

Net increase in net assets resulting from operations                                                                        21

Capital shares transactions:
    Net premiums                                                                                                         1,848
    Transfers of policy loans                                                                                                -
    Transfers of surrenders                                                                                                  -
    Transfers of death benefits                                                                                              -
    Transfers of other terminations                                                                                          -
    Interfund and net transfers to general account                                                                           -
                                                                                                              -----------------

      Net increase in net assets from capital share transactions                                                         1,848
                                                                                                              -----------------

Total increase in net assets                                                                                             1,869
                                                                                                              -----------------

Net assets at end of year                                                                                           $    1,869
                                                                                                              -----------------

Midland National Life Insurance Company
Separate Account C
Notes to Financial Statements

--------------------------------------------------------------------------------


1.     Organization and Significant Accounting Policies

       Organization

       Midland National Life Separate Account C ("Separate Account"), a unit investment trust, is a segregated investment account of Midland National Life Insurance Company (the "Company") in accordance with the provisions of the Iowa Insurance laws. The assets and liabilities of the Separate Account are clearly identified and distinguished from the other assets and liabilities of the Company. The Separate Account is used to fund variable annuity contracts of the Company. Sammons Securities Corporation serves as the underwriter of the Separate Account.

       Investments

       The Separate Account invests in specified portfolios of Fidelity Variable Insurance Products Fund I ("VIPF"), Fidelity Variable Insurance Products Fund II ("VIPF II"), Fidelity Variable Insurance Products Fund III ("VIPF III"), American Century Variable Portfolios, Inc. ("ACVP"), Massachusetts Financial Services Variable Insurance Trust ("MFS"), Lord Abbett Series Fund, Inc. ("LAC"), Alger American Fund ("FAM"), Berger IPT Funds ("BFG"), Calvert Variable Series, Inc. ("CAM"), INVESCO Variable Investment Funds, Inc. ("INV"), J.P. Morgan Series Trust II ("JP"), Rydex Variable Trust ("RYDEX"), LEVCO Series Trust ("LEVCO"), and Van Eck Worldwide Insurance Trust ("VE") (collectively "the Funds"), each diversified open-end management companies registered under the Investment Company Act of 1940, as directed by participants.

       The VIPF Midcap portfolio and the FAM Growth, MidCap Growth, Leveraged AllCap, and Small Capitalization portfolios were introduced in 2000. The BFG Large Cap Growth Fund, BFG Small Company Growth Fund , CAM Social Small Cap Growth Portfolio, CAM Social Mid Cap Growth Portfolio, INV Technology Fund, INV Utilities Fund, INV Financial Services Fund, INV Health Sciences Fund, J.P. Bond Portfolio, J.P. Small Company Portfolio, RYDEX Nova Fund, RYDEX OTC Fund, RYDEX US Government Money Market Fund, RYDEX Ursa Fund, RYDEX Arktos Fund, VE Worldwide Hard Assets Fund, VE Worldwide Emerging Markets Fund, VE Levin MidCap Fund, and LEVCO Equity Value Fund portfolios were introduced effective May 1, 2002. Through December 31, 2002, the CAM Social Mid Cap Growth Portfolio, CAM Social Equity Portfolio, RYDEX Ursa Fund, and RYDEX Arktos Fund portfolios had no investment activity. All other portfolios have been in existence for more than three years.

       Investments in shares of the Funds are valued at the net asset values (fair values) of the respective portfolios of the Funds corresponding to the investment portfolios of the Separate Account. Investment transactions are recorded on the trade date. Dividends are automatically reinvested in shares of the Funds.

       Investment income is recorded when earned. The first-in, first-out (FIFO) method is used to determine realized gains and losses on investments. Dividend and capital gain distributions are recorded as income on the ex-dividend date.

       Federal Income Taxes

       The operations of the Separate Account are included in the federal income tax return of the Company. Under the provisions of the policies, the Company has the right to charge the Separate Account for federal income tax attributable to the Separate Account. No charge is currently being made against the Separate Account for such tax since, under current law, the Company pays no tax on investment income and capital gains reflected in variable annuity policy reserves. However, the Company retains the right to charge for any federal income tax incurred which is attributable to the Separate Account if the law is changed. Charges for state and local taxes, if any, attributable to the Separate Account may also be made.

       Use of Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.     Expenses and Related Party Transactions

       The Company is compensated for certain expenses as described below. The rates of each applicable charge is described in the Separate Account's prospectus.

o A contract administration fee is charged to cover the Company's record keeping and other administrative expenses incurred to operate the Separate Account. This fee is allocated to the individual portfolios of the Funds based on the net asset value of the portfolios in proportion to the total net asset value of the Separate Account.

o A mortality and expense risk fee is charged in return for the Company's assumption of risks associated with adverse mortality experience or excess administrative expenses in connection with policies issued. This fee is charged directly to the individual portfolios of the Funds based on the net asset value of the portfolio.

o A transfer charge is imposed on each transfer between portfolios of the Separate Account in excess of a stipulated number of transfers in any one contract year. A deferred sales charge may be imposed in the event of a full or partial withdrawal within the stipulated number of years.

       Each management company of the Separate Account charges fees for their management advisory services as well as other operating expenses. The fees differ between companies and by portfolio within each company; however, the fees are generally calculated based on an annual rate applied to the average net asset of the respective portfolios. The effect of the fees are netted within the share value of the respective portfolios. The portfolio fee rates charged for the years ended December 31, 2002 and 2001, respectively, were as follows:

                                                                                                2002        2001

Fidelity Variable Insurance Products Fund I:
    Money Market Portfolio                                                                     0.28%       0.35%
    High Income Portfolio                                                                      0.71%       0.68%
    Equity-Income Portfolio                                                                    0.58%       0.56%
    Growth Portfolio                                                                           0.68%       0.65%
    Overseas Portfolio                                                                         0.92%       0.89%
    Midcap Portfolio                                                                           0.69%       0.74%
Fidelity Variable Insurance Products Fund II:
    Asset Manager Portfolio                                                                    0.64%       0.61%
    Investment Grade Bond Portfolio                                                            0.54%       0.54%
    Index 500 Portfolio                                                                        0.28%       0.28%
    Contrafund Portfolio                                                                       0.68%       0.66%
    Asset Manager: Growth Portfolio                                                            0.73%       0.69%
Fidelity Variable Insurance Products Fund III:
    Balanced Portfolio                                                                         0.57%       0.58%
    Growth & Income Portfolio                                                                  0.59%       0.58%
    Growth Opportunities Portfolio                                                             0.69%       0.68%
American Century Variable Portfolios. Inc.:
    Balanced Portfolio                                                                         0.90%       0.90%
    Capital Appreciation Portfolio                                                             1.00%       0.98%
    International Portfolio                                                                    1.50%       1.23%
    Value Portfolio                                                                            1.00%       1.00%
    Income and Growth Portfolio                                                                0.70%       0.70%
Massachusetts Financial Services Variable Insurance Trust:
    Research Series Portfolio                                                                  0.90%       0.85%
    Emerging Growth Series Portfolio                                                           0.87%       0.85%
    Investors Trust Series Portfolio                                                           0.90%       0.87%
    New Discovery Series Portfolio                                                             1.06%       1.06%
Lord Abbett Series Fund, Inc.:
    VC Growth & Income Portfolio                                                               0.77%       1.03%
    VC MidCap Value Portfolio                                                                  0.85%       0.35%
    VC International Portfolio                                                                 1.10%       0.35%
Alger American Fund:
    Growth Portfolio                                                                           0.75%       0.79%
    MidCap Growth Portfolio                                                                    0.80%       0.84%
    Leveraged AllCap Portfolio                                                                 0.85%       0.90%
    Small Capitalization Portfolio                                                             0.85%       0.90%
Berger IPT Funds:
    Large Cap Growth Fund                                                                      1.15%
    Small Company Growth Fund                                                                  1.23%


       Portfolio fee rates (continued)
                                                                                              2002        2001

Calvert Variable Series, Inc.
    Social Small Cap Growth Portfolio                                                          1.39%
INVESCO Variable Investment Funds, Inc.:
    Technology Fund                                                                            1.07%
    Utilities Fund                                                                             1.37%
    Financial Services Fund                                                                    1.07%
    Health Sciences Fund                                                                       1.06%
LEVCO Series Trust:
    Equity Value Fund                                                                          1.10%
J.P. Morgan Series Trust II:
    Bond Portfolio                                                                             0.75%
    Small Company Portfolio                                                                    1.15%
Rydex Variable Trust:
    Nova Fund                                                                                  1.45%
    OTC Fund                                                                                   1.45%
    US Government Money Market Fund                                                            1.19%
Van Eck Worldwide Insurance Trust:
    Worldwide Hard Assets Fund                                                                 1.15%
    Worldwide Emerging Markets Fund                                                            1.28%
    Levin MidCap Value Fund                                                                    1.75%


3.     Purchases and Sales of Investment Securities

       The aggregate cost of purchases and proceeds from sales of investments for the years ended December 31, 2002 and 2001 were as follows:

                                                        2002                                 2001
                                         -----------------------------------  -----------------------------------
 Portfolio                                  Purchases            Sales           Purchases            Sales

Fidelity Variable Insurance Products
      Fund I:

    Money Market Portfolio                   $175,705,737      $178,500,290       $ 42,192,409      $ 38,699,932
    High Income Portfolio                         681,694           984,973          1,314,428         1,130,803
    Equity-Income Portfolio                     2,967,722         5,473,898          7,726,103         8,265,159
    Growth Portfolio                            3,325,989         8,518,114         11,884,510        15,297,506
    Overseas Portfolio                         29,150,768        29,964,867          1,339,449         1,268,400
    Midcap Portfolio                            2,453,630         1,296,937          2,378,335         1,005,279
Fidelity Variable Insurance Products
      Fund II:

    Asset Manager Portfolio                       944,586         1,539,931          1,648,894         2,661,715
    Investment Grade Bond Portfolio             4,166,864         2,770,064          4,341,951         2,135,897
    Index 500 Portfolio                         2,922,565         6,665,311          5,151,206         9,522,427
    Contrafund Portfolio                        2,071,621         4,100,612          3,337,811         4,557,977
    Asset Manager: Growth Portfolio               359,477           983,103          1,175,390         1,684,448
Fidelity Variable Insurance Products
      Fund III:

    Balanced Portfolio                            687,786           681,130            675,537           656,616
    Growth & Income Portfolio                     815,887         1,446,199          1,618,831         1,739,612
    Growth Opportunities Portfolio                245,319           739,023            402,461         1,244,597
American Century Variable
      Portfolios, Inc.:

    Balanced Portfolio                            404,180           358,186            490,784           207,806
    Capital Appreciation Portfolio                340,583           747,583          2,298,986         1,303,631
    International Portfolio                    52,538,722        52,989,306          1,221,726         1,134,556
    Value Portfolio                             2,283,857         1,735,237          2,176,829           590,314
    Income & Growth Portfolio                     275,626           412,068            383,811           385,911
Massachusetts Financial Services
      Variable Insurance Trust:
    Research Series Portfolio                     332,527           460,122          1,236,016           546,435
    Emerging Growth Series Portfolio              533,936         1,761,815          2,505,781         2,167,359
    Investors Trust Series Portfolio              218,371           293,349            493,486           197,968
    New Discovery Series Portfolio                885,535         1,021,721          1,759,047         1,320,401
Lord Abbett Series Fund, Inc.:
    VC Growth & Income Portfolio                1,146,238           923,474          2,663,143           669,864
    VC MidCap Value Portfolio                   2,770,317         2,004,776          3,527,608           992,485
    VC International Portfolio                    506,173           510,816             66,685            30,258
Alger American Fund:
    Growth Portfolio                              570,726           809,279          2,111,338           516,395
    MidCap Growth Portfolio                       461,087           345,116          1,949,597           505,316
    Leveraged AllCap Portfolio                  1,362,990           805,303          2,085,299           486,157
    Small Capitalization Portfolio                291,352            84,974            289,898           126,077
Berger IPT Funds:
    Large Cap Growth Fund                           1,572                 6
    Small Company Growth Fund                         592               442


       The aggregate cost of purchases and proceeds from sales of investments
       (continued).



                                                       2002                                 2001
                                         -----------------------------------  -----------------------------------
 Portfolio                                  Purchases            Sales           Purchases            Sales

Calvert Variable Series, Inc.
    Social Small Cap Growth Portfolio           $     296         $     145
INVESCO Variable Investment
      Funds, Inc.:
    Technology Fund                                 9,955                58
    Utilities Fund                                 16,232                 -
    Financial Services Fund                       258,278            67,901
    Health Sciences Fund                          192,724            72,302
LEVCO Series Trust:
    Equity Value Fund                               4,722                20
J.P. Morgan Series Trust II:
    Bond Portfolio                                 20,899               295
    Small Company Portfolio                         3,722                 -
Rydex Variable Trust:
    Nova Fund                                       2,500                 -
    OTC Fund                                        2,526                 -
    US Government Money Market
        Fund                                    1,281,208                 -
Van Eck Worldwide Insurance
      Trust:
    Worldwide Hard Assets Fund                     94,591            46,727
    Worldwide Emerging Markets
        Fund                                   64,995,819        64,374,747
    Levin MidCap Value Fund                         1,848                 1
                                         -----------------  ----------------  -----------------  ----------------

                                             $358,309,349      $373,490,221       $110,447,349      $101,051,301
                                         -----------------  ----------------  -----------------  ----------------


       Purchases and sales in investment shares for the years ended December 31, 2002 and 2001 were as follows:

                                                               2002                              2001
                                                 ---------------------------------  -----------------------------
 Portfolio                                          Purchases          Sales          Purchases        Sales

Fidelity Variable Insurance Products
      Fund I:

    Money Market Portfolio                           175,705,737      178,500,290      42,192,409     38,699,932
    High Income Portfolio                                120,420          173,175         177,871        160,283
    Equity-Income Portfolio                              142,955          272,312         336,147        364,558
    Growth Portfolio                                     115,975          305,606         318,949        441,458
    Overseas Portfolio                                 2,269,459        2,307,823          77,981         82,468
    Midcap Portfolio                                     130,138           72,508         126,737         54,129
Fidelity Variable Insurance Products
      Fund II:

    Asset Manager Portfolio                               70,660          119,664         112,588        180,956
    Investment Grade Bond Portfolio                      320,781          213,325         345,594        169,891
    Index 500 Portfolio                                   25,166           59,503          37,332         71,733
    Contrafund Portfolio                                 106,947          214,303         159,070        225,583
    Asset Manager: Growth Portfolio                       31,271           88,079          89,818        133,822
Fidelity Variable Insurance Products
      Fund III:

    Balanced Portfolio                                    55,199           54,389          49,275         48,864
    Growth & Income Portfolio                             69,349          126,870         117,936        133,011
    Growth Opportunities Portfolio                        18,740           56,326          25,509         80,341
American Century Variable
      Portfolios, Inc.:
    Balanced Portfolio                                    66,958           59,710          73,929         30,654
    Capital Appreciation Portfolio                        49,859          109,661         244,907        139,124
    International Portfolio                            8,371,844        8,414,594         151,966        152,810
    Value Portfolio                                      340,673          277,414         314,491         86,952
    Income & Growth Portfolio                             49,741           74,644          58,050         57,948
Massachusetts Financial Services
      Variable Insurance Trust:
    Research Series Portfolio                             26,426           36,624          74,090         36,337
    Emerging Growth Series Portfolio                      36,547          120,916         118,871        108,812
    Investments Trust Series Portfolio                    14,641           19,501          26,004         11,409
    New Discovery Series Portfolio                        70,150           80,782         115,301         91,226
Lord Abbett Series Fund, Inc.:
    VC Growth & Income Portfolio                          54,832           45,532         112,703         30,068
    VC MidCap Value Portfolio                            185,042          145,062         241,934         69,200
    VC International Portfolio                            86,145           86,374           9,618          4,371
Alger American Fund:
    Growth Portfolio                                      19,013           25,070          47,874         14,239
    MidCap Growth Portfolio                               30,854           22,673          86,423         27,596
    Leveraged AllCap Portfolio                            54,297           33,913          62,619         15,623
    Small Capitalization Portfolio                        20,047            6,441          14,621          6,711
Berger IPT Funds:
    Large Cap Growth Fund                                    128                1
    Small Company Growth Fund                                 80               60

       Purchases and sales in investment shares (continued).

                                                               2002                              2001
                                                 ---------------------------------  -----------------------------
 Portfolio                                          Purchases          Sales          Purchases        Sales

Calvert Variable Series, Inc.:
    Social Small Cap Growth Portfolio                         26               13
INVESCO Variable Investment
      Funds, Inc.:
    Technology Fund                                        1,051                7
    Utilities Fund                                         1,522
    Financial Services Fund                               23,232            6,492
    Health Sciences Fund                                  12,870            4,985
LEVCO Series Trust:
    Equity Value Fund                                        547                2
J.P. Morgan Series Trust II:
    Bond Portfolio                                         1,695               23
    Small Company Portfolio                                  355
Rydex Variable Trust:
    Nova Fund                                                464
    OTC Fund                                                 263
    US Government Money Market Fund                    1,281,208
Van Eck Worldwide Insurance Trust:
    Worldwide Hard Assets Fund                             8,914            4,985
    Worldwide Emerging Markets Fund                    8,249,845        8,233,080
    Levin MidCap Value Fund                                  265                1
                                                 ----------------  ---------------  --------------  -------------

                                                     198,244,333      200,372,733      45,922,618     41,730,109
                                                 ----------------  ---------------  --------------  -------------

4.     Summary of Changes from Unit Transactions

       Transactions in units for the years ended December 31, 2002 and 2001 were as follows:

                                                                 2002                            2001
                                                    ------------------------------  -----------------------------
 Portfolio                                            Purchases         Sales         Purchases        Sales
Fidelity Variable Insurance Products
      Fund I:

    Money Market Portfolio                             15,647,106      15,819,000       3,104,365      2,868,240
    High Income Portfolio                                  30,907          93,274          68,117         94,877
    Equity-Income Portfolio                               102,568         243,030         256,434        336,979
    Growth Portfolio                                      167,735         404,290         320,242        582,414
    Overseas Portfolio                                  2,658,853       2,696,464          39,270         80,907
    Midcap Portfolio                                      262,352         142,405         258,387        107,403
Fidelity Variable Insurance Products
      Fund II:

    Asset Manager Portfolio                                44,172          94,704          69,393        150,073
    Investment Grade Bond Portfolio                       255,626         174,632         281,310        141,839
    Index 500 Portfolio                                   121,972         288,767         176,270        348,166
    Contrafund Portfolio                                   95,962         186,460         113,915        194,291
    Asset Manager: Growth Portfolio                        15,905          59,290          47,102         92,531
Fidelity Variable Insurance Products
      Fund III:

    Balanced Portfolio                                     52,380          55,252          43,913         49,390
    Growth & Income Portfolio                              58,924         107,363          76,779        112,345
    Growth Opportunities Portfolio                         22,539          74,228          34,149        106,457
American Century Variable
      Portfolios, Inc.:
    Balanced Portfolio                                     33,301          29,274          33,111         14,628
    Capital Appreciation Portfolio                         25,687          56,300          67,937         81,830
    International Portfolio                             4,841,126       4,862,926          59,319         81,498
    Value Portfolio                                       137,501         119,601         143,118         37,214
    Income & Growth Portfolio                              28,080          41,669          32,246         31,257
Massachusetts Financial Services
      Variable Insurance Trust:
    Research Series Portfolio                              34,840          46,995          74,437         47,492
    Emerging Growth Series Portfolio                       57,652         183,732         150,567        165,594
    Investments Trust Series Portfolio                     24,869          32,327          42,019         18,198
    New Discovery Series Portfolio                         54,184          59,298          82,443         67,333
Lord Abbett Series Fund, Inc.:
    VC Growth & Income Portfolio                           91,903          72,764         183,080         47,600
    VC MidCap Value Portfolio                             170,962         129,793         225,016         61,768
    VC International Portfolio                            154,483         154,518           9,019          3,759
Alger American Fund:
    Growth Portfolio                                       95,098         126,976         245,517         72,409
    MidCap Growth Portfolio                                67,561          47,912         182,950         63,872
    Leveraged AllCap Portfolio                            275,125         167,904         313,694         76,441
    Small Capitalization Portfolio                         58,684          18,725          43,398         19,675
Berger IPT Funds:
    Large Cap Growth Fund                                     187               -
    Small Company Growth Fund                                  97              73

       Transactions in units (continued).
                                                                2002                            2001
                                                    ------------------------------  -----------------------------
 Portfolio                                            Purchases         Sales         Purchases        Sales

Calvert Variable Series, Inc.:
    Social Small Cap Growth Portfolio                          41              21
INVESCO Variable Investment
      Funds, Inc.:
    Technology Fund                                         1,313               -
    Utilities Fund                                          1,999               -
    Financial Services Fund                                29,032           8,036
    Health Sciences Fund                                   21,895           8,465
LEVCO Series Trust:
    Equity Value Fund                                         584               -
J.P. Morgan Series Trust II:
    Bond Portfolio                                          2,007              28
    Small Company Portfolio                                   483               -
Rydex Variable Trust:
    Nova Fund                                                 345               -
    OTC Fund                                                  313               -
    US Government Money Market Fund                       129,122               -
Van Eck Worldwide Insurance Trust:
    Worldwide Hard Assets Fund                             10,708           5,963
    Worldwide Emerging Markets Fund                     7,720,260       7,704,495
    Levin MidCap Value Fund                                   182               -
                                                    --------------  --------------  --------------  -------------

                                                       33,606,625      34,316,954       6,777,517      6,156,480
                                                    --------------  --------------  --------------  -------------


5.     Net Assets

       Net assets at December 31, 2002, consisted of the following:


                                                               Accumulated          Net
                                                               Net Investment    Unrealized
                                               Capital          Income and      Appreciation
                                                Share          Net Realized     (Depreciation)
Portfolio                                   Transactions       Gains (Losses)   of Investments        Total

Fidelity Variable Insurance Products
      Fund I:

    Money Market Portfolio                    $  9,607,793       $ 2,317,764         $      -       $ 11,925,557
    High Income Portfolio                        3,990,095           285,886       (1,235,617)         3,040,364
    Equity-Income Portfolio                     11,939,723         9,329,361       (4,686,431)        16,582,653
    Growth Portfolio                            27,238,916        12,057,040      (17,819,652)        21,476,304
    Overseas Portfolio                           3,046,391           206,854         (433,835)         2,819,410
    Midcap Portfolio                             3,765,007          (163,510)        (257,636)         3,343,861
Fidelity Variable Insurance Products
      Fund II:

    Asset Manager Portfolio                      3,455,374         3,856,086       (1,416,071)         5,895,389
    Investment Grade Bond Portfolio              7,355,208         1,048,290          612,673          9,016,171
    Index 500 Portfolio                         25,749,798         5,124,298      (10,193,248)        20,680,848
    Contrafund Portfolio                        14,475,009         4,890,023       (4,641,905)        14,723,127
    Asset Manager: Growth Portfolio              3,305,172         1,069,575       (1,332,663)         3,042,084
Fidelity Variable Insurance Products
      Fund III:

    Balanced Portfolio                           3,420,981           141,745         (553,543)         3,009,183
    Growth & Income Portfolio                    7,192,260           501,722       (2,074,942)         5,619,040
    Growth Opportunities Portfolio               5,382,990          (223,735)      (2,197,050)         2,962,205
American Century Variable
      Portfolios, Inc.:

    Balanced Portfolio                           1,258,821            53,766         (177,784)         1,134,803
    Capital Appreciation Portfolio               3,427,740          (523,568)      (1,061,066)         1,843,106
    International Portfolio                      3,959,791        (1,440,299)        (324,555)         2,194,937
    Value Portfolio                              3,835,501           374,789         (429,637)         3,780,653
    Income & Growth Portfolio                    2,035,320          (171,383)        (503,409)         1,360,528
Massachusetts Financial Services
      Variable Insurance Trust:
    Trust Research Series Portfolio              3,213,150           (87,099)      (1,310,564)         1,815,487
    Emerging Growth Series Portfolio            11,160,921        (3,158,040)      (4,394,949)         3,607,932
    Investors Trust Series Portfolio             1,246,596          (126,582)        (314,886)           805,128
    New Discovery Series Portfolio               4,290,892          (613,694)      (1,101,770)         2,575,428
Lord Abbett Series Fund, Inc.
    VC Growth & Income Portfolio                 4,451,266            52,574         (798,363)         3,705,477
    VC MidCap Value Portfolio                    4,990,284           138,483         (350,525)         4,778,242
    VC International Portfolio                     365,770          (175,621)         (23,511)           166,638
Alger American Fund:
    Growth Portfolio                             1,407,161          (375,245)        (260,486)           771,430
    MidCap Growth Portfolio                      2,163,773          (362,181)        (223,324)         1,578,268
    Leveraged AllCap Portfolio                   1,847,180          (319,769)        (538,075)           989,336
    Small Capitalization Portfolio                 392,987           (68,381)         (54,157)           270,449




       Net assets (continued).
                                                               Accumulated          Net
                                                               Net Investment    Unrealized
                                               Capital          Income and      Appreciation
                                                Share          Net Realized     (Depreciation)
Portfolio                                   Transactions       Gains (Losses)   of Investments        Total

Berger IPT Funds:
    Large Cap Growth Fund                       $    1,548          $     18        $    (145)        $    1,421
    Small Company Growth Fund                          151                (9)               -                142
Calvert Variable Series, Inc.
    Social Small Cap Growth Portfolio                  146                (1)               1                146
INVESCO Variable Investment
      Funds, Inc.:
    Technology Fund                                  9,955               (69)          (1,356)             8,530
    Utilities Fund                                  16,143                89              757             16,989
    Financial Services Fund                        190,316           (14,687)             144            175,773
    Health Sciences Fund                           121,020            (6,613)          (5,994)           108,413
LEVCO Series Trust:
    Equity Value Fund                                4,722               (24)            (393)             4,305
J.P. Morgan Series Trust II:
    Bond Portfolio                                  20,604                 4              363             20,971
    Small Company Portfolio                          3,722                 -              (51)             3,671
Rydex Variable Trust:
    Nova Fund                                        2,500                 -              (98)             2,402
    OTC Fund                                         2,526                 -             (143)             2,383
    US Government Money Market Fund              1,280,968               240                -          1,281,208
Van Eck Worldwide Insurance Trust:
    Worldwide Hard Assets Fund                      48,225           (10,075)           2,310             40,460
    Worldwide Emerging Markets Fund                630,307          (494,685)          (3,346)           132,276
    Levin MidCap Value Fund                          1,848                (1)              22              1,869
                                           ----------------   ---------------  ---------------   ----------------

                                              $182,306,571       $33,113,336     $(58,104,910)      $157,314,997
                                           ----------------   ---------------  ---------------   ----------------


6.     Financial Highlights

       The Company sells a number of variable annuity insurance products which have unique combinations of features and fees that are charged against the contract owner's account balance. Differences in the fee structures result in a variety of unit values, expense ratios and total returns.

       The following table was developed by determining which products offered by the Company have the lowest and highest total return. Only product designs within each portfolio that had units outstanding during the respective periods were considered when determining the lowest and highest total return. The summary may not reflect the minimum and maximum contract charges offered by the Company as contract owners may not have selected all available and applicable contract options.

                                               At December 31                        For the Year Ended December 31
                                   -----------------------------------------  -------------------------------------------
                                              Unit Fair Value                 Investment Expense Ratio    Total Return
                                                 Lowest to                     Income     Lowest to        Lowest to
                                     Units        Highest       Net Assets     Ratio*     Highest**        Highest***
                                   ----------- --------------- -------------  ---------- -------------  -----------------
Net assets represented by:
   Fidelity Variable Insurance Products
     Fund I:

    Money Market Portfolio

         2002                         918,789  $9.95 to 13.53   $11,925,557       1.76%     1.40%       -0.50% to 0.50%
         2001                       1,090,683      13.50        $14,720,110       4.53%     1.40%            2.74%
         2000                         854,558      13.14        $11,227,632       5.32%     1.40%            4.78%
         1999                       1,259,530      12.54        $15,789,032       4.98%     1.40%            3.72%

    High Income Portfolio

         2002                         289,628  10.12 to 10.50    $3,040,364      11.22%     1.40%        1.20% to 2.20%
         2001                         351,995      10.30         $3,624,840      13.53%     1.40%           -12.93%
         2000                         378,755      11.83         $4,481,899       8.02%     1.40%           -23.58%
         1999                         457,402      15.48         $7,080,699       9.08%     1.40%            6.61%

    Equity-Income Portfolio

         2002                         868,807  8.28 to 19.24    $16,582,653       1.82%     1.40%       -18.13% to -16.40%
         2001                       1,009,270      23.50        $23,717,964       1.74%     1.40%            -6.30%
         2000                       1,089,815      25.08        $27,330,870       1.73%     1.40%            6.91%
         1999                       1,292,017      23.46        $30,310,122       1.42%     1.40%            4.83%

    Growth Portfolio

         2002                       1,294,208  7.00 to 16.73    $21,476,304       0.26%     1.40%       -31.10% to -29.40%
         2001                       1,530,764      24.28        $37,169,639       0.08%     1.40%           -18.82%
         2000                       1,792,936      29.91        $53,620,470       0.11%     1.40%           -12.21%
         1999                       1,444,405      34.07        $49,214,344       0.13%     1.40%            35.52%

    Overseas Portfolio

         2002                         267,652  8.26 to 10.55     $2,819,410       0.84%     1.40%       -21.39% to -16.60%
         2001                         305,263      13.42         $4,096,695       5.50%     1.40%           -22.29%
         2000                         346,900      17.27         $5,989,762       1.42%     1.40%           -20.23%
         1999                         293,703      21.65         $6,358,194       1.28%     1.40%            40.58%

    Midcap Portfolio

         2002                         394,026   8.48 to 9.00     $3,343,861       0.82%     1.40%       -11.08% to -10.00%
         2001                         274,080       9.54         $2,613,794       0.00%     1.40%            -4.50%
         2000                         123,097       9.99         $1,230,175       0.76%     1.40%            -0.10%



                                                 At December 31                     For the Year Ended December 31
                                   -----------------------------------------  -------------------------------------------
                                              Unit Fair Value                 Investment Expense Ratio    Total Return
                                                 Lowest to                     Income     Lowest to        Lowest to
                                     Units        Highest       Net Assets     Ratio*     Highest**        Highest***
                                   ----------- --------------- -------------  ---------- -------------  -----------------

   Fidelity Variable Insurance Products
     Fund II:

    Asset Manager Portfolio

         2002                         392,532  8.99 to 15.07     $5,895,389       4.06%     1.40%       -10.10% to -9.60%
         2001                         443,064      16.75         $7,420,666       4.30%     1.40%            -5.43%
         2000                         523,744      17.71         $9,276,571       3.43%     1.40%            -5.29%
         1999                         603,487      18.70        $11,284,126       3.09%     1.40%            9.55%

    Investment Grade Bond Portfolio

         2002                         561,233  10.69 to 16.12    $9,016,171       3.38%     1.40%        6.90% to 8.80%
         2001                         480,240      14.82         $7,115,071       4.40%     1.40%            6.97%
         2000                         340,769      13.85         $4,721,249       6.75%     1.40%            9.66%
         1999                         426,095      12.63         $5,383,130       3.86%     1.40%            -2.47%

    Index 500 Portfolio

         2002                       1,076,084  7.82 to 19.36    $20,680,848       1.37%     1.40%       -23.34% to -21.40%
         2001                       1,242,879      25.25        $31,388,343       1.20%     1.40%           -13.33%
         2000                       1,414,775      29.14        $41,228,375       1.05%     1.40%           -10.59%
         1999                       1,332,497      32.59        $43,422,060       0.73%     1.40%            18.85%

    Contrafund Portfolio

         2002                         763,963  8.93 to 19.39    $14,723,127       0.88%     1.40%       -10.70% to -9.80%
         2001                         854,454      21.69        $18,536,195       0.80%     1.40%           -13.47%
         2000                         934,830      25.07        $23,439,413       0.34%     1.40%            -7.93%
         1999                         809,424      27.23        $22,043,087       0.37%     1.40%            22.49%

    Asset Manager: Growth Portfolio

         2002                         210,757  8.33 to 14.46     $3,042,084       3.00%     1.40%       -16.72% to -16.30%
         2001                         254,141      17.36         $4,412,417       3.01%     1.40%            -8.72%
         2000                         299,570      19.02         $5,696,438       2.22%     1.40%           -13.66%
         1999                         308,652      22.03         $6,800,541       2.07%     1.40%            13.62%

   Fidelity Variable Insurance Products
     Fund III:

    Balanced Portfolio

         2002                         266,992  9.02 to 11.29     $3,009,183       3.01%     1.40%       -9.97% to -8.90%
         2001                         269,866      12.54         $3,384,321       3.66%     1.40%            -2.94%
         2000                         275,343      12.92         $3,558,438       3.11%     1.40%            -5.69%
         1999                         266,510      13.70         $3,650,118       1.74%     1.40%            3.09%

    Growth & Income Portfolio

         2002                         473,241  8.30 to 11.95     $5,619,040       1.39%     1.40%       -17.81% to -16.20%
         2001                         521,679      14.54         $7,584,540       1.36%     1.40%           -10.03%
         2000                         557,245      16.16         $9,004,885       1.11%     1.40%            -4.94%
         1999                         533,307      17.00         $9,068,414       0.46%     1.40%            7.59%

    Growth Opportunities Portfolio

         2002                         359,158   7.91 to 8.25     $2,962,205       1.10%     1.40%       -22.90% to -20.10%
         2001                         410,847      10.70         $4,396,210       0.39%     1.40%           -15.61%
         2000                         483,155      12.68         $6,127,285       1.37%     1.40%           -18.25%
         1999                         499,339      15.51         $7,743,927       0.81%     1.40%            2.85%



                                                 At December 31                     For the Year Ended December 31
                                   -----------------------------------------  -------------------------------------------
                                               Unit Fair Value                 Investment Expense Ratio    Total Return
                                                 Lowest to                     Income     Lowest to        Lowest to
                                     Units        Highest       Net Assets     Ratio*     Highest**        Highest***
                                   ----------- --------------- -------------  ---------- -------------  -----------------

   American Century Variable
     Portfolios, Inc.:

    Balanced Portfolio

         2002                         100,165  8.99 to 11.50     $1,134,803       2.59%     1.40%       -10.80% to -10.00%
         2001                          96,137      12.89         $1,239,385       2.43%     1.40%            -4.93%
         2000                          77,654      13.56         $1,052,664       2.30%     1.40%            -3.97%
         1999                          60,982      14.12           $861,226       1.65%     1.40%            8.53%

    Capital Appreciation Portfolio

         2002                         175,225  7.89 to 10.52     $1,843,106       0.00%     1.40%       -22.32% to -20.30%
         2001                         205,838      13.54         $2,787,480       0.00%     1.40%           -29.06%
         2000                         219,731      19.09         $4,195,597       0.00%     1.40%            7.49%
         1999                          56,765      17.76         $1,008,162       0.00%     1.40%            62.19%

    International Portfolio

         2002                         236,176   8.38 to 9.31     $2,194,937       0.91%     1.40%       -21.46% to -15.80%
         2001                         257,976      11.85         $3,058,129       0.09%     1.40%           -30.19%
         2000                         280,155      16.98         $4,755,934       0.11%     1.40%           -17.97%
         1999                         137,562      20.70         $2,847,535       0.00%     1.40%            61.72%

    Value Portfolio

         2002                         274,959  8.72 to 13.83     $3,780,653       0.93%     1.40%       -13.83% to -11.70%
         2001                         257,059      16.05         $4,125,516       0.86%     1.40%            11.22%
         2000                         151,155      14.43         $2,180,858       1.08%     1.40%            16.46%
         1999                         140,385      12.39         $1,738,787       1.00%     1.40%            -2.13%

    Income and Growth Portfolio

         2002                         155,070   7.95 to 8.79     $1,360,528       1.12%     1.40%       -20.48% to -19.50%
         2001                         168,659      11.05         $1,864,235       0.87%     1.40%            -9.62%
         2000                         167,671      12.23         $2,051,090       0.51%     1.40%           -11.89%
         1999                          84,497      13.88         $1,172,804       0.01%     1.40%            16.35%

   Massachusetts Financial Services
     Variable Insurance Trust:
    Emerging Growth Series Portfolio

         2002                         485,976   6.92 to 7.43     $3,607,932       0.00%     1.40%       -34.70% to -30.10%
         2001                         612,055      11.38         $6,963,943       0.00%     1.40%           -34.42%
         2000                         627,082      17.35        $10,880,096       6.39%     1.40%           -20.74%
         1999                         168,739      21.89         $3,693,666       0.00%     1.40%            74.28%

    Investors Trust Series Portfolio

         2002                         104,291       7.72           $805,128       0.54%     1.40%           -22.08%
         2001                         111,749       9.91         $1,107,132       0.62%     1.40%           -17.16%
         2000                          87,928      11.96         $1,051,267       1.08%     1.40%            -1.48%
         1999                          55,568      12.14           $674,806       3.25%     1.40%            5.20%

    New Discovery Series Portfolio

         2002                         191,754  6.97 to 13.45     $2,575,428       0.00%     1.40%       -32.61% to -30.30%
         2001                         196,868      19.96         $3,929,335       0.00%     1.40%            -6.38%
         2000                         181,758      21.32         $3,874,269       1.34%     1.40%            -3.35%
         1999                          22,847      22.06           $503,926       3.05%     1.40%            70.88%



                                                 At December 31                     For the Year Ended December 31
                                   -----------------------------------------  -------------------------------------------
                                                Unit Fair Value               Investment Expense Ratio    Total Return
                                                 Lowest to                     Income     Lowest to        Lowest to
                                     Units        Highest       Net Assets     Ratio*     Highest**        Highest***
                                   ----------- --------------- -------------  ---------- -------------  -----------------

Massachusetts Financial Services
    Variable Insurance Trust (continued):
    Research Series Portfolio

         2002                         232,524   7.68 to 7.81     $1,815,487       0.27%     1.40%       -25.60% to -22.40%
         2001                         243,679      10.50         $2,557,926       0.01%     1.40%           -22.36%
         2000                         216,734      13.52         $2,930,930       5.71%     1.40%            -6.18%
         1999                         106,941      14.41         $1,541,364       0.08%     1.40%            22.33%

   Lord Abbett Series Fund, Inc.
    VC Growth & Income Portfolio
         2002                         331,706  8.11 to 11.20     $3,705,477       0.54%     1.40%       -19.21% to -18.00%
         2001                         312,567      13.86         $4,333,042       0.62%     1.40%            -8.01%
         2000                         177,087      15.07         $2,668,710       1.08%     1.40%            14.25%
         1999                          81,150      13.19         $1,070,711       3.25%     1.40%            22.93%

    VC Mid-Cap Value Portfolio

         2002                         327,359  9.10 to 14.64     $4,778,242       0.57%     1.40%       -11.02% to -7.80%
         2001                         286,189      16.45         $4,708,859       0.43%     1.40%            6.57%
         2000                         122,941      15.44         $1,898,823       1.48%     1.40%            50.19%
         1999                           2,846      10.28            $29,249       0.94%     1.40%            2.80%

    VC International Portfolio

         2002                          31,374   8.54 to 9.16       $166,638       0.96%     1.40%       -18.90% to -14.60%
         2001                          31,399       6.56           $205,975       0.18%     1.40%           -27.59%
         2000                          26,139       9.06           $236,731       5.15%     1.40%           -29.60%
         1999                             818      12.87            $10,528       0.44%     1.40%            28.70%

   Alger American Fund:
    Growth Portfolio

         2002                         163,044   4.66 to 6.96       $771,430       0.03%     1.40%       -33.91% to -30.40%
         2001                         194,922       7.05         $1,374,366       0.37%     1.40%           -13.06%
         2000                          21,814       8.11           $176,907       0.00%     1.40%           -18.90%

    MidCap Growth Portfolio

         2002                         167,475   5.56 to 7.28       $935,814       0.00%     1.40%       -30.56% to -27.20%
         2001                         147,826       8.01         $1,183,607       0.00%     1.40%            -7.86%
         2000                          28,748       8.69           $249,753       0.00%     1.40%           -13.10%

    Leveraged AllCap Portfolio

         2002                         400,728   4.05 to 6.85     $1,631,790       0.01%     1.40%       -34.90% to -31.50%
         2001                         293,506       6.22         $1,826,061       0.00%     1.40%           -17.16%
         2000                          56,253       7.51           $422,236       0.00%     1.40%           -24.90%

    Small Capitalization Portfolio

         2002                          65,556   4.02 to 7.53       $270,449       0.00%     1.40%       -27.23% to -24.70%
         2001                          25,597       5.52           $141,402       0.05%     1.40%           -30.51%
         2000                           1,874       7.95            $14,901       0.00%     1.40%           -20.50%

   Berger IPT Fund:
    Large Cap Growth Fund

         2002                             187   7.61 to 7.63         $1,421       3.38%     1.40%       -23.90 to -23.70%

    Small Company Growth Fund

         2002                              24       5.94               $142       0.00%     1.40%           -40.60%




                                                 At December 31                    For the Year Ended December 31
                                   -----------------------------------------  -------------------------------------------
                                               Unit Fair Value                Investment Expense Ratio    Total Return
                                                 Lowest to                     Income     Lowest to        Lowest to
                                     Units        Highest       Net Assets     Ratio*     Highest**        Highest***
                                   ----------- --------------- -------------  ---------- -------------  -----------------

   Calvert Variable Series, Inc.:
    Social Small Cap Growth Portfolio
         2002                              20       7.15               $146       6.85%     1.40%           -28.50%

   INVESCO Variable Investment
     Funds, Inc.:

    Technology Fund

         2002                           1,313   6.49 to 6.54         $8,530       0.00%     1.40%       -35.10% to -34.60%

    Utilities Fund

         2002                           1,999       8.50            $16,989       1.05%     1.40%           -15.00%

    Financial Services Fund

         2002                          20,996   8.36 to 8.57       $175,773       1.31%     1.40%       -16.40% to -14.30%

    Health Sciences Fund

         2002                          13,430   7.79 to 8.13       $108,413       0.00%     1.40%       -22.10% to -18.70%

   Van Eck Worldwide Insurance Trust:
    Worldwide Hard Assets Fund
         2002                           4,745   8.53 to 9.41        $40,460       0.00%     1.40%       -14.70% to -5.90%

    Worldwide Emerging Markets Fund

         2002                          15,766   8.39 to 8.41       $132,276       0.00%     1.40%       -16.30% to -15.90%

    Levin MidCap Value Fund

         2002                             182      10.25             $1,869       0.00%     1.40%            2.50%

   LEVCO Series Trust:
    Equity Value Fund                     584   7.36 to 7.40         $4,305       0.00%     1.40%       -26.40% to -26.00%

   JP Morgan Series Trust II:
    Bond Portfolio

         2002                           1,979  10.55 to 10.60       $20,971       0.00%     1.40%        5.50% to 6.00%

    Small Company Portfolio

         2002                             483       7.59             $3,671       0.00%     1.40%           -24.10%

   Rydex Variable Trust:
    OTC Fund

         2002                             313   7.59 to 7.61         $2,383       0.00%     1.40%       -23.80% to -24.10%

    US Gov't Money Market Fund

         2002                         129,122   9.89 to 9.93     $1,281,208       0.04%     1.40%       -0.70% to -1.10%

    Nova Fund

         2002                             345       6.97             $2,402       0.00%     1.40%           -30.30%



* The Investment Income Ratio represents the dividends, excluding distributions of capital gains, received by the portfolio, net of management fees assessed by the fund manager, divided by the average net assets. This ratio excludes those expenses, such as mortality and expense charges, that result in direct reductions in the unit values. The recognition of investment income is affected by the timing of the declaration of dividends.

** The Expense Ratio represents the annualized contract expenses of each portfolio within the Separate Account, consisting primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying fund are excluded.

*** The Total Return is calculated as the change in the unit value of the underlying portfolio, and reflects deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units; inclusion of these expenses in the calculation would result in a reduction in the total return presented. For newly introduced portfolios, the total return for the first year is calculated as the percentage change from inception to the end of the period.

                                     Part C
                                OTHER INFORMATION

Item 24.

 (a)  Financial Statements

     All required Financial statements are included in Parts A or B of this Registration Statement.


 (b)  Exhibits:

     (1) Resolution of the Board of Directors of Midland National Life Insurance Company authorizing establishment of Separate Account C (4)

     (2) Not Applicable

     (3) (a) Principal Underwriting Agreement between Midland National Life Insurance Company and Sammons Securities (7)

         (b)  Registered Representative Contract  (4)


     (4) (a) Form Flexible Premium Deferred Variable Annuity Contract (10)

         (b) Form of Premium Bonus Rider (10)

         (c) Form of Annuitization Bonus Rider (11)

         (d) Form of Waiver of Surrender Charge for Nursing Home Confinement Rider (11)

     (5) (a) Form of Application for Flexible Premium Deferred Variable Annuity Contract (10)

     (6) (a) Articles of Incorporation of Midland National Life Insurance Company (4)

         (b) By-laws of Midland National Life Insurance Company  (4)

     (7) Form of Reinsurance Agreement for contracts issued under this Registration Statement. (9)

     (8) (a) Form of Participation Agreement between Midland National Life Insurance Company and Fidelity VIP I and VIP II (4)

         (b) Amendments to Participation Agreement for Fidelity Distributors Corporation/Variable Insurance Products Fund, and Variable Products Fund II (3)

         (c) Form of Participation Agreement between Midland National Life Insurance Company and Fidelity VIP III (4)

         (d) Form of Participation Agreement between Midland National Life Insurance Company and American Century Investment Services Inc.(4)

         (e) Form of Participation Agreement between Midland National Life Insurance Company and Massachusetts Financial Variable Insurance Trusts (5)

         (f) Form of Participation Agreement between Midland National Life Insurance Company and Lord Abbett Series Funds, Inc. (5)

         (g) Form of Participation Agreement between Midland National Life Insurance Company and Fred Alger Management, Inc.(6)

         (h) Amendments to Participation Agreement for Lord Abbett Series Funds, Inc.(2)

         (i) Amendments to Participation Agreement for Fidelity Distributors Corporation/Variable Insurance Products Fund III.(6)

         (j) Form of Participation Agreement between Midland National Life Insurance Company and Van Eck Associates Corporation (7)

         (k) Form of Participation Agreement between Midland National Life Insurance Company and INVESCO Funds Group, Inc. (7)

         (l) Form of Participation Agreement between Midland National Life Insurance Company and Pacific Investment Management Company LLC (8)

         (m) Form of Participation Agreement between Midland National Life Insurance Company and Rydex Global Advisors (9)

         (n) Form of Participation Agreement between Midland National Life Insurance Company and J.P. Morgan Investment Management, Inc. (9)

         (o) Form of Participation Agreement between Midland National Life Insurance Company and Calvert Asset Management Company, Inc. (9)

         (p) Form of Participation Agreement between Midland National Life Insurance Company and Janus Capital Management LLC (9)

         (q) Amendments to Participation Agreement with Van Eck.(9)

     (9) Opinion and Consent of Counsel - Stephen P. Horvat Jr.(11)

     (10)(a)  Consent of Counsel (11)

         (b)  Consent of Independent Auditors (11)

     (11)Not Applicable

     (12)Not Applicable


     (13)Performance Data Calculations  (12)

     (14)Power of Attorney (11)

----------------------

(1) Incorporated herein by reference to Post-Effective Amendment No. 2 on April 30, 1995 for Form N-4 (File No. 33-64016.

(2) Incorporated herein by reference to Pre-Effective Amendment No. 1 on August 31, 1999 for Form S-6 (File No. 333-80975).

(3) Incorporated herein by reference to Pre-Effective Amendment No. 2 on April 23, 1997 for Form S-6 (File No. 333-14061).

(4) Incorporated herein by reference to Post-Effective Amendment No. 6 on April 30, 1998 for Form N-4 (File number 33-64016).

(5) Incorporated herein by reference to Post-Effective Amendment No. 9 on April 30, 1999 for Form N-4 (File number 33-64016).

(6) Incorporated herein by reference to Post-Effective Amendment No. 6 on February 15, 2001 for Form S-6 (File No. 333-14061).

(7) Incorporated herein by reference to Post-Effective Amendment No. 1 on April 22, 2002 for Form N-4 (File 333-71800).

(8) Incorporated herein by reference to Post-Effective Amendment No. 11 on April 29, 2003 for Form N-6 (File 333-14061)

(9) Incorporated herein by reference to Post-Effective Amendment No. 5 on April 28, 2003 for Form N-4 (File 333-71800).

(10) Incorporated herein by reference to Initial Filing on September 2, 2003 for Form N-4 (333-108437).

(11) Filed herewith.

(12) To be filed by amendment.


Item 25. Directors and Officers of the Depositor
--------------------------------------- ---------------------------------------------------
Name and Principal Business Address*    Position and Offices with Depositor
--------------------------------------- ---------------------------------------------------
Michael Masterson***                    Chairman and Chief Executive Officer
--------------------------------------- ---------------------------------------------------
Steven C. Palmitier                     President and Chief Operating Officer -- Director
--------------------------------------- ---------------------------------------------------
John J. Craig, II                       Senior Vice President
--------------------------------------- ---------------------------------------------------
Stephen P. Horvat, Jr***.               Senior Vice President, Secretary and General
                                        Counsel -- Director
--------------------------------------- ---------------------------------------------------
Donald J. Iverson                       Senor Vice President and Corporate Actuary --
                                        Director
--------------------------------------- ---------------------------------------------------
Roger Arnold                            Vice President and Chief Distribution Officer
--------------------------------------- ---------------------------------------------------
Robert W. Korba                         Member of the Board of Directors
--------------------------------------- ---------------------------------------------------
Jon P. Newsome**                        Executive Vice President, Annuity Division
--------------------------------------- ---------------------------------------------------
Thomas M. Meyer                         Senior Vice President and Chief Financial Officer
--------------------------------------- ---------------------------------------------------
Gary J. Gaspar***                       Senior Vice President and Chief Information
                                        Officer
--------------------------------------- ---------------------------------------------------
Gary W. Helder                          Vice President, Policy Administration
--------------------------------------- ---------------------------------------------------
Robert W. Buchanan                      Vice President, Underwriting and New Business
--------------------------------------- ---------------------------------------------------
Timothy A. Reuer                        Vice President, Product Development
--------------------------------------- ---------------------------------------------------
Esfandyar Dinshaw**                     Sr. Vice President, Annuity Division
--------------------------------------- ---------------------------------------------------
Robert Tekolste**                       Vice President, Annuity Division
--------------------------------------- ---------------------------------------------------
Meg J. Taylor***                        Vice President and Chief Compliance Officer
--------------------------------------- ---------------------------------------------------

* Unless noted otherwise, the principal business address for each officer and director is One Midland Plaza, Sioux Falls, SD 57193-9991

**   Annuity Division, 4601 Westown Parkway, Suite 300, West Des Moines, IA
     50266

*** 525 W. Van Buren, Chicago, IL 60607

Item 26.

Persons Controlled by or Under Common Control With the Depositor.

The Depositor, Midland National Life Insurance Company (Midland) is an indirect subsidiary of Sammons Enterprises, Incorporated. The Registrant is a segregated asset account of Midland.

Sammons Enterprises, Incorporated is owned by The Charles A. Sammons 1987 Charitable Remainder Trust Number Two. Other direct or indirect subsidiaries of Sammons Enterprises, Incorporated are:

--------------------------------------------------------- ------------------------- ------------------------
                                                                                       Percent Of Voting
Name                                                      Jurisdiction                 Securities Owned
--------------------------------------------------------- ------------------------- ------------------------
Sammons Communications, Inc.                              Delaware                           100%
Sammons Communications of New Jersey, Inc. merged into
Sammons Communications, Inc. as of 12/31/2002.
--------------------------------------------------------- ------------------------- ------------------------
Sammons Communication of Pennsylvania, Inc.               Delaware                           100%
--------------------------------------------------------- ------------------------- ------------------------
Consolidated Investment Services, Inc.                    Nevada                             100%
--------------------------------------------------------- ------------------------- ------------------------
Richmond Holding Company, LLC                             Delaware                            5%
--------------------------------------------------------- ------------------------- ------------------------
Sammons Financial Holdings, Inc.  - changed name to
Sammons Financial Group, Inc. as of 1/11/2002.
NACOLAH Holding Corporation merged into Sammons           Delaware                           100%
Financial Group as of  1/1/2002.
--------------------------------------------------------- ------------------------- ------------------------
Midland National Life Insurance Company                   Iowa                               100%
--------------------------------------------------------- ------------------------- ------------------------
Institutional Founders Life Insurance Company -           Illinois                           100%
voluntary dissolution 4/1/2003
--------------------------------------------------------- ------------------------- ------------------------
North American Company for Life & Health Insurance
NACOLAH Life Insurance Company merged into North
American Company for Life & Health Insurance as of        Illinois                           100%
1/1/2002.
--------------------------------------------------------- ------------------------- ------------------------
North American Company for Life & Health Insurance of                                        100%
New York                                                  New York
--------------------------------------------------------- ------------------------- ------------------------
CHC Holding, Inc.                                         Wisconsin                          100%
--------------------------------------------------------- ------------------------- ------------------------
Clarica Life Insurance Company - U.S.                     North Dakota                       100%
--------------------------------------------------------- ------------------------- ------------------------
WSLIC Marketing Corp.                                     North Dakota                       100%
--------------------------------------------------------- ------------------------- ------------------------
CHC Services, Inc.                                        Wisconsin                          100%
--------------------------------------------------------- ------------------------- ------------------------
Western States Development Corp.                          North Dakota                       100%
--------------------------------------------------------- ------------------------- ------------------------
NACOLAH Ventures, L.L.C.                                  Delaware                           100%
--------------------------------------------------------- ------------------------- ------------------------
Midland Advisors Company - stock sale 5/2001              South Dakota                        0%
--------------------------------------------------------- ------------------------- ------------------------
Parkway Holdings, Inc.                                    Delaware                           100%
--------------------------------------------------------- ------------------------- ------------------------
Parkway Mortgage, Inc.                                    Delaware                           100%
--------------------------------------------------------- ------------------------- ------------------------
CH Holdings, Inc.                                         Delaware                           100%
--------------------------------------------------------- ------------------------- ------------------------
Sammons Corporation                                       Texas                              100%
--------------------------------------------------------- ------------------------- ------------------------
Otter, Inc.                                               Oklahoma                           100%
--------------------------------------------------------- ------------------------- ------------------------
Cathedral Hill Hotel, Inc.                                Delaware                           100%
--------------------------------------------------------- ------------------------- ------------------------
Sammons Power Development, Inc.                           Delaware                           100%
--------------------------------------------------------- ------------------------- ------------------------
Gila Bend Power Partners,  L.L.C.                         Delaware                            50%
--------------------------------------------------------- ------------------------- ------------------------
Mountain Valley Spring Company                            Arkansas                           100%
--------------------------------------------------------- ------------------------- ------------------------
Water Lines, Inc.                                         Arkansas                           100%
--------------------------------------------------------- ------------------------- ------------------------
Sammons Distribution Holdings, Inc.                       Delaware                           100%
--------------------------------------------------------- ------------------------- ------------------------
Vinson Supply Company - changed name to Sammons VSC,      Delaware                           100%
Inc. 3/19/2001.
--------------------------------------------------------- ------------------------- ------------------------
Vinson Supply (UK) LTD.                                   United Kingdom                      50%
--------------------------------------------------------- ------------------------- ------------------------
Mylon C. Jacobs Supply                                    Oklahoma                           100%
--------------------------------------------------------- ------------------------- ------------------------
Composite Thread Protectors, Inc. - changed name to       Pennsylvania                       100%
Sammons CTP, Inc. 3/23/2001.
--------------------------------------------------------- ------------------------- ------------------------
Vinson Process Controls Company- changed name to          Delaware                           100%
Sammons VPC, Inc. 3/20/2001.
--------------------------------------------------------- ------------------------- ------------------------
Sammons Distribution, Inc.                                Delaware                           100%
--------------------------------------------------------- ------------------------- ------------------------
Briggs-Weaver, Inc. - changed name to Sammons BW, Inc.
3/15/2001.
B-W Mex Services, Inc. merged into Sammons BW, Inc.       Delaware                           100%
12/31/02.
--------------------------------------------------------- ------------------------- ------------------------
TMIS, Inc.                                                Texas                              100%
--------------------------------------------------------- ------------------------- ------------------------
B-W Mex, Inc.                                             Delaware                           100%
--------------------------------------------------------- ------------------------- ------------------------
Abastecedora de Services Industriales y Productos S.A.
de C.V.  (ASPI)
Personal Para Services Integrados de Mexico S.A.
(Personal)  and
Especialistas en Systems de Distribucion  Industrial
S.A. de C.V. (ESDI) and                                   Mexico                             100%
Especialistas en Procuramiento
Industrial S.A. de C.V. (EPI) all merged into
Abastecoedora de Services Industrials Productos S.A. de
C.V. (ASPI) as of 12/31/02.
--------------------------------------------------------- ------------------------- ------------------------
Sealing Specialists of Texas, Inc.                        Texas                              100%
--------------------------------------------------------- ------------------------- ------------------------
Briggs ITD Corp.                                          Delaware                           100%
--------------------------------------------------------- ------------------------- ------------------------
Briggs Equipment Trust                                    Delaware                           100%
--------------------------------------------------------- ------------------------- ------------------------
Briggs Equipment Mexico, Inc.                             Delaware                           100%
--------------------------------------------------------- ------------------------- ------------------------
Montecargas Yale de Mexico S. A. de C.V. (YALESA)         Mexico                             100%
--------------------------------------------------------- ------------------------- ------------------------
Briggs Equipment S.A. de C.V. (BESA)                      Mexico                             100%
--------------------------------------------------------- ------------------------- ------------------------
Briggs Construction Equipment, Inc.                       Delaware                           100%
--------------------------------------------------------- ------------------------- ------------------------
Crestpark LP, Inc.                                        Delaware                           100%
--------------------------------------------------------- ------------------------- ------------------------
Crestpark Holding, Inc.                                   Delaware                           100%
--------------------------------------------------------- ------------------------- ------------------------
Sammons Venture Properties, Inc.                          Delaware                           100%
--------------------------------------------------------- ------------------------- ------------------------
Sammons Realty Corporation                                Delaware                           100%
--------------------------------------------------------- ------------------------- ------------------------
Sammons Legacy Venture GP, Inc.                           Delaware                           100%
--------------------------------------------------------- ------------------------- ------------------------
Sammons Legacy Venture LP, Inc.                           Delaware                           100%
--------------------------------------------------------- ------------------------- ------------------------
Sammons Income Properties, Inc.                           Delaware                           100%
--------------------------------------------------------- ------------------------- ------------------------
Sammons Eiger Venture, Inc.                               Delaware                           100%
--------------------------------------------------------- ------------------------- ------------------------
GBH Venture Co. , Inc.                                    Delaware                           100%
--------------------------------------------------------- ------------------------- ------------------------
Grand Bahama Hotel Co.                                    Delaware                           100%
--------------------------------------------------------- ------------------------- ------------------------
Jack Tar Grand Bahama Limited                             Bahamas                            100%
--------------------------------------------------------- ------------------------- ------------------------
The Grove Park Inn Resort, Inc.                           Delaware                           100%
--------------------------------------------------------- ------------------------- ------------------------
Adventure Tours USA, Inc.  - changed name to Sammons
Tours, Inc. 6-18-01.
Santo Tours and Travel, Inc. - change their name to       Delaware                           100%
Sammons Tours New York 2002.  Merged with Sammons
Tours, Inc. 12/31/2002.
--------------------------------------------------------- ------------------------- ------------------------
Sammons Securities, Inc.                                  Delaware                           100%
--------------------------------------------------------- ------------------------- ------------------------
Sammons Securities Company, LLC.                          Delaware                            50%
--------------------------------------------------------- ------------------------- ------------------------
Herakles Investments, Inc.                                Delaware                           100%
--------------------------------------------------------- ------------------------- ------------------------
Sponsor Investments, LLC.                                 Texas                               75%
--------------------------------------------------------- ------------------------- ------------------------

Item 27. Number of Contract Owners No contracts have been sold.

Item 28. Indemnification

Midland National Life Insurance Company indemnifies actions against all officers, directors, and employees to the full extent permitted by Iowa law. This includes any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative. Such indemnification includes expenses, judgments, fines, and amounts paid in settlement of such actions, suits, or proceedings.

Item 29a. Relationship of Principal Underwriter to Other Investment Companies

In addition to Midland National Life Separate Account C, Sammons Securities Company LLC, the principal underwriter of the Registrant, is also the principal underwriter for flexible premium variable life insurance policies issued through Midland National Life Separate Account A and North American Separate Account VUL I and flexible premium variable annuity contracts issued through North American Separate Account VAI.

Item 29b. Principal Underwriters

The directors and principal officers of Sammons Securities Company LLC are as follows:

------------------------------------ -------------------------------------
Name and Principal                   Positions and Offices with
Business Address*                    Sammons Securities Corporation
------------------------------------ -------------------------------------
Steve Palmitier                      President
One Midland Plaza,
Sioux Falls, SD 57193-9991
------------------------------------ -------------------------------------
Jerome S. Rydell                     Chairman
------------------------------------ -------------------------------------
Michael Masterson                    Vice-Chairman
525 West Van Buren
Chicago, IL  60607
------------------------------------ -------------------------------------
Michael J. Brooks                    Vice-President
--------------------------------------------- ----------------------------

* Unless otherwise indicated, the address of each executive officer of Sammons Securities Company LLC is: 4261 Park Road, Ann Arbor MI 48103.

Item 29c. Compensation of Principal Underwriters


The following commissions and other compensation were received by each principal underwriter, directly or indirectly, from the Registrant with respect to these Contracts (File No. 333-108437) during the Registrant's last fiscal year:


--------------------------- ------------------------ ----------------------- -------------------- --------------------
           (1)                        (2)                     (3)                    (4)                  (5)
                               Net Underwriting
     Name of Principal           Discounts and          Compensation on           Brokerage             Other
       Underwriter                Commissions              Redemption            Commissions         Compensation
--------------------------- ------------------------ ----------------------- -------------------- --------------------
    Sammons Securities                $0                       0                      0                    0
       Company, LLC
--------------------------- ------------------------ ----------------------- -------------------- --------------------

Item 30. Location of Accounts and Records

The records required to be maintained by Section 31(a) of the Investment Company Act of 1940 and Rules 31a-1 to 31a-3 promulgated thereunder, are maintained by Midland National Life Insurance Company at 4601 Westown Parkway, Suite 300, West Des Moines, IA 50266 and 525 West Van Buren, Chicago, IL 60607.

Item 31. Management Services

No management related services are provided to the Registrant, except as discussed in Parts A and B.

Item 32. Undertakings and Representations

(a) A post-effective amendment to this registration statement will be filed as frequently as is necessary to ensure that the audited financial statement in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted.

(b) Any application to purchase a contract offered by the prospectus will include a space that an applicant can check to request a Statement of Additional Information.

(c) Any Statement of Additional Information and any financial statements required to be made available under this form will be delivered promptly upon written or oral request.

(d) Midland National Life Insurance Company represents that all fees and charges deducted under the contract in the aggregate are reasonable in relation to the services rendered, the expenses expected to be incurred and the risk assumed by Midland National Life Insurance Company.

Section 403(b) Representation

Registrant represents that it is relying on a no-action letter dated November 28, 1988, to the American Council of Life Insurance (Ref. No. IP-6-88), regarding sections 22(e), 27(c)(1), and 27(d) of the Investment Company Act of 1940, in connection with redeemability restrictions on Section 403(b) Contracts, and that paragraphs numbered (1) through (4) of that letter will be complied with.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant, Midland National Life Separate Account C has duly caused this Pre-effective Amendment to the Registration Statementto be signed on its behalf by the undersigned thereunto duly authorized, and its seal to be hereunto affixed and attested, all in Chicago, Illinois this 21st day of November, 2003.


                                                    MIDLAND NATIONAL LIFE
                                                    SEPARATE ACCOUNT C (REGISTRANT)

Attest:  /s/                                        By: /s/*
        -------------------------------------           ------------------------------------
                                                         MICHAEL M. MASTERSON
                                                          Chairman of the Board

                                                    By:  MIDLAND NATIONAL LIFE
                                                         NSURANCE COMPANY (DEPOSITOR)


Attest:  /s/                                        By: /s/*
        -------------------------------------           ------------------------------------
                                                         MICHAEL M. MASTERSON
                                                         Chairman of the Board


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the date indicated.


                      Signatures                                 Title                                    Date

/s/  *                                      Chairman of the Board of Directors,                       ____________
------------------------------------        Director, Chief Executive Officer
MICHAEL M. MASTERSON                        (Principal Executive Officer)

/s/  *                                      Senior Vice President, Chief Financial Officer            ____________
------------------------------------        (Principal Financial Officer)
THOMAS M. MEYER

/s/  *                                      Senior Vice President                                     ____________
-----------------------------------
JOHN J. CRAIG, II

/s/  *                                      President, Chief Operating Officer, Director              ____________
-----------------------------------
STEVEN C. PALMITIER

/s/  *                                      Director, Senior Vice President,                          ____________
-----------------------------------         Corporate Actuary
DONALD J. IVERSON

/s/  *                                      Director, Senior Vice President-Legal                     ____________
-----------------------------------
STEPHEN P. HORVAT, JR.

/s/  *                                      Director, Chief Executive Officer, President              ____________
-----------------------------------         of Sammons
ROBERT W. KORBA



*By:  /s/___________________________                                                                   ____________
             Therese M. Michels
              Attorney-in-Fact
          Pursuant to Power of Attorney


                           Registration No. 333-108437


--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

--------------------------------------------------------------------------------



                                    EXHIBITS

                                       TO

                                    FORM N-4

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                       FOR

                    MINDLAND NAITONAL LIFE SEPARATE ACCOUNT C

                                       AND

                     MIDLAND NATIONAL LIFE INSURANCE COMPANY



--------------------------------------------------------------------------------

                                  EXHIBIT INDEX

--------------------------- ------------------------------------------------------------------------------------------
Item                        Exhibit
--------------------------- ------------------------------------------------------------------------------------------

24(b)(4)(c)                 Form of Annuitization Bonus Rider

--------------------------- ------------------------------------------------------------------------------------------

24(b)(4)(d)                 Form of Waiver of Surrender Charge for Nursing Home Confinement Rider

--------------------------- ------------------------------------------------------------------------------------------

24(b)(9)                    Opinion and Consent of Counsel

--------------------------- ------------------------------------------------------------------------------------------

24(b)(10)(a)                Consent of Counsel

--------------------------- ------------------------------------------------------------------------------------------

24(b)(10)(b)                Consent of Independent Auditors

--------------------------- ------------------------------------------------------------------------------------------
24(b)(14)                   Power of Attorney
--------------------------- ------------------------------------------------------------------------------------------

                     MIDLAND NATIONAL LIFE INSURANCE COMPANY
                                ANNUITY DIVISION
                         4601 Westown Parkway Suite 300
                           West Des Moines, Iowa 50266

                            ANNUITIZATION BONUS RIDER

         This Rider forms a part of the Annuity Contract to which it is attached and is effective upon issuance. In the case of a conflict with any provision in the Contract, the provisions of this Rider will control. It is issued in consideration of Your application and the premium payment.

         BENEFIT

When You annuitize Your contract, We will credit Your accumulation value with an additional percentage based on the pay-out option You choose as follows:

o A [4%] annuitization bonus will be credited on any payout option available under this contract that guarantees payment for ten or more years.

o A [2%] annuitization bonus will be credited on all other payout options available under this contract with the exception of Income for a Specified Amount for a period of less than 5 years. If this option is chosen and results in a payout period of less than 5 years, no bonus will be paid.

TERMINATION

This Rider terminates on the earliest of:

a.   when the Contract to which it is attached terminates;

b.   on the Maturity Date; or

c. upon full surrender of the Contract or death of the Owner or Annuitant, where the Beneficiary does not continue the Contract under Spousal Continuance.

Once terminated, this Rider may not be reinstated.

/s/                                    /s/
-----------------------------------------------------------------------------
  Steve Palmitier                      Stephen Horvat
  President                            Secretary

                     MIDLAND NATIONAL LIFE INSURANCE COMPANY
                                ANNUITY DIVISION
                         4601 Westown Parkway Suite 300
                           West Des Moines, Iowa 50266

                   MIDLAND ADVANTAGE NURSING HOME CONFINEMENT
                        WAIVER OF SURRENDER CHARGE RIDER

         This Rider is a part of the Base Annuity. It is subject to all of the provisions of the Base Annuity unless We state otherwise. The Rider(s), Base Annuity, any Endorsements and Amendments make up the entire annuity.

DEFINITIONS - The following are key words used in this Rider. They are important in describing both Your rights and Ours. When they are used, they are capitalized. As You read this Rider, refer back to these definitions.

          Base Annuity - The individual annuity contract or group certificate to which this Rider is attached.

          Covered Individual - The Annuitant(s) shown on the Specifications page, are the person(s) covered by this Rider.

          Effective Date - This Rider is effective on the Issue Date shown on the Specifications page.

          Immediate Family - The Owner's or Annuitant's spouse, children, parents, grandparents, siblings or corresponding in-laws.

          Medically Necessary - Confinement, care or treatment which is appropriate and consistent with the diagnosis in accord with the accepted standards or practice, and which could not have been omitted without adversely affecting the Covered Individual's condition.

          Physician - A licensed medical doctor (M.D.) or a licensed doctor of osteopathy (D.O.) operating within the scope of his or her license. Physician does not include the Covered Individual or a member of the Covered Individual's immediate family.

RIDER BENEFIT

We will increase the penalty-free withdrawal amount allowed under the Base Annuity, by 10% of the net premium if:

     1. The Covered Individual is confined to a Qualified Nursing Care Center for a period of at least 90 days;

     2.   Such confinement is Medically Necessary;

     3. Confinement begins at least one year after the Effective Date of the Rider; and

     4.   We receive proof of confinement acceptable to Us.

NOTE: If there are Joint Annuitants, You may exercise this Rider once, for either the first or second Annuitant to become confined to a Qualified Nursing Care Center, but not both. All other limitations under the Base Annuity apply.



QUALIFIED NURSING CARE CENTERS - Are long term care centers that are operated according to the laws of their location. These centers do not include any place owned or operated by a member of the Annuitant's or Owner's Immediate Family. See the definitions below.

Skilled Nursing Center - means a center:

     1.   That provides skilled nursing care supervised by a licensed Physician;

     2. That provides 24-hour-a-day nursing care by, or supervised by, an R.N.; and

     3.   That keeps a daily medical record of each patient.

Intermediate Care Center - means a center:

     1. That provides 24-hour-a-day nursing care by, or supervised by, an R.N. or an L.P.N.; and

     2.   That keeps a daily medical record of each patient.

Hospital - means a center:

     1. That operates for the care and treatment of sick or injured persons as inpatients;

     2. That provides 24-hour-a-day nursing care by, or supervised by, an R.N.;

     3.   That is supervised by a staff of licensed Physicians; and

     4. That has medical, diagnostic and major surgical capabilities or access to such capabilities.

Qualified Nursing Care Centers Do Not Include:

     1.   Drug or alcohol treatment centers; or

     2. Homes for the aged or mentally ill, community living centers, or places that primarily provide domiciliary, residency or retirement care.

CONSIDERATION - This Rider is issued in consideration of the application and payment of the initial premium for the Base Annuity. There is no additional cost associated with this Rider.

TERMINATION - This Rider will terminate immediately upon the earliest of:

     1.   Exercising the benefit for a Covered Individual;

     2.   The Base Annuity terminates;

     3.   The Base Annuity matures;

     4. The date we receive Your Written Notice requesting termination of the Rider; or

     5.   The Annuitant dies.*

     *If the Annuitant is the Owner, the beneficiary under the Base Annuity is the Annuitant's spouse, the spouse opts to become the new Owner, and You have not used this Rider, then this Rider will remain in effect under the ownership of the surviving spouse.

                          /s/                          /s/
                           Steve Palmitier             Stephen Horvat
                               President                 Secretary

November 26, 2003



The Board of Directors
Midland National Life Insurance Company
Des Moines, Iowa

Gentlemen:

With reference to the Registration Statement for Midland National Life Separate Account C filed on form N-4 (File number 333-108437 Pre-Effective Amendment 1) with the Securities and Exchange Commission covering flexible premium deferred variable annuity policies, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1. Midland National Life Insurance Company is duly organized and validly existing under the laws of the State of Iowa and has been duly authorized to issue individual flexible premium deferred variable annuity contracts by the Department of Insurance of the State of Iowa.

2. The Midland National Life Insurance Company Separate Account C is a duly authorized and existing separate account established pursuant to the provisions of the Iowa Statutes.

3. The flexible premium deferred variable annuity contracts, when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of Midland National Life Insurance Company.

I hereby consent to the filing of this opinion as an Exhibit to said N-4 Registration Statement.

Sincerely,



/s/Stephen P. Horvat, Jr.


Stephen P. Horvat, Jr.
Senior Vice President, Secretary and General Counsel

                 November 25, 2003



Midland National Life Insurance Company
One Midland Plaza
Sioux Falls, SD  57193

       RE:      Advantage II Variable Annuity
                Form N-4, File No. 333-108437

Gentlemen:

We hereby consent to the reference to our name under the caption "Legal Matters" in the Statement of Additional Information filed as part of the Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4 filed by Midland National Life Separate Account C for certain variable annuity contracts (File No. 333-108437). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                           Very truly yours,

                           SUTHERLAND ASBILL & BRENNAN LLP



                           By:      /s/ Frederick R. Bellamy
                                   Frederick R. Bellamy

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in Pre - effective Amendment No. 1 to this Registration Statement of Midland National Life Separate Account C on Form N-4 (File No. 333-108437) of our reports dated March 11, 2003 on our audits of the financial statements of Midland National Life Separate Account C and the financial statements of Midland National Life Insurance Company, respectively, which appear in such Registration Statement. We also consent to the reference of our firm under the caption "Financial Statements" and "Experts" in such Registration Statement.


                           PRICEWATERHOUSECOOPERS LLP

Minneapolis, Minnesota
November 25, 2003

                                POWER OF ATTORNEY

The undersigned directors and officers of Midland National Life Insurance Company, an Iowa corporation (the "Company"), hereby constitute and appoint Stephen P. Horvat Jr., and Therese M. Michels, and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution to each, for him and on his behalf and in his name, place and stead, to execute and file any of the documents referred to below relating to registrations under the Securities Act of 1933 and under the Investment Company Act of 1940 with respect to any life insurance or annuity policies: registration statements on any form or forms under the Securities Act of 1933 and under the Investment Company Act of 1940, and any and all amendments and supplements thereto, with all exhibits and all instruments necessary or appropriate in connection therewith, each of said attorneys-in-fact and agents and him or their substitutes being empowered to act with or without the others or other, and to have full power and authority to do or cause to be done in the name and on behalf of the undersigned each and every act and thing requisite and necessary or appropriate with respect thereto to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may do or cause to be done by virtue thereof.

         IN WITNESS WHEREOF, the undersigned has hereunto set his hand, this _____day of ________________ 2003.

SIGNATURE                           DATE                      SIGNATURE                          DATE

/s/                                 1/8/03                    /s/                                1/7/03
----------------------------------- ------                    ---------------------------------- ------
Michael M. Masterson                                          John J. Craig II



/s/                                 1/703                     /s/                                1/7/03
----------------------------------- -----                     ---------------------------------- ------
Steven C. Palmitier                                           Donald J. Iverson



/s/                                 1/7/03                    /s/                                1/7/03
----------------------------------- --------                  ---------------------------------- ------
Stephen P. Horvat, Jr.                                        Thomas M. Meyer



/s/                                 1/8/03
----------------------------------- ------
Robert W. Korba